As filed with the Securities and Exchange Commission on August 3, 2010

Registration No. 333-163612

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________

FORM S-1/A

AMENDMENT NO. 3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________________

IA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4037641
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

101 California Street, Suite 2450

San Francisco, CA 94111

(415) 946-8828

(Address, including zip code, and telephone number, including area code, of principal executive offices)

____________________________________

Brian Hoekstra, Chief Executive Officer

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

(415) 946-8828

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. Mahoney, Esq.

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, AZ 85004-2202

(602) 382-6206

____________________________________

As soon as practicable and from time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting Company)	Accelerated filer ☐ Smaller reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	81,071,071 (1)	$0.016 (3)	$1,297,137	$92.48

(1)

The common stock being registered for resale consists of (i) 428,571 shares of common stock issuable upon exercise of warrants granted to A to B Capital Special Situations Fund LP in a private placement completed on May 15, 2009; (ii) 167,500 shares of common stock sold to Derek Schneideman in a private placement completed on June 10, 2009; (iii) 600,000 shares of common stock sold to AIM Capital Corporation in a private placement completed on November 4, 2009; (iv) 1,500,000 and 750,000 shares of common stock issuable upon exercise of warrants granted to The Sterling Fund on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (v) 500,000 and 250,000 shares of common stock issuable upon exercise of warrants granted to Marc Page on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (vi) 19,883,850 shares of common stock sold to Inter Asset Japan LBO Fund No. 1 in private placements completed on August 2, 2009 and August 17, 2009, respectively; (vii) 4,000,000 shares of common stock issuable under a Services Agreement dated June 8, 2009 with ArqueMax Ventures, LLC, a party controlled by Michael Ning; (viii) 1,000,000 and 1,500,000 shares of common stock issuable upon exercise of warrants granted to Michael Ning in private placements dated April 24, 2008 and May 8, 2008, respectively; (ix) 1,900,000 shares of common stock issuable upon exercise of warrants granted to ArqueMax Ventures LLC, on July 28, 2008 and amended on April 8, 2009; (x) 3,591,250 shares of common stock issuable upon exercise of performance warrants granted on December 12, 2008 and amended April 1, 2009 and April 8, 2009 to ArqueMax Ventures, LLC for capital-raising services; and (xi) up to 45,000,000 shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated September 29, 2009.

(2)

Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(3)

The registration fee is calculated pursuant to Rule 457(c) of the Securities Act based on the last reported sale price of the registrant’s common stock, $0.01 par value, on August 2, 2010, as reported on the OTCBB.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY, SUBJECT TO COMPLETION, DATED AUGUST 3, 2010.

PROSPECTUS

IA Global, Inc.

81,071,071 Shares of Common Stock

This prospectus covers the resale by the selling security holders named herein of up to 81,071,071 shares of our common stock, $.01 par value per share, including: (i) 428,571 shares of common stock issuable upon exercise of warrants granted to A to B Capital Special Situations Fund LP in a private placement completed on May 15, 2009; (ii) 167,500 shares of common stock sold to Derek Schneideman in a private placement completed on June 10, 2009; (iii) 600,000 shares of common stock sold to AIM Capital Corporation in a private placement completed on November 4, 2009; (iv) 1,500,000 and 750,000 shares of common stock issuable upon exercise of warrants granted to The Sterling Fund on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (v) 500,000 and 250,000 shares of common stock issuable upon exercise of warrants granted to Marc Page on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (vi) 19,883,850 shares of common stock sold to Inter Asset Japan LBO Fund No. 1 in private placements completed on August 2, 2009 and August 17, 2009, respectively; (vii) 4,000,000 shares of common stock issuable under a Services Agreement dated June 8, 2009 with ArqueMax Ventures, LLC, a party controlled by Michael Ning; (viii) 1,000,000 and 1,500,000 shares of common stock issuable upon exercise of warrants granted to Michael Ning in private placements dated April 24, 2008 and May 8, 2008, respectively; (ix) 1,900,000 shares of common stock issuable upon exercise of warrants granted to ArqueMax Ventures LLC, on July 28, 2008 and amended on April 8, 2009; (x) 3,591,250 shares of common stock issuable upon exercise of performance warrants granted on December 12, 2008 and amended April 1, 2009 and April 8, 2009 to ArqueMax Ventures, LLC for capital-raising services; and (xi) up to 45,000,000 shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated September 29, 2009. These securities will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our common stock trades on the OTCBB under the symbol (“IAGI”). On August 2, 2010, the last reported sale price for our common stock as reported on OTCBB was $.016 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 3, 2010.

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary	1

Risk Related to our Business	3

Forward-Looking Statements	8

Use of Proceeds	8

Selling Security Holders	9

Plan of Distribution	10

Legal Matters	11

Experts	11

Business	11

Description of Property	19

Summary Financial Data	19

Management’s Discussion and Analysis of Financial Condition and Results of Operations	20

Legal Proceedings	21

Management	23

Executive Compensation	27

Security Ownership of Certain Beneficial Owners and Management	33

Certain Relationships and Related Party Transactions	35

Description of Securities	35

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	37

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	37

Additional Information	37

Financial Statements	F-1

You may rely only on the information provided or incorporated by reference in this prospectus. Neither we nor the selling security holders have authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of the securities means that the information contained in this prospectus is correct after the date hereof. This prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this prospectus, “IA Global,” “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and our Business

We are a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  We are utilizing our current partnerships to acquire growth businesses in target sectors and markets at discounted prices.  We are actively engaging in discussions with businesses that would benefit from our business acumen and marketing expertise, knowledge of Asian Markets, and technology infrastructure.

Financial Results

During the fiscal year ended March 31, 2010, we had no revenues from continuing operations.

Certain recent developments relating to our efforts to generate additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Acquisition of Car Planner Co. Ltd. (“Car Planner”)

On May 20, 2010, we closed the 100% acquisition of JSK Fund Co. Ltd., which owns 100% of Car Planner, both of which are Japanese companies, from JSK Fund, Inc. Group, a party affiliated with an existing shareholder, RXR Cross Border Investment Un.

Car Planner receives service and commission revenue by selling automotive parts over the Internet to approximately 728 car dealers, gas stations, and car maintenance shops in Japan. Car Planner is expected to expand its Business-to-Business (B to B) model to include Business-to-Consumer (B to C) transactions during fiscal year 2011. Car Planner’s website is www.carplanner.jp.

Car Planner was established in 2006. During the fiscal year ended March 31, 2010, Car Planner recorded sales of $1.5 million and net income of $120,000. Car Planner was acquired for 30,000,000 JPY or approximately $325,000 at the current exchange rate. The acquisition was financed through the issuance of 25,000,000 shares of our common stock valued at $.013 per share.

Acquisition of Johnny Co. Ltd. (“Johnny”)

On June 4, 2010, we closed the 60% acquisition of Johnny from Hynox Corporation, both of which are Japanese companies.

Johnny engages in the distribution and sales of new video gaming hardware such as the Sony PlayStation 3, PSP, Nintendo DS, Wii and XBox 360 along with associated gaming software. Johnny is also engaged in buying used hardware and software and selling refurbished hardware and secondhand software.

Johnny operates seven direct management stores and three franchise stores in the Iwate, Akita and Aomori prefectures in Northern Japan. Mr. Jun Sugiura, founder and CEO, will retain 40% ownership of the company. Johnny’s website is http:// www.fc-johnny.jp and the mobile website is http://www.fc-johnny.jp/mobile.

During the fiscal year ended August 31, 2009, Johnny reported revenues of approximately $6.2 million and net income of approximately $100,000. During the fiscal year ended August 31, 2010, Johnny expects to report revenues of approximately $9.6 million and net income of approximately $250,000 in accordance with JGAAP. The 60% share of Johnny was acquired for 14,000,000 shares of our common stock valued at $.013, or approximately $178,000.

Proposed Acquisition of Zest Corporation Co. Ltd. and Zest Home Co. Ltd. (“Zest”)

On July 12, 2010, we signed a letter of intent to acquire 100% of Zest Corporation Co. Ltd. and Zest Home Co. Ltd., both Japanese companies, from Kansai Trust Co. Ltd. Zest reported revenues of 2.37 billion JPY, or approximately $28 million at current exchange rates, and net income of approximately $115,000 in accordance with JGAAP during the fiscal year ended March 31, 2010.

Zest is engaged in the custom home design and construction business for middle-class families looking for high quality at reasonable prices.  Zest operates out of three locations in Central Japan (Himeji, Tatsuno, and Kakogawa) under an exclusive license from Universal Home Co. Ltd.

Established in 1997, Zest is expected to be acquired for the equivalent of 80,000,000 JPY or approximately $890,000 at the current exchange rate. The acquisition is expected to be financed through the issuance of 33,333,333 shares of IAGI common stock (or the equivalent of 60,000,000 JPY at $0.02 per share), with the balance funded through debt.

The letter of intent is subject to (i) our board’s approval of the acquisition and (ii) agreement to customary terms and conditions, including a prohibition on issuance of new shares, options or warrants by the parties. The acquisition is expected to close by August 31, 2010.

Business Process Outsourcing (“BPO”)

In the Philippines, we acquired 100% of each of Shift Resources, Inc. (“Shift”) on April 10, 2008 and Asia Premier Executive Suites, Inc. (Asia Premier”) on May 27, 2008.  Shift and Asia Premier are multi-service call center operations that have now been merged into a single company operating as Global Hotline Philippines. On June 14, 2010, we outsourced our call center operations and recorded an intangible asset impairment of $793,000 as of March 31, 2010.

Deconsolidation of Global Hotline, Inc. (“Global Hotline or GHI”)

Until recently, we also operated in Japan through our wholly-owned subsidiary, Global Hotline. In May 2009, a dispute arose between GHI and one of its lenders, H Capital, Inc (“H Capital”). The dispute resulted in H Capital claiming ownership of IA Global’s shares in GHI, which had been pledged as collateral for certain loans borrowed by the subsidiary. Although we continue to sue H Capital for damages, on December 8, 2009, we reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, we accounted for Global Hotline as a discontinued operation. Our reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus and in Note 3 of the Financial Statements including in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Risks Affecting Our Business

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 3 of this prospectus.

The Offering

We are registering 81,071,071 shares of our common stock, $.01 par value per share, including: (i) 428,571 shares of common stock issuable upon exercise of warrants granted to A to B Capital Special Situations Fund LP in a private placement completed on May 15, 2009; (ii) 167,500 shares of common stock sold to Derek Schneideman in a private placement completed on June 10, 2009; (iii) 600,000 shares of common stock sold to AIM Capital Corporation in a private placement completed on November 4, 2009; (iv) 1,500,000 and 750,000 shares of common stock issuable upon exercise of warrants granted to The Sterling Fund on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (v) 500,000 and 250,000 shares of common stock issuable upon exercise of warrants granted to Marc Page on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (vi) 19,883,850 shares of common stock sold to Inter Asset Japan LBO Fund No. 1 in private placements completed on August 2, 2009 and August 17, 2009, respectively; (vii) 4,000,000 shares of common stock issuable under a Services Agreement dated June 8, 2009 with ArqueMax Ventures, LLC, a party controlled by Michael Ning; (viii) 1,000,000 and 1,500,000 shares of common stock issuable upon exercise of warrants granted to Michael Ning in private placements dated April 24, 2008 and May 8, 2008, respectively; (ix) 1,900,000 shares of common stock issuable upon exercise of warrants granted to ArqueMax Ventures LLC, on July 28, 2008 and amended on April 8, 2009; (x) 3,591,250 shares of common stock issuable upon exercise of performance warrants granted on December 12, 2008 and amended April 1, 2009 and April 8, 2009 to ArqueMax Ventures, LLC for capital-raising services; and (xi) up to 45,000,000 shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated September 29, 2009. Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

Corporate Information

We were incorporated in Delaware on November 12, 1998. The Company’s executive offices are located at 101 California Street, Suite 2450, San Francisco, CA 94111, with its operating units being located primarily in the Pacific Rim region. The Company’s telephone number is (415) 946-8828 and its principal website address is located at www.iaglobalinc.com. The information on our website is not incorporated as a part of this prospectus.

The Company’s Common Stock

Our common stock currently trades on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “IAGI.”

RISK FACTORS

An investment in the Company’s Common Stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in shares of the Company’s Common Stock. The most significant risks and uncertainties known and identified by the Company’s management are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should acquire shares of our Common Stock only if you can afford to lose your entire investment. We make various statements in this section that constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements” beginning on page 8 of this prospectus.

The Company could be exposed to legal claims, and the outcome of any disputes resulting from such claims could adversely affect the Company’s financial condition or results of operations.

There are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations. We continue to work with various vendors and former employees on past due liabilities.

Potential Legal Proceeding - Global Hotline

As has been previously disclosed, we pledged our shares of our Global Hotline Japanese subsidiary as collateral for certain loans borrowed from H Capital, an unlicensed Japanese lender, for such subsidiary. On May 26, 2009, Global Hotline and IA Global received notices from H Capital demanding repayment of the loans. On May 27, 2009, Global Hotline and SG Telecom did not repay the loans as requested by H Capital. On June 2, 2009, H Capital submitted documents claiming ownership of our 600 shares of Global Hotline. Global Hotline’s management previously provided our stock certificates to H Capital in March 2009.

Although we engaged Japanese corporate counsel to sue H Capital for damages, the aforementioned events have resulted in IA Global losing control over the day-to-day management and operations of Global Hotline. In addition, we did not have access to the financial records of Global Hotline that are necessary to periodically report our financial position and results of operations as a consolidated subsidiary of IA Global.

On December 8, 2009, we reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, we accounted for Global Hotline as a discontinued operation. Our reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus and in Note 3 of the Financial Statements including in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Concurrent with our deconsolidation of Global Hotline, management has determined, in conjunction with legal counsel, that any obligations that may arise from Global Hotline, that existed prior or subsequent to our decision to deconsolidate are not our obligations.

Prior to December 8, 2009 Global Hotline had significant liabilities to Japanese banks in excess of approximately $12,000,000. These loans were unsecured and personally guaranteed by either the CEO or CFO of Global Hotline. In addition to theses bank loans, Global Hotline had payroll, social insurance and other tax liabilities of approximately 800,000,000 Yen, or approximately $9.0 million at current exchange rates, as of September 30, 2009.  Portions of the payroll, social insurance and other tax liabilities were repaid from cash flow from accounts receivable.

The status of Global Hotlines bank loans and tax liabilities is unknown subsequent to December 8, 2009. In addition, the status of other trade debt, or any debt or obligation of Global Hotline is unknown subsequent to December 8, 2009. In addition to debt, Global Hotline has obligation under various operating leases, the status of which is unknown subsequent to December 8, 2009.

Global Hotline has revenue contracts requiring performance for their various vendors. The status of performance, or any liability for non-performance, is unknown subsequent to December 8, 2009.

With regards to the above referenced liabilities, or potential liabilities of Global Hotline, our management along with our Japanese legal counsel, has determined that we have no legal obligation for these liabilities or potential liabilities. Assertions against us for Global Hotline liabilities, or potential liabilities, might be sustained. The Company intends to defend themselves against any assertions related to liabilities or potential liabilities resulting from Global Hotline prior to or subsequent to December 8, 2009. The Company has not accrued for any liabilities related to Global Hotline as of March 31, 2010.  Global Hotline filed for bankruptcy on February 12, 2010 in accordance with Japanese bankruptcy laws.

On October 7, 2009, we filed a civil claim against H Capital in Tokyo, Japan District Court related to the ownership of Global Hotline. On May 5, 2010, we dropped the original civil claim and filed a new civil claim for damages of $1,000,000 against H Capital and other affiliated parties. The claim has not been reviewed by the Tokyo, Japan District Court. Management, based on their consultation with Japanese legal counsel, is unable to determine the outcome of this dispute with H Capital.

Potential Legal Proceeding – ArqueMax Ventures LLC (“AMV”)

On April 1, 2009, we agreed to issue preferred stock (“IAO Preferred Stock”), at $1,000 per share, to AMV for $317,000 in the Amendment to Share Exchange Agreement. On January 11, 2010, AMV requested that the $317,000 of IAO Preferred Stock be converted into 12,800,000 shares of our common stock. We declined to convert this IAO Preferred Stock.

At AMV’s sole discretion, AMV had the option to (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of our common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Securities Co Ltd (“Taicom”) Stock owned by us on a pro rata basis. The conversion of IAO Preferred Stock intoTaicom Stock was to be automatically triggered in the case of certain events, including delisting from NYSE AMEX Equities Exchange, bankruptcy or insolvency.

On July 17, 2009 and September 28, 2009, AMV notified us that we were in default under clause 3.1 (vi) of the Agreement and as a result did not fund the $60,000 due June 30, 2009, July 15, 2009 and July 31, 2009. However, AMV was late in funding as required by the Agreement.

On November 16, 2009, but effective August 4, 2009, AMV claimed ownership of our shares in Taicom. This resulted in a loss on investment of approximately $2,820,000.

Taicom declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy laws.

We will need additional financing to support our business strategy (which includes acquiring or investing in new businesses) and ongoing operations.

We will need to obtain additional financing in order to continue our current operations, service our debt repayments and acquire businesses. There can be no assurance that we will be able to secure funding, or that if such funding is available, the terms or conditions would be acceptable to us. If the Company is unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

Our recent efforts to generate additional liquidity, including through sales of our common stock, are described in more detail in the financial statement notes set forth in this report.

If we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

Declining general economic, business or industry conditions may cause reduced revenues or profitability.

Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the global economy and expectations of slower global economic growth going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, precipitated a recession. If the economic climate in the U.S. or abroad does not improve from its current condition or continues to deteriorate, our customers or potential customers could reduce or delay their purchases of our products, which would adversely impact our revenues and our ability to manage inventory levels, collect customer receivables and ultimately our profitability.

Volatility and disruption of financial markets could affect our access to credit. The current difficult economic market environment has caused contraction in the availability of credit in the marketplace. This could potentially reduce or eliminate sources of liquidity for the Company.

Our controlling shareholder group has substantial influence over our company.

As of March  31, 2010, IAJ LBO Fund, PBAA Fund Limited, Terra Firma, Inter Asset Japan Co Ltd (“IAJ”), IA Turkey and Hiroki Isobe, (collectively, the “Controlling Shareholders”) collectively held approximately 43.2% of our common stock. These Controlling Shareholders have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Hiroki Isobe controls each of our Controlling Shareholders. As of August 2, 2010, the Controlling Shareholders hold 7.8% of our common stock as a result of the sale of IAGI common shares in private transactions or forfeiture of IAGI common shares related to loan defaults.

IAJ and other large shareholders could cause a change of control of our board of directors if in combination with another large shareholder elects candidates of their choice to the board at a shareholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other shareholders may vote. Further, under Delaware law, IAJ and other large shareholders could have a significant influence over our affairs, if in combination with another large shareholder, including the power to cause, delay or prevent a change in control or sale of the Company, which in turn could adversely affect the market price of our common stock.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock (including pursuant to the equity line of credit transaction that we recently entered into with Ascendiant Capital Group, LLC, which is described in more detail elsewhere in this prospectus) in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of August 2, 2010, there were 358.9 million shares of common stock issued and outstanding. Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)) of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

The market price of our common stock may be volatile.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

•	A bankruptcy filing by the Company,

•

Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, loan, note payable and agreement defaults, loss of our subsidiaries and impairment of assets and our OTCBB Exchange listing,

•	Issuance of convertible or equity securities for general or merger and acquisition purposes,

•	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes,

•	Alleged manipulation of our stock price,

•	Sale of a significant number of our common stock by shareholders,

•	General market and economic conditions,

•	Quarterly variations in our operating results,

•	Defending significant litigation,

•	Investor relation activities,

•	Announcements of technological innovations,

•	New product introductions by us or our competitors,

•	Competitive activities,

•	Additions or departures of key personnel,

•	Issuance of loans to customers or related or affiliated parties, and

•	Foreign exchange gains and losses.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Risks associated with equity line of credit with Ascendiant Capital Group, LLC. (“Ascendiant”)

The Securities Purchase Agreement with Ascendiant will terminate if our common stock is not listed on one of several specified trading markets (which include the OTCBB and Pink Sheets, among others), if we file protection from its creditors or if a Registration Statement on Form S-1 or S-3 is not effective.

If the price or the trading volume of our common stock does not reach certain levels, we will be unable to draw down all or substantially all of our $5,000,000 equity line of credit.

The maximum draw down amount every 11 trading days under our equity line of credit facility is the lesser of $250,000 or 15% of the total trading volume of our common stock for the 10-trading-day period prior to the draw down multiplied by the volume-weighted average price of our common stock for such period. If our stock price and trading volume remain at current levels, we will not be able to draw down all $5,000,000 available under the equity line of credit.

If we not able to draw down all $5,000,000 available under the equity line of credit or if the Securities Purchase Agreement is terminated, we may be forced to curtail the scope of our operations or alter our business plan if other financing is not available to us.

We may incur losses in the future.

We have experienced net losses since inception. There can be no assurance that we will achieve or maintain profitability.

We may undertake acquisitions, mergers, strategic alliances, joint ventures and/or divestitures that could result in financial results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including:

- Use of significant amounts of cash,

- Potentially dilutive issuances of equity securities on potentially unfavorable terms,

- Incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, and

- The possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

- The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:

- Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration,

- Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

- The need to integrate each Company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

- The need to implement controls, procedures and policies appropriate for a public Company that may not have been in place in private companies, prior to acquisition,

- The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration, and

- The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

- Effectively transfer liabilities, contracts, facilities and employees to any purchaser,

- Identify and separate the intellectual property to be divested from the intellectual property that we wish to retain,

- Reduce fixed costs previously associated with the divested assets or business, and

- Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our employment agreements with our Chief Executive Officer and Chief Financial Officer expire September 4, 2010 and August 24, 2010, respectively. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

We have limited insurance coverage.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

We are exposed to fluctuations in foreign currency exchange rates.

The majority of our operations are located in Japan and the Philippines. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen, Philippine Peso and US Dollar would have a material adverse or positive effect on our business, financial condition and results of operations.

We are subject to competitive pressures.

We face competition from entities that provide competing call center operations, including entities that resell telephone and broadband lines and insurance products in the Philippines. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse or positive effect on our business, prospects, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares owned by each of the selling security holders who holder shares of our common stock covered by this prospectus, including: (i) 428,571 shares of common stock issuable upon exercise of warrants granted to A to B Capital Special Situations Fund LP in a private placement completed on May 15, 2009; (ii) 167,500 shares of common stock sold to Derek Schneideman in a private placement completed on June 10, 2009; (iii) 600,000 shares of common stock sold to AIM Capital Corporation in a private placement completed on November 4, 2009; (iv) 1,500,000 and 750,000 shares of common stock issuable upon exercise of warrants granted to The Sterling Fund on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (v) 500,000 and 250,000 shares of common stock issuable upon exercise of warrants granted to Marc Page on February 3, 2009 and May 21, 2009, respectively, in connection with the sale of the Company’s common stock; (vi) 19,883,750 shares of common stock sold to Inter Asset Japan LBO Fund No. 1 in private placements completed on August 2, 2009 and August 17, 2009, respectively; (vii) 4,000,000 shares of common stock issuable under a Services Agreement dated June 8, 2009 with ArqueMax Ventures, LLC, a party controlled by Michael Ning; (viii) 1,000,000 and 1,500,000 shares of common stock issuable upon exercise of warrants granted to Michael Ning in private placements dated April 24, 2008 and May 8, 2008, respectively; (ix) 1,900,000 shares of common stock issuable upon exercise of warrants granted to ArqueMax Ventures LLC, on July 28, 2008 and amended on April 8, 2009; (x) 3,591,250 shares of common stock issuable upon exercise of performance warrants granted on December 12, 2008 and amended April 1, 2009 and April 8, 2009 to ArqueMax Ventures, LLC for capital-raising services; and (xi) up to 45,000,000 shares of common stock to be sold to Ascendiant Capital Group, LLC under a Securities Purchase Agreement dated September 29, 2009, pursuant to which we agreed to register for resale the shares to be issued to such entity from time to time.

We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock, or interests therein, from time to time. The selling security holders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The selling security holders may decide to sell all, some, or none of the securities listed below. We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the section of this prospectus entitled “Certain Relationships and Related Party Transactions” beginning on page 35, no selling security holder has had any material relationship with us or our affiliates during the last three years. No selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder as of August 2, 2010. Column C lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of class beneficially owned, based on 358,928,010 shares of common stock outstanding on August 2, 2010.

Name of Selling Shareholder (A)	Securities Beneficially Owned Prior to Offering (B)	Securities Being Offering (C)	Securities Beneficially Owned After Offering (D)	% Beneficial Ownership After Offering (E)
A to B Capital Special Situations Fund LP	8,206,071	428,571	7,777,500	2.2%
Derek Schneideman	5,609,670	167,500	5,442,170	1.5%
AIM Capital Corporation	600,000	600,000	—	0%
Michael Ning/ ArqueMax Ventures LLC	14,586,444	11,991,250	2,594,794	*
The Sterling Group	14,450,000	2,250,000	12,200,000	3.4%
Marc Page	—	750,000	—	0%
Inter Asset Japan LBO No. 1 Fund	28,131,633	19,883,750	8,247,883	2.3%
Ascendiant Capital Group LLC	—	45,000,000	—	0%
	71,583,418	81,071,071	36,262,347

* Less than 1%.

PLAN OF DISTRIBUTION

Each of the selling security holders named above any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Certain Agreements with Ascendiant Capital Group, LLC

Ascendiant Capital Group, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales by such selling security holder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Ascendiant Capital Group, LLC has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify Ascendiant Capital Group, LLC against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Ascendiant Capital Group, LLC is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by Ascendiant Capital Group, LLC.

As it pertains to shares held by Ascendiant Capital Group, LLC , we agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by Ascendiant Capital Group, LLC without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, Ascendiant Capital Group, LLC will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to Ascendiant Capital Group, LLC and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Snell & Wilmer L.L.P. has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus.

EXPERTS

The financial statements incorporated in this prospectus, and by reference to our Annual Reports on Form 10-K for the fiscal year ended March 31, 2010 and 2009, for the transition period the three months ended March 31, 2008 and the fiscal year ended December 31, 2007, have been so incorporated in reliance on the report of Sherb & Co., LLP, the Company’s independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

BUSINESS

The Company and our Business

We are a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  We are utilizing our current partnerships to acquire growth businesses in target sectors and markets at discounted prices.  We are actively engaging in discussions with businesses that would benefit from our business acumen and marketing expertise, knowledge of Asian Markets, and technology infrastructure.

Financial Results

During the year ended March 31, 2010 and 2009, we had no revenues from continuing operations.

Certain recent developments relating to our efforts to generate additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this report.

On May 20, 2010, we closed the 100% acquisition of JSK Fund Co. Ltd., which owns 100% of Car Planner, both of which are Japanese companies, from JSK Fund, Inc. Group, a party affiliated with an existing shareholder, RXR Cross Border Investment Un.

Car Planner receives service and commission revenue by selling automotive parts over the Internet to approximately 728 car dealers, gas stations, and car maintenance shops in Japan. Car Planner is expected to expand its Business-to-Business (B to B) model to include Business-to-Consumer (B to C) transactions during fiscal year 2011. Car Planner’s website is www.carplanner.jp.

Car Planner was established in 2006. During the fiscal year ended March 31, 2010, Car Planner recorded sales of $1.5 million and net income of $120,000. Car Planner was acquired for 30,000,000 JPY or approximately $325,000 at the current exchange rate. The acquisition was financed through the issuance of 25,000,000 shares of our common stock valued at $.013 per share.

Acquisition of Johnny Co. Ltd.

On June 4, 2010, we closed the 60% acquisition of Johnny from Hynox Corporation, both of which are Japanese companies.

Johnny engages in the distribution and sales of new video gaming hardware such as the Sony PlayStation 3, PSP, Nintendo DS, Wii and XBox 360 along with associated gaming software. Johnny is also engaged in buying used hardware and software and selling refurbished hardware and secondhand software.

Johnny operates seven direct management stores and three franchise stores in the Iwate, Akita and Aomori prefectures in Northern Japan. Mr. Jun Sugiura, founder and CEO, will retain 40% ownership of the company. Johnny’s website is http:// www.fc-johnny.jp and the mobile website is http://www.fc-johnny.jp/mobile.

During the fiscal year ended August 31, 2009, Johnny reported revenues of approximately $6.2 million and net income of approximately $100,000. During the fiscal year ended August 31, 2010, Johnny expects to report revenues of approximately $9.6 million and net income of approximately $250,000 in accordance with JGAAP. The 60% share of Johnny was acquired for 14,000,000 shares of our common stock valued at $.013, or approximately $178,000.

Proposed Acquisition of Zest Corporation Co. Ltd. and Zest Home Co. Ltd.

On July 12, 2010, we signed a letter of intent to acquire 100% of Zest Corporation Co. Ltd. and Zest Home Co. Ltd., both Japanese companies, from Kansai Trust Co. Ltd. Zest reported revenues of 2.37 billion JPY, or approximately $28 million at current exchange rates, and net income of approximately $115,000 in accordance with JGAAP during the fiscal year ended March 31, 2010.

Zest is engaged in the custom home design and construction business for middle-class families looking for high quality at reasonable prices.  Zest operates out of three locations in Central Japan (Himeji, Tatsuno, and Kakogawa) under an exclusive license from Universal Home Co. Ltd.

Established in 1997, Zest is expected to be acquired for the equivalent of 80,000,000 JPY or approximately $890,000 at the current exchange rate. The acquisition is expected to be financed through the issuance of 33,333,333 shares of IAGI common stock (or the equivalent of 60,000,000 JPY at $0.02 per share), with the balance funded through debt.

The letter of intent is subject to (i) our board’s approval of the acquisition and (ii) agreement to customary terms and conditions, including a prohibition on issuance of new shares, options or warrants by the parties. The acquisition is expected to close by August 31, 2010.

Business Process Outsourcing

In the Philippines, we acquired 100% of each of Shift on April 10, 2008 and Asia Premier on May 27, 2008.  Shift and Asia Premier are multi-service call center operations that have now been merged into a single company operating as Global Hotline Philippines. On June 14, 2010, we outsourced our call center operations and recorded an intangible asset impairment of $793,000 as of March 31, 2010.

Deconsolidation of Global Hotline, Inc.

Until recently, we also operated in Japan through our wholly-owned subsidiary, Global Hotline. In May 2009, a dispute arose between GHI and one of its lenders, H Capital, Inc (“H Capital”). The dispute resulted in H Capital claiming ownership of IA Global’s shares in GHI, which had been pledged as collateral for certain loans borrowed by the subsidiary. Although we continue to sue H Capital for damages, on December 8, 2009, we reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, we accounted for Global Hotline as a discontinued operation. Our reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus and in Note 3 of the Financial Statements including in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Subscription Agreements

On May 12, 2009, the Company issued warrants for a total of 428,571 shares of common stock to A to B Capital Special Situations Fund LP related to the common stock they purchased on May 12, 2009. The warrants are exercisable at $.07 per share, above the market price on May 12, 2009, and expire on May 14, 2012.

On June 10, 2009, the Company sold 167,500 shares of common stock to Derek Schneideman, its Chief Executive Officer, for $10,050 or $0.06 per share, the closing price on June 10, 2009, the date the subscription agreement was signed.

On November 4, 2009, the Company sold 600,000 shares of common stock to AIM Capital Corporation for $24,000 or $0.04 per share, the closing price on November 4, 2009, the date the subscription agreement was signed.

The shares of common stock and warrants were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

Other Agreements

On February 3, 2009, the Company issued 750,000 warrants to acquire shares of common stock to the Sterling Group, Inc. for in connection with the sale of the Company’s common stock. The warrants are exercisable at $.05 per share and expire on February 2, 2012. On February 3, 2009, the Company issued 750,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on February 2, 2012. If registered, the warrants maybe called by the Company if the share price closes above $.20 for five days.

On May 21, 2009, the Company issued 750,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on May 20, 2012. If registered, the warrants may be called by the Company if the share price closes above $.20 for five days.

On February 3, 2009, the Company issued 250,000 warrants to acquire shares of common stock to Marc Page in connection with the sale of the Company’s common stock. The warrants are exercisable at $.05 per share and expire on February 2, 2012. On February 3, 2009, the Company issued 250,000 performance warrants to acquire shares of common stock to Marc Page in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on February 2, 2012.

On May 21, 2009, the Company issued 250,000 performance warrants to acquire shares of common stock to Marc Page in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on May 20, 2012.

The common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

Private Placement with Inter Asset Japan LBO No 1 Fund

On August 2, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 1”) with Inter Asset Japan LBO No 1 Fund, an existing shareholder of the Company (the “Shareholder”). Under the terms of the Agreement 1, the Company agreed to issue and sell to the Shareholder 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for an aggregate purchase price of $60,000, or $0.04 per share (the “Purchase Price”). The Company issued and sold the Shares to the Shareholder in reliance on the exemption from the registration requirements set forth in the Securities Act provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under the Securities Act.

Agreement 1 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the Shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 1 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions). Finally, the Shareholder has the right to demand that the Company redeem all or any portion of the Shares at any time on or after October 31, 2009, for a redemption price equal to the greater of the Purchase Price or the listed market price for the Company’s common stock as of the redemption date.

On August 17, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 2”) with the Shareholder. Under the terms of Agreement 2, the Company agreed to issue and sell to the Shareholder 5,000,000 shares of our common stock for an aggregate purchase price of $200,000, or $0.04 per share.

Also under the terms of the Agreement, the Shareholder has committed to purchase, and the Company agreed to issue and sell to the Shareholder, additional shares of the Company’s common stock in accordance with the following schedule:

•	2,500,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$100,000 on or before September 4, 2009.

•	1,250,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$50,000 on or before September 18, 2009.

•	50,000,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000 on or before November 10, 2009.

The Shareholder’s obligation to purchase the foregoing shares by the date specified is conditioned upon the representations and warranties of the Company contained in Agreement 2 being accurate as of the date of such closing.

Finally, the Shareholder had the option, but did not purchase on or before December 31, 2009, an additional 50,000,000 shares of Common Stock at a purchase price of US$.04 per share, or an aggregate price of $2,000,000.

On November 4, 2009, the Company entered into an Amendment (“Amendment 1”) to Agreement 2 with the Shareholder. Under the terms of Amendment 1, the Shareholder agreed to not acquire in excess of 19.9% of the Company’s outstanding stock prior to the Annual Stockholder Meeting held on December 18, 2009.

On January 26, 2010, the Company received a $250,000 funding commitment under an Amendment to Agreement 2 (“Amendment 2”) with the Shareholder. Under the terms of the Amendment 2, the Company agreed to issue and sell to the Investor 6,250,000 shares of the Company’s common stock for an aggregate purchase price of $250,000, or $0.04 per share.

The Shareholder had the option, but not purchase, on or before March 31, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

Finally, the Shareholder had the option, but did not purchase, on or before April 30, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000, as long as $500,000 has been funded by February 28, 2010.

On April 16, 2010, the Company signed an Amendment to Agreement 2 (“Amendment 3”) with the Shareholder. Under the terms of Amendment 3, the Company sold to the Shareholder in total 18,383,750 shares of Common Stock for $735,350. In addition, the parties agreed to terminate Agreement 2 and the Amendment 2 dated January 26, 2010.

The Shareholder had the option, but did not purchase, on or before March 31, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

The Shareholder had the option, but did not purchase, on or before April 30, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

On April 16, 2010, the Company signed an Amendment to Escrow Agreement (“Escrow Agreement”) with Inter Asset Japan LBO No.1 Fund, Beseto Partners Incorporation Committee and M&A Japan Inc. The parties agreed to terminate the Escrow Agreement dated December 18, 2009. The Company agreed to return 200 million Yen or approximately $2.2 million in exchange for not issuing 55,969,633 shares of IAGI common stock. The Korean Venture Capital Fund was not successfully formed.

The Company issued and sold the shares of common stock to the Shareholder in Agreement 2 in reliance on the exemption from the registration requirements set forth in the Securities Act provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under the Securities Act.

Agreement 2 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 2 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions).

Under the terms of Agreement 1 and 2 and related Amendments with the Shareholder, as of August 2, 2010 and after the termination of the Escrow Agreement, the Company sold to the Shareholder 19,883,750 shares at a purchase price of $.04 per share, or an aggregate price of $795,350.

Transactions with Michael Ning/ ArqueMax Ventures, LLC

The Company is registering the following transactions in this Form S-1/A2 because it is not S-3 eligible.

Warrants under April 24, 2008 and May 8, 2008 Private Placement

On April 24, 2008 and May 8, 2008, the Company sold 1,000,000 and 1,500,000, shares of our common stock, respectively, to Michael Ning for $200,000 and $300,000, respectively, or $.20 per share. In connection with the purchase of the common stock, on May 8, 2008, the Company issued warrants for the purchase of 1,000,000 and 1,500,000 for shares of common stock to Mr. Ning. The warrants are exercisable at $.20 per share and expire on May 7, 2013. The Company agreed to register the shares and warrants within two months after approval by NYSE AMEX market. The shares of common stock were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

Additional Warrants under April 24, 2008 and May 8, 2008 Private Placement

On July 28, 2008, the Company issued warrants for a total of 1,900,000 shares of common stock to Mr. Ning related to the common stock he purchased on April 24, 2008 and May 8, 2008. The warrants are exercisable at $.17 per share and expire on July 27, 2013.

April 1, 2009 Form of Performance Warrant

On April 1, 2009, the Company amended the Form of Performance Warrant with AMV that was signed on December 12, 2008 (“Amended Warrant”). The Amended Warrant reduced the number of shares of common stock that AMV could receive upon the closing of financings to 3,591,250 from 32,500,000 common shares. The Company agreed to register the common stock issuable upon the exercise of the Amended Warrant with NYSE AMEX and file a registration statement on Form S-3 within sixty days of approval by NYSE AMEX. The Amended Warrant was issued to an accredited investor in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

June 8, 2009 Services Agreement

On June 8, 2009, the Company entered into a Services Agreement (“Agreement”) with AMV. Pursuant to this agreement, AMV was to provide funding to the Company of $300,000 in exchange for IA Global Convertible Senior Debentures (“Debentures”) that carry a 12% interest rate and are due December 8, 2009. The Debentures are convertible into 10,000,000 shares of IAO Common Stock at $0.030 per share upon issuance. In the event Company is not able to pay back the principal amount plus accrued interest by December 8, 2009, AMV shall have the right to convert such Debenture into (1) the proportionate number of collateralized IAO Common Shares, or (2) exchange 940,121 shares of Taicom Preferred Class B stock owned by the Company pro-rata. The $300,000 in funding will be paid in five tranches that are independent of each other and that payment or non-payment of one or more tranches is not dependent on the payment or non-payment of any one or more of the other tranches.

On October 30, 2009, the Company agreed to issue 4,000,000 shares based on the $120,000 in funding under this Agreement.

Equity Line of Credit Transaction with Ascendiant Capital Group, LLC

On September 29, 2009, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of IA Global’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on September 29, 2009.

The Registration was declared effective on March 9, 2010, IA Global has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from IA Global, up to $5,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). IA Global will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, IA Global will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a nine-trading-day pricing period. For each draw, IA Global will be required to deliver the shares sold to Ascendiant in three installments (following the third, sixth and ninth trading days in the pricing period, respectively). Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•	Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”).

•

Threshold Price - IA Global may specify a price below which it will not sell shares during the applicable nine-trading-day pricing period. If the purchase price falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/9 for each such day).

•

Maximum Draw - 15% of IA Global’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $250,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Two trading days.

•	Minimum Use of Facility - IA Global is obligated to sell at least $1,000,000 worth of shares of its common stock to Ascendiant during the Commitment Period.

•

Commitment Fees - IA Global issued 8,333,333 shares of its common stock to Ascendiant ($125,000 worth of shares based on the Company’s closing bid price on the trading day immediately prior to the SEC declaring the Registration Statement effective, IA Global issued another 7,058,581 or $75,000 worth of shares of its common stock in three installments over a period of 90 days following the effectiveness date.

•

Other Fees and Expenses – On October 21, 2009, the Company issued 400,000 shares of common stock valued at $10,000 under the 2007 Stock Incentive Plan as compensation to Ascendiant’s legal counsel for the legal fees and expenses it incurred in connection with negotiating and documenting the equity line of credit. Pursuant to separate agreements, IA Global has also agreed to pay an aggregate of 3.0% in fees (to be paid in connection with each draw down).

•

Indemnification - Ascendiant is entitled to customary indemnification from IA Global for any losses or liabilities it suffers as a result of any breach by IA Global of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of IA Global (except stockholders who are officers, directors or principal stockholders of IA Global).

•

Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in IA Global’s common stock must not be suspended by the SEC or other applicable trading market; IA Global must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of IA Global common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of IA Global common stock, or more than 19.9% of the number of shares of common stock outstanding on September 29, 2009 to have been issued under the equity drawdown facility (without shareholder approval).

•

Termination - The Securities Purchase Agreement will terminate if IA Global’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if IA Global files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by June 29, 2010. IA Global may terminate the Securities Purchase Agreement if Ascendiant fails to fund a draw down within 10 trading days after the end of the applicable settlement period, or if the SEC provides comments on the Registration Statement requiring certain changes in the transaction structure and/or documents.

The Securities Purchase Agreement also contains certain representations and warranties of IA Global and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. IA Global provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. IA Global’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. IA Global also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by IA Global to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

Under the terms of its September 29, 2009 Securities Purchase Agreement with Ascendiant, as of August 2, 2010, the Company sold to Ascendiant 11,110,606 shares at a purchase price of $.011 per share, or an aggregate price of $120,870.

Summary of Recent Business Operations Year Ended March 31, 2010

During the year ended March 31, 2010 and 2009, we had no revenues from continuing operations.

Certain recent developments relating to our recent efforts to generate additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this report.

Deconsolidation of Global Hotline, Inc.

As has been previously disclosed, we pledged its shares of Global Hotline as collateral for certain loans borrowed from H Capital, an unlicensed Japanese lender, by such subsidiary. On May 26, 2009, Global Hotline and IA Global received notices from H Capital demanding repayment of the loans. On May 27, 2009, Global Hotline and SG Telecom did not repay the loans as requested by H Capital. On June 9, 2009, H Capital submitted documents claiming ownership of the Company’s 600 shares of Global Hotline. Global Hotline’s management previously provided the Company’s stock certificates to H Capital in March 2009.

Although we have engaged Japanese corporate counsel to sue H Capital for damages, these events have resulted in IA Global losing control over the day-to-day management and operations of Global Hotline. In addition, we did not have access to the financial records of Global Hotline that are necessary to periodically report our financial position and results of operations as a consolidated subsidiary of IA Global.

On December 8, 2009, we reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, we accounted for Global Hotline as a discontinued operation. Our reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus and in Note 3 of the Financial Statements including in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Business Process Outsourcing

In the Philippines, we acquired 100% of each of Shift on April 10, 2008 and Asia Premier on May 27, 2008.  Shift and Asia Premier are multi-service call center operations that have now been merged into a single company operating as Global Hotline Philippines. On June 14, 2010, we outsourced our call center operations and recorded an intangible asset impairment of $793,000 as of March 31, 2010.

Industry Overview

The Asian markets have been growing at a swift pace in recent years and this growth is expected to continue into the foreseeable future. The growth is based on a shift in economic activity from Europe and North America to the Asian markets and a growth in intra-Asian economic activity. The growth of a generally affluent middle class within most Asian countries is driving demand for an increasing spread of goods and services, particularly in the 20 -35 year old age demographic. Although much attention has been given to China and India, Japan continues to be the second largest economy in the world. These and other factors are contributing to the growth of our existing investments and present us with an increasing number of quality investment opportunities in Asia and beyond.

Over the past several years there has been a tremendous change in sentiment toward outsourcing, with the strategy that used to be thought of as a "good idea that should be discussed" is today one of critical and urgent importance for most large organizations. As a result, outsourcing growth is continuing to expand across a wide range of industries and functions, and seems unstoppable given the current economic climate.

Competition

Global Hotline Philippines operates in a competitive market segment. Our competitive advantages have been our lower cost infrastructure, our customer acquisition competencies, our superior client service culture, and our focus on this niche. Secondly, the Philippines has risen to become the world's second largest location for BPO operations, fulfilling a market need that is expected to expand over the next several years. Global Hotline Philippines faces competition from organizations such as Convergys Corp, PeopleSupport Corp, and Accenture Corp among others. Global Hotline Philippines differentiates itself by deploying a mix model of standard BPO services with secured margin co-location services.

Employees

As of June 30, 2010, the Company employs two US executives. In addition, the Company employs approximately 10 at Car Planner and 50 at Johnny in Japan and two in the Philippines.

DESCRIPTION OF PROPERTY

Our executive offices are currently located at 101 California Street, Suite 2450, San Francisco, CA 94111. The office is leased, and the lease is renewable on a month to month basis for $300 per month effective March 15, 2007.

SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of and for the year ended March 31, 2010 and 2009, and for the three month transition period ended March 31, 2008 and as of and for the year ended March 31, 2007 from our financial statements included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

			Transition Period
			The Three	Year Ended
	Years Ended March 31,		Months Ended	December 31,
	2010 (1)	2009 (1)	March 31, 2008 (1)	2007 (1)
Statement of Operations Data:
Revenue	$—	$—	$—	$—
Cost of Sales	—	—	—	—
Gross Profit	—	—	—	—
Selling, General and Administrative Expenses	2,479,146	2,464,701	501,269	2,039,529
Operating Loss	(2,479,146)	(2,464,701)	(501,269)	(2,039,529)
Total Other Expense	(4,976,687)	(10,548,637)	(301,974)	(947,307)
Net Loss from Continuing Operations	(7,455,833)	(13,013,338)	(803,243)	(2,986,836)
Gain from forfeit of discontinued operations	10,062,614	—	—	—
(Loss) from Discontinued Operations	(2,863,704)	(7,228,592)	1,163,608	(5,272,127)
Net (Loss) Profit	(256,923)	(20,241,930)	360,365	(8,258,963)
Deemed Preferred Stock Dividend	(317,000)	—	—	—
Net (Loss) Profit Attritubale to Common Shareholders	$(573,923)	$(20,241,930)	$360,365	$(8,258,963)

Basic and Diluted Loss per Share of Common:
Basic Loss per Share from Continuing Operations	$(0.03)	$(0.07)	$—	$(0.02)
Basic Profit (Loss) per Share from Discontinued Operations	0.03	(0.04)	—	(0.03)
Total Basic Loss per Share	$—	$(0.11)	$—	$(0.05)

Diluted Profit (Loss) per Share from Continuing Operations	*	*	*	*
Diluted Profit (Loss) per Share from Discontinued Operations	*	*	*	*
Total Diluted Profit (Loss) per Share	*	*	*	*

Weighted Average Shares Outstanding:
Basic	247,360,222	205,833,118	164,980,626	151,229,245
Diluted	*	*	*	*

* Diluted calculation is not presented as it is anti-dilutive.

	Years Ended March 31,
	2010 (1)	2009 (1)
Balance Sheet Data:
Total assets	$2,548,404	$25,190,221
Stockholder's (deficiency)	$(533,754)	$(6,284,956)

(1) Reflects deconsolidation of Global Hotline, Inc., retroactive to July 1, 2009 as discussed in Form S-1/A.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-looking statements in this prospectus reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the prospectus.

The Company and our Business

We are a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  We are utilizing our current partnerships to acquire growth businesses in target sectors and markets at discounted prices.  We are actively engaging in discussions with businesses that would benefit from our business acumen and marketing expertise, knowledge of Asian Markets, and technology infrastructure.

Going Concern

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a “going concern” basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred operating losses for the fiscal years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007, as well having an accumulated deficit of approximately $60,100,000 and $59,600,000, and a working capital deficit of approximately $334,500 (reflects $2.2 million Korean escrow deposit that was returned April 16, 2010) and $10,334,000, each as of March 31, 2010 and 2009, respectively.

The Company’s ability to continue as a going concern is dependent upon the continued development of our business and investments, obtaining additional financing to develop such business, and the success of the Company’s business plan. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

On December 8, 2009, the Company reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, the Company accounted for Global Hotline as a discontinued operation. The Company’s reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus, including Note 3 of the Financial Statements on Form 10-K.

Summary of Recent Business Operations Year Ended March 31, 2010

During the year ended March 31, 2010 and 2009, we had no revenues from continuing operations.

Certain recent developments relating to our efforts to generate additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this report.

Deconsolidation of Global Hotline, Inc.

As has been previously disclosed, we pledged its shares of Global Hotline as collateral for certain loans borrowed from H Capital, an unlicensed Japanese lender, by such subsidiary. On May 26, 2009, Global Hotline and IA Global received notices from H Capital demanding repayment of the loans. On May 27, 2009, Global Hotline and SG Telecom did not repay the loans as requested by H Capital. On June 9, 2009, H Capital submitted documents claiming ownership of the Company’s 600 shares of Global Hotline. Global Hotline’s management previously provided the Company’s stock certificates to H Capital in March 2009.

Although we have engaged Japanese corporate counsel to sue H Capital for damages, these events have resulted in IA Global losing control over the day-to-day management and operations of Global Hotline. In addition, we did not have access to the financial records of Global Hotline that are necessary to periodically report our financial position and results of operations as a consolidated subsidiary of IA Global.

On December 8, 2009, we reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, we accounted for Global Hotline as a discontinued operation. Our reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus and in Note 3 of the Financial Statements including in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Business Process Outsourcing

In the Philippines, we acquired 100% of each of Shift on April 10, 2008 and Asia Premier on May 27, 2008.  Shift and Asia Premier are multi-service call center operations that have now been merged into a single company operating as Global Hotline Philippines. On June 14, 2010, we outsourced our call center operations and recorded an intangible asset impairment of $793,000 as of March 31, 2010.

Liquidity and Capital Resources

As of March 31, 2010

We had cash of approximately $2.2 million, a net working capital deficit of approximately $.3 million and total indebtedness of $.2 million as of March 31, 2010. This reflects the $2.2 million escrow deposit that was returned April 16, 2010.

We will need to obtain additional financing to implement the business plan, service our debt repayments and acquire new businesses. There can be no assurance that we will be able to secure funding, or that if such funding is available, whether the terms or conditions would be acceptable to us.

Volatility and disruption of financial markets could affect our access to credit. The current difficult economic market environment is causing contraction in the availability of credit in the marketplace. This could potentially reduce or eliminate the sources of liquidity for the Company.

If the Company is unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

Recent and Expected Losses

We have experienced net losses since inception. There can be no assurance that we will achieve or maintain profitability.

LEGAL PROCEEDINGS

There are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations. We continue to work with various vendors and former employees on past due liabilities.

Potential Legal Proceeding - Global Hotline

As has been previously disclosed, we pledged our shares of our Global Hotline Japanese subsidiary as collateral for certain loans borrowed from H Capital, an unlicensed Japanese lender, for such subsidiary. On May 26, 2009, Global Hotline and IA Global received notices from H Capital demanding repayment of the loans. On May 27, 2009, Global Hotline and SG Telecom did not repay the loans as requested by H Capital. On June 2, 2009, H Capital submitted documents claiming ownership of our 600 shares of Global Hotline. Global Hotline’s management previously provided our stock certificates to H Capital in March 2009.

Although we engaged Japanese corporate counsel to sue H Capital for damages, the aforementioned events have resulted in IA Global losing control over the day-to-day management and operations of Global Hotline. In addition, we did not have access to the financial records of Global Hotline that are necessary to periodically report our financial position and results of operations as a consolidated subsidiary of IA Global.

On December 8, 2009, we reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, we accounted for Global Hotline as a discontinued operation. Our reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this prospectus and in Note 3 of the Financial Statements including in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Concurrent with our deconsolidation of Global Hotline, management has determined, in conjunction with legal counsel, that any obligations that may arise from Global Hotline, that existed prior or subsequent to our decision to deconsolidate are not our obligations.

Prior to December 8, 2009 Global Hotline had significant liabilities to Japanese banks in excess of approximately $12,000,000. These loans were unsecured and personally guaranteed by either the CEO or CFO of Global Hotline. In addition to theses bank loans, Global Hotline had payroll, social insurance and other tax liabilities of approximately 800,000,000 Yen, or approximately $9.0 million at current exchange rates, as of September 30, 2009.  Portions of the payroll, social insurance and other tax liabilities were repaid from cash flow from accounts receivable.

The status of Global Hotlines bank loans and tax liabilities is unknown subsequent to December 8, 2009. In addition, the status of other trade debt, or any debt or obligation of Global Hotline is unknown subsequent to December 8, 2009. In addition to debt, Global Hotline has obligation under various operating leases, the status of which is unknown subsequent to December 8, 2009.

Global Hotline has revenue contracts requiring performance for their various vendors. The status of performance, or any liability for non-performance, is unknown subsequent to December 8, 2009.

With regards to the above referenced liabilities, or potential liabilities of Global Hotline, our management along with our Japanese legal counsel, has determined that we have no legal obligation for these liabilities or potential liabilities. Assertions against us for Global Hotline liabilities, or potential liabilities, might be sustained. The Company intends to defend themselves against any assertions related to liabilities or potential liabilities resulting from Global Hotline prior to or subsequent to December 8, 2009. The Company has not accrued for any liabilities related to Global Hotline as of March 31, 2010.  Global Hotline filed for bankruptcy on February 12, 2010 in accordance with Japanese bankruptcy laws.

On October 7, 2009, we filed a civil claim against H Capital in Tokyo, Japan District Court related to the ownership of Global Hotline. On May 5, 2010, we dropped the original civil claim and filed a new civil claim for damages of $1,000,000 against H Capital and other affiliated parties. The claim has not been reviewed by the Tokyo, Japan District Court. Management, based on their consultation with Japanese legal counsel, is unable to determine the outcome of this dispute with H Capital.

Potential Legal Proceeding – ArqueMax Ventures LLC

On April 1, 2009, we agreed to issue preferred stock (“IAO Preferred Stock”), at $1,000 per share, to AMV for $317,000 in the Amendment to Share Exchange Agreement. On January 11, 2010, AMV requested that the $317,000 of IAO Preferred Stock be converted into 12,800,000 shares of our common stock. We declined to convert this IAO Preferred Stock.

At AMV’s sole discretion, AMV had the option to (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of our common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Securities Co Ltd (“Taicom”) Stock owned by us on a pro rata basis. The conversion of IAO Preferred Stock intoTaicom Stock was to be automatically triggered in the case of certain events, including delisting from NYSE AMEX Equities Exchange, bankruptcy or insolvency.

On July 17, 2009 and September 28, 2009, AMV notified us that we were in default under clause 3.1 (vi) of the Agreement and as a result did not fund the $60,000 due June 30, 2009, July 15, 2009 and July 31, 2009. However, AMV was late in funding as required by the Agreement.

On November 16, 2009, but effective August 4, 2009, AMV claimed ownership of our shares in Taicom. This resulted in a loss on investment of approximately $2,820,000.

Taicom declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy laws.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or hire are as follows:

Name	Age	Positions and Offices Held	Since
Brian Hoekstra	50	Director	August 2, 2009
		Chief Executive Officer	September 4, 2009

Mark Scott	57	Chief Financial Officer	October 2, 2003
		President	August, 2005 - February 2007
		Chief Operating Officer	February 2007 - August 24, 2009
		Secretary	January, 2004
		Director	January, 2004 - December 2008

Ryuhei Senda	50	Management Director	August 2, 2009

Michael Garnreiter	58	Independent Director	September 4, 2009

Jack Henry	66	Independent Director	September 4, 2009

Greg LeClaire	41	Independent Director	September 4, 2009

Business Experience Descriptions

Brian Hoekstra

Mr. Hoekstra has more than 25 years of professional experience including corporate management, strategic planning, intellectual property, and business development, as well as extensive technical expertise in lasers, optics, solar, LCD, semiconductor, and materials processing. From September 1999 until September 2009, he was Founder, President and CEO of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry with an installation base located primarily in Asia.

From February 1998 until September 1999, Mr. Hoekstra was Vice President, Technology at Accudyne Corporation, a semiconductor capital equipment manufacturer.  From 1992 until 1998, he held various corporate and contractor positions specializing in licensing, marketing, technology transfer, and commercialization.  Clients included the State of Florida, Disney, and NASA. From 1986 until 1992, he was Deputy Director of a NASA Commercial Center specializing in space-based crystal growth and a co-investigator on several space shuttle experiments. From 1984 until 1986, he was a leading researcher at the Air Force Materials Laboratory at Wright Patterson AFB, Ohio and was the DoD technical representative for the International Space Station Microgravity Science Advisory Board.

Mr. Hoekstra graduated from Illinois Institute of Technology with a bachelor's degree in physics in 1981, attended the U.S. Air Force Academy from 1977 until 1979, and has completed numerous professional military and continuing education courses. He was an independent director of Amtech Systems, Inc. (NASDAQ: ASYS) from February 19, 2007 until December 21, 2009.

Mark Scott

Mr. Scott has served as Chief Financial Officer, Secretary and Treasurer since May 2010.  Mr. Scott also serves as Chief Financial Officer and Secretary of IA Global, Inc. since October 2003. At IA Global, Inc. he also served as President or COO from August 2005 to August 2009, and a Director from January 2004 to December 2008. Mr. Scott also serves as Chief Financial Officer, Secretary and Treasurer of Visualant, Inc. since May 2010.

He has significant financial, capital market and relations experience in public microcap companies, including executive financial positions in the United States including most recently Digital Lightwave; Network Access Solutions; and Teltronics, Inc.  He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. As a member of the National Association of Corporate Directors, he is a certified corporate director. Mr. Scott is also a Certified Public Accountant.

Ryuhei Senda

Mr. Senda has more than 25 years of professional experience including project and corporate management, strategic planning and business development, as well as management of investment funds. Mr. Senda was Director of Business Development of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry from April 2004 to February 2009.

Mr. Senda was the project manager of Mitsubishi Corporation in Japan from April 1992 to March 2004 and played key roles introducing and spreading 2D bar code in Japanese and U.S. markets. At the same time, he managed the investment fund for the next generation technologies funded by Mitsubishi Corporation and certain other major Japanese companies.

Mr. Senda graduated from Hitotsubashi University in Tokyo, Japan with a bachelor’s degree of business in 1981.

Michael Garnreiter

Mr. Garnreiter is currently a consultant to Fenix Financial Forensics, a Scottsdale Arizona based consulting firm, providing expert testimony and litigation support to the legal and corporate legal communities. From August 2006 through December 2009, Mr. Garnreiter was Managing Member of Rising Sun Restaurant Group, L.L.C., a private restaurant operating company. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group, a $225 million public restaurant operating company.

Mr. Garnreiter is also a director of TASER International, Inc. (NASDAQ: TASR), Knight Transportation Inc. (NYSE: KNX) and Amtech Systems, Inc. (NASDAQ: ASYS). Mr. Garnreiter previously served as a general partner of the international accounting firm of Arthur Andersen from 1974 through his retirement in March 2002. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.

Mr. Garnreiter is the chairman of our Audit Committee and a member of our Nominations and Governance and Compensation Committees.

Jack Henry

Mr. Henry has served on the board of directors of Grand Canyon Education, Inc. (NASDAQ: LOPE) since November 2008 and currently serves as the chairman of its audit committee. He also currently serves on the boards of directors of several private companies and previously served on the boards of directors of five other public-reporting companies. Mr. Henry co-founded and is currently the President of the Arizona Chapter of the National Association of Corporate Directors (NACD).

Mr. Henry began his career in 1966 with Arthur Andersen. He became a Partner in 1976 and was Managing Partner of the Phoenix office from 1982 to 2000. In 2000, Jack retired from Arthur Andersen and formed Sierra Blanca Ventures LLC, a private consulting and investment firm. He has served in a variety of community positions including chairman of the Arizona Chamber of Commerce and Greater Phoenix Leadership, Greater Phoenix Economic Council, Arizona Business Hall of Fame, Phoenix Convention & Visitors Bureau, Junior Achievement, Violence Prevention Initiative, Arizona Economic Forum and the Super Bowl ‘96 Executive Committee.

Mr. Henry is a frequent speaker and consultant on audit committee and corporate governance matters. Mr. Henry holds both a bachelor’s degree and an MBA from the University of Michigan.

Greg LeClaire

Mr. LeClaire has served as a director of our Company since September 2009.  He currently serves as Chief Financial Officer of ePercipio LLC, an online training company.  He is also a member of the board of directors and chairman of the audit committee of LiveDeal, Inc. (NASDAQ: LIVE).

From June 2009 to January 2010, he served as a financial, operational and strategic development consultant in the technology sector.  He was Chief Financial Officer and Corporate Secretary of ClearOne Communications, Inc. (NASDAQ: CLRO), a manufacturer and marketer of audio conferencing and related products, from September 2006 until May 2009.

From April 2006 until August 2006, Mr. LeClaire served as Vice President – Finance and Administration for LiveDeal, Inc., an Internet classifieds company that was acquired by a publicly-traded company.  Prior to that, Mr. LeClaire was Vice President and Chief Financial Officer of Utah Medical Products, Inc. (NASDAQ: UTMD), a multi-national medical device corporation, from January 2001 until April 2006.

Mr. LeClaire has significant experience in the areas of finance and accounting, SEC reporting, Sarbanes-Oxley compliance, budgeting and financial management.  He holds a Master of Science degree in management from Stanford University’s Graduate School of Business and a Bachelor of Science degree in accounting from the University of Utah.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past five years:

•

Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	◦	Engaging in any type of business practice; or

	◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•

Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•

Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•

Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. The Audit, Nominations and Governance and Compensation committees are comprised solely of non-employee, independent directors. Charters for each committee are available on the Company’s website at www.iaglobalinc.com. The table below shows current membership for each of the standing Board committees.

Audit Committee	Nominations and Governance Committee	Compensation Committee

Michael Garnreiter (1)	Jack Henry (1)	Greg LeClaire (1)
Jack Henry	Michael Garnreiter	Michael Garnreiter
Greg LeClaire	Greg LeClaire	Jack Henry

(1)  Chairman of the Committee.

Director Independence

At its meeting held on October 30, 2009, the Board determined that each of the following non-employee Directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

•	Michael Garnreiter;
•	Jack Henry; and
•	Greg LeClaire.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year ended March 31, 2009 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.” Further, during this period, no executive officer of the Company served as:

•

A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	A director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2010 its executive officers, directors and 10% holders complied with all filing requirements, with the possible exception of Taicom Securities and AMV which has not updated its 13D. Taicom declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy laws.

Code of Conduct and Ethics

The Company has adopted conduct and ethics standards titled the Code of Conduct and Ethics (the "Code of Conduct"), which are available at www.iaglobalinc.com. These standards were adopted by the Board to promote transparency and integrity of the Company. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

The Company's Code of Conduct includes the following:

-  promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

-  promotes the full, fair, accurate, timely and understandable disclosure of the Company's financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

-  promotes compliance with applicable SEC and governmental laws, rules and regulations;

-  deters wrongdoing; and

-  requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

EXECUTIVE COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer during the fiscal years ended March 31, 2010, 2009 and 2008.

Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
Name and	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Ending	($) (5)	($) (5)	($) (4)	($) (2)	($) (1)	($) (3)	($)

Derek Schneideman	3/31/2010	$312,551	$—	$—	$100,000	$—	$17,470	$430,021
Chief Executive Officer	3/31/2009	$250,000	$—	$48,723	$169,000	$—	$15,704	$483,427
	3/31/2008	$250,000	$—	$—	$417,000	$30,000	$—	$697,000

Brian Hoekstra	3/31/2010	$56,078	$—	$32,000	$48,000	$—	$—	$136,078
Chief Executive Officer	3/31/2009	$—	$—	$—	$—	$—	$—	$—
	3/31/2008	$—	$—	$—	$—	$—	$—	$—

Mark Scott	3/31/2010	$154,439	$10,000	$15,600	$115,000	$—	$—	$295,039
Chief Financial Officer	3/31/2009	$200,000	$—	$43,441	$97,000	$—	$—	$340,441
	3/31/2008	$200,000	$—	$—	$314,250	$24,000	$—	$538,250

(1) The March 31, 2008 amounts reflect bonuses earned and paid for the year ended March 31, 2008 for Mr. Schneideman and Mr. Scott.

(2) These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended March 31, 2010, 2009 and 2008, in accordance with FASB ASC Topic 718 of awards pursuant to the 2007 Stock Incentive Plan. Assumptions used in the calculation of this amount are included in footnotes to the Company's audited financial statements for the fiscal years ended March 31, 2010, 2009 and 2008.

(3) The year ended March 31, 2010 amount reflects $13,183 for Tokyo apartment and $4,287 for consulting for Mr. Schneideman. The year ended March 31, 2019 amount reflects $15,704 for a Tokyo apartment for Mr. Schneideman.

(4) The amount for 2010 for Mr. Hoekstra includes $32,000 for the issuance of 800,000 shares of common stock related to his appointment as Chief Executive Officer. The amount for 2010 for Mr. Scott includes $10,000 and $5,600 for the issuance of 200,000 and 400,000 shares, respectively, of common stock for discretionary bonuses. The amounts for 2009 for Mr. Schneideman include a $38,106 increase in his base salary with the issuance of 131,400 shares common stock and a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009. The amounts for 2009 for Mr. Scott include a $35,478 increase in his base salary with the issuance of 131,400 shares of common stock and a bonus of $10,617 with the issuance of 151,670 shares common stock for achieving profitability targets of $730,844 for the quarter ended June 30, 2009.

(5) The year ended March 31, 2010 amounts reflects (i) $100,000 paid and $110,417 accrued, but not paid to Mr. Schneideman as severance under his Agreement and Full Release of Claims, which was effective as of August 2, 2009. On June 8, 2010, Mr. Schneideman converted $50,000 into 5,000,000 shares of common stock at $.01 per share; (ii) $20,147 paid and $35,661 accrued, but not paid to Mr. Hoekstra. On May 21, 2010, Mr. Hoekstra converted $15, 244 into 1,385,818 shares of common stock at $.011 per share; and (iii) $142,439 paid and $12,000 accrued, but not paid to Mr. Scott.

Grants of Plan Based Awards in Fiscal Year Ended March 31, 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (2)	All Other Option Awards; Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Derek Schneideman	6/17/2009	$ —	$ —	$ —	—	—	—	—	2,000,000	$ 0.050	$100,000

Brian Hoekstra	11/5/2009	$ —	$ —	$ —	—	—	—	800,000	1,200,000	$ 0.040	$ 80,000

Mark Scott	6/17/2009	$ —	$ —	$ —	—	—	—	—	2,000,000	$ 0.050	$100,000
	8/24/2009	$ —	$ —	$ —	—	—	—	200,000	300,000	$ 0.050	$ 25,000
	3/19/2010	$ —	$ —	$ —	—	—	—	400,000	—	$ 0.014	$ 5,600

(1)  The amount shown in this column reflects the number of options granted pursuant to the 2007 Stock Incentive Plan and vest either immediately or quarterly over three years.

(2)  The amount for 2010 for Mr. Hoekstra includes $32,000 for the issuance of 800,000 shares of common stock related to his appointment as Chief Executive Officer. The amount for 2010 for Mr. Scott includes $10,000 and $5,600 for the issuance of 200,000 and 400,000 shares, respectively, of common stock for discretionary bonuses.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2010

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Unexerciseable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That HaveNot Vested ($)

Derek Schneideman	(2)	100,000	—	—	$ 0.14	2/12/2017	—	$ —	—	$ —
	(2)	200,000	—	—	$ 0.12	7/28/2018	—	$ —	—	$ —
	(3)	2,000,000	—	—	$ 0.05	6/16/2019	—	$ —	—	$ —

Brian Hoekstra	(1)	57,143	342,857	—	$ 0.04	9/3/2019	—	$ —	—	$ —
	(1)	1,107,692	92,308	—	$ 0.04	11/4/2019	—	$ —	—	$ —

Mark Scott	(2)	175,000	—	—	$ 0.15	2/22/2017	—	$ —	—	$ —
	(2)	200,000	—	—	$ 0.12	7/28/2018	—	$ —	—	$ —
	(2)	250,000	—	—	$ 0.06	1/29/2019	—	$ —	—	$ —
	(3)	2,000,000	—	—	$ 0.05	6/16/2019	—	$ —	—	$ —
	(1)	50,000	250,000	—	$ 0.05	8/23/2019	—	$ —	—	$ —

(1)  All options vest quarterly over a three year term. Such option awards have a ten year life.

(2)  On June 17, 2009, the Change of Control Provision 8.2 (d) was triggered under the Schneideman and Scott Agreements (as defined below) because during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. All stock options were vested as of June 17, 2009.

(3)  On June 17, 2009, Mr. Schneideman and Mr. Scott voluntarily cancelled stock option grants to purchase an aggregate of 2,000,000 shares of common stock. The grants were previously issued on various dates and prices above $.13 per share.  On June 17, 2009, the Company awarded stock option grants totaling 2,000,000 shares each  to Mr. Schneideman and Mr. Scott.

On June 17, 2009, certain key executives, employees, and directors of the Company voluntarily cancelled stock option grants to purchase an aggregate of 5,439,583 shares of common stock. The grants were previously issued on various dates and prices above $.13 per share.

On June 17, 2009, the Company awarded stock option grants totaling 5,439,583 shares to certain key executives, employees, and directors. The grants were priced at $.05 per share, the closing price of the Company's common stock on June 16, 2009, the date before the scheduled compensation committee meeting at which such grants were approved. In accordance with the 2007 Stock Incentive Plan, the grants are vested immediately and expire on June 16, 2019. The stock options were granted to provide a proper incentive for employees, officers and directors and to reduce the cost of the stock option grants over the next three years. The Company expensed $345,846 during the three months ended June 30, 2009 related to this transaction.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (2)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Derek Schneideman	—	$—	—	$—
Brian Hoekstra	—	$—	800,000	$32,000
Mark Scott	—	$—	600,000	$15,600

(1) The Company’s named executive officers did not exercise any stock options during the year ended March 31, 2010, 2009 and 2008.

(2) The amount for 2010 for Mr. Hoekstra includes $32,000 for the issuance of 800,000 shares of common stock related to his appointment as Chief Executive Officer. The amount for 2010 for Mr. Scott includes $10,000 and $5,600 for the issuance of 200,000 and 400,000 shares, respectively, of common stock for discretionary bonuses.

Employment Agreements

During 2010, the Company changed its board of directors during August and September 2009 and its Chief Executive Officer, Mr. Derek Schneideman resigned August 2, 2009. Mr. Brian Hoekstra was appointed Chief Executive Officer on September 4, 2009.

Brian Hoekstra’s Employment Agreement

On November 5, 2009, the Company entered into an Employment Agreement with Brian Hoekstra, the Company’s Chief Executive Officer, which is effective as of September 4, 2009.

The Employment Agreement provides for a one-year term and is renewable on a mutually agreeable basis. The Company agreed to pay Mr. Hoekstra an annual base salary of $98,000, and provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Mr. Hoekstra is also eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee. If Mr. Hoekstra’s employment is terminated without Cause (as defined in the Employment Agreement), Mr. Hoekstra will be entitled to a payment equal to three months base salary paid at the Company’s discretion in a lump sum or over the subsequent year.

The Compensation Committee also awarded Mr. Hoekstra 800,000 shares of restricted stock and an option to purchase 1,200,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.04 per share based on the adjusted closing price of the Company’s common stock on November 4, 2009, the last trading day before the Compensation Committee granted such awards. In accordance with the Company’s 2007 Stock Incentive Plan, the restricted stock and the stock option vest in quarterly installments over three years beginning on September 4, 2009. The stock options expire on September 3, 2019.

Derek Schneideman's Employment Agreement

On August 2, 2009, Derek Schneideman resigned as the Company’s Chief Executive Officer and as a member of the Board, effective immediately upon the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which occurred on September 3, 2009. Mr. Schneideman did not resign from the Board due to any disagreement with the Company relating to the Company’s operations, policies or practices.

In connection with Mr. Schneideman’s resignation, he and the Company entered into a Separation Agreement and Full Release of Claims (the “Separation Agreement”), which was effective as of August 2, 2009. Pursuant to the Separation Agreement, the Company made or agreed to make the following severance payments to Mr. Schneideman:

•	$100,000 was paid upon the Company’s filing of its 2009 Form 10-K on September 3, 2009.

•

$100,000 was payable as of November 3, 2009.  On June 8, 2010, the Company agreed to issue 5,000,000 shares of common stock to Derek Schneideman, for $50,000, or $.01 per share, the date agreement was signed. The shares do not have registration rights. $50,000 remains payable as of August 2, 2010, provided that (i) the Company’s filings with the SEC are not determined to contain materially inaccurate information, material representations or material omissions, (ii) evidence of fraud or illegal acts on the part of Mr. Schneideman is not discovered, and (iii) Mr. Schneideman has not made any misrepresentations in connection with its purchase of the Shares, as described above.

Mr. Schneideman did not exercise his limited right to revoke the Separation Agreement and was paid $42,409 and is owed $10,417 as of August 2, 2010 for accrued but unpaid salary, benefits and business expense reimbursements as of the date of the Separation Agreement.

The Separation Agreement provides that Mr. Schneideman will continue to provide services to the Company as a consultant for a period of 12 months following the effective date of his resignation as Chief Executive Officer. In exchange for such services, the Company agreed to pay Mr. Schneideman $2,000 per month. The Company is entitled to terminate the consulting relationship upon 30 days advance notice and payment of the consulting fee to which Mr. Schneideman would be entitled in the 30 days following such notice. The Company has paid $6,402 and owes $14,630 in consulting fees as of July 31, 2010.

In consideration of and for the severance payments and consulting arrangement described above, Mr. Schneideman provided a broad release in favor of the Company with respect to any and all rights, claims, demands, causes of actions and liabilities of any nature relating to his employment with the Company, the termination of such employment, and/or his entry into the Separation Agreement.

Finally, the Separation Agreement also contains customary provisions with respect to confidentiality, non-disclosure, non-solicitation, non-disparagement and Mr. Schneideman’s return of any property of the Company in his possession.

Mark Scott's Employment Agreement

On August 24, 2009, the Company entered into a new Employment Agreement with Mark Scott, which replaced his Employment Agreement dated September 5, 2007.

Mark Scott’s Employment Agreement (“Scott Agreement”) had a one-year term beginning on August 24, 2009, and is renewable on a mutually agreeable basis. The Company agreed to pay Mr. Scott an annual base salary of $96,000, and provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development. If Mr. Scott’s employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary paid at the Company’s discretion in a lump sum or over the next year.

On August 24, 2009, the board of directors awarded Mr. Scott 200,000 shares of restricted stock and an option to purchase 300,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.05 per share based on the adjusted closing price on August 20, 2009, the last trading day before the board of directors approved the grant. These options vest quarterly over three years from the date of the grant. In accordance with the 2007 Stock Incentive Plan, the restrictions on the restricted stock lapsed on November 23, 2009 and the stock options expire on August 23, 2019.

On May 17, 2010, the Company entered into an Amendment to Employment Agreement (“Amended Scott Agreement”) with Mark Scott, our Chief Financial Officer.

The Amended Scott Agreement allows Mr. Scott to serve as a consultant for unrelated businesses so long as such activities do not interfere with the performance of Executive’s duties under his Employment Agreement dated August 24, 2009.

Definitions Used in Employment Agreements

For purposes of the Employment Agreements described above, the following definitions apply:

1.   "Termination without Cause" means the Company involuntarily terminates the executive's at any time and for any reason, or no reason whatsoever, upon written notice to the executive.

2.   "Cause": means:

(i)	Executive’s willful and continued refusal to substantially perform his duties hereunder;

(ii)	Executive’s conviction of a felony, or his guilty plea to or entry of a nolo contendere plea to a felony charge; or

(iii)	Executive’s breach of any material term of this Agreement or the Company’s written policies and procedures, as in effect from time to time.

Potential Payments Upon Termination or Change in Control

The Company's Employment Agreements with the Named Executive Officers have provisions providing for severance payments as discussed below.

Brian Hoekstra

The following table shows the potential payments upon termination for Brian Hoekstra, the Company's Chief Executive Officer:

Executive Payments Upon Separation	For Cause Termination on 3/31/10	Early or Normal Retirement on 3/31/10	Not For Good Cause Termination on 3/31/10	Disability or Death on 3/31/10
Compensation:
Base salary (1)	$—	$—	$24,500	$—
Performance-based incentive compensation	$—	$—	$—	$—
Stock options	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—
Accrued vacation pay (2)	$2,827	$29,780	$29,780	$29,780

Total	$2,827	$29,780	$54,280	$29,780

(1) Reflects three month’s severance to be paid upon termination without cause.

(2) Reflects the value of vacation pay accrued as of March 31, 2010.

Mark Scott

The following table shows the potential payments upon termination for Mark Scott, the Company's Chief Financial Officer:

Executive Payments Upon Separation	For Cause Termination on 3/31/10	Early or Normal Retirement on 3/31/10	Not For Good Cause Termination on 3/31/10	Disability or Death on 3/31/10
Compensation:
Base salary (1)	$—	$—	$96,000	$—
Performance-based incentive compensation	$—	$—	$—	$—
Stock options	$—	$—	$—	$—

Benefits and Perquisites:
Health and welfare benefits	$—	$—	$—	$—
Accrued vacation pay (2)	$20,169	$20,169	$20,169	$20,169

Total	$20,169	$20,169	$116,169	$20,169

(1) Reflects twelve months severance to be paid upon termination without cause.

(2) Reflects the value of vacation pay accrued as of March 31, 2010.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. During a portion of the year ended March 31, 2010, Derek Schneideman, the Company's former Chief Executive Officer served on the Board, but did not receive any compensation for his service as a director, The compensation disclosed in the Summary Compensation Table on page 37 represents their total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors during the year ended March 31, 2010.

Name	Fees Earned Or Paid In Cash ($)	Option Awards ($) (1)	Total ($)

Masazumi Ishii (2)	$9,900	$22,500	$32,400
Eric La Cara (3)	$12,150	$27,529	$39,679
Michael Garnreiter (4)	$18,900	$16,000	$34,900
Jack Henry (4)	$15,400	$16,000	$31,400
Greg LeClaire (4)	$18,900	$16,000	$34,900
Brian Hoekstra (5)	$1,700	$16,000	$17,700
Ryuhei Senda (5)	$11,900	$16,000	$27,900

(1) Reflects the dollar amount recognized for financial statement reporting purposes for the year ended March 31, 2010 in accordance with FASB ASC Topic 718. The assumptions used in the valuation of options is included in the Footnotes of the Form 10-K as filed with the SEC on July 14, 2010. As of March 31, 2010, Mr. Garnreiter, Mr. Henry, Mr. LeClaire, Mr. Hoekstra and Mr. Senda each had 400,000 shares options outstanding to purchase the indicated number of shares of the Company's common stock.

(2) On August 2, 2010, Mr. Ishii resigned from the Board. On December 3, 2009, Mr. Ishii forfeited stock options totaling 650,000 shares.

(3) On November 11, 2009, Mr. La Cara resigned from the Board. On February 10, 2010, Mr. la Cara forfeited stock options totaling 750,583 shares.

(4) On September 4, 2009, Mr. Garnreiter, Mr. Henry, Mr. LeClaire were appointed to the board of directors.

(5) On August 2, 2009, Mr. Hoekstra and Mr. Senda were appointed to the board of directors.

Compensation Paid to Board Members

Our independent non-employee directors are compensated at a base rate of $1,700 per month. In addition, for serving as committee chairman they are paid $500 per month for the Nominations and Governance Committee and $1,000 per month for the Audit and Compensation Committees. All independent non-employee directors' fees are paid in cash or in Company stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of August 2, 2010 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner of more than 5% of common stock is IA Global, Inc., 101 California Street, Suite 2450, San Francisco, California 94111.

	Amount	Percentage
Directors and Officers-
Brian Hoekstra	2,585,918	—
Mark Scott	1,370,652	—
Louis Senda	500,000	—
Mike Garnreiter	—	—
Jack Henry	—	—
Greg LeClaire	100,000	—

Total Directors and Officers as a Group (6 total)	4,556,570	1.27%

“-” means less than 1%.

	Number	Percentage
Greater Than 5% Ownership

Inter Asset Japan Co., Ltd-

PBAA Fund, Ltd ("PBAA")	9,437,486	2.6%	(1)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Terra Firma Fund , Ltd. ("Terra Firma")-	11,000,000	3.1%	(1)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

IA Turkey Equity Portfolio Ltd. ("IA Turkey")	2,500,000	0.7%	(1)
Mill Mall, Suite 6 Wickhams Cay
PO Box 3085
Road Town, Tortola
British Virgin Islands

Hiroki Isobe	5,194,147	1.4%	(1)
7-5-45-502 Akasaka, Minato-ku
Tokyo, 107-0052 Japan
	28,131,633	7.8%

Taicom Securities Co Ltd or Bankruptcy Trustee	25,802,400	7.2%	(2)
Taicom Securities Co Ltd and Affiliates
1-5-5 Nishi Shinsaibashi
Urban Building Shinsaibashi 10th Floor
Chuo-ku, Osaka 542-0086 Japan

Michael Ning	6,594,794	1.8%	(2)
c/o ArqueMax Ventures, LLC
27520 Hawthorne Blvd., Suite 290
Rolling Hills Estates, CA 90274 USA
	6,594,794	9.0%

RXR Cros Border Investment Un	19,209,583	5.4%	(3)
4-1-1-612 Hakusan Asao-ku
Kawasaki-City, Kanagawa, 215-0014 Japan

Inter Asset Japan LBO NO 1. Fund	23,036,896	6.4%	(4)
2-1-2-303 Kamiochiai Shinjyuku
Tokyo 161-0034, Japan

Partner's Fund Corporation	25,000,000	7.0%	(5)
6-28-8-902 Shinjuku Shinjuku-ku
Tokyo 160-0022 Japan

MGVJ Co Ltd.	32,133,333	9.0%	(6)
1-6-12 Nishi Shinbashi Minato
Tokyo 105-0002 Japan

“-” means less than 1%.

(1)

Reflects the shares beneficially owned by PBAA, Terra Firma, IA Turkey and Hiroki Isobe. These entities stated in a Schedule 13D filed with the SEC on May 31, 2010 and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”). Mr. Hiroki Isobe controls each of IAJ, IAJ LBO Fund, PBAA, Terra Firma and IA Turkey.

(2)

Reflects the shares beneficially owned by Taicom, AMV and Michael Ning. These entities stated in a Schedule 13D filed with the SEC on July 18, 2008 and have subsequently confirmed orally, that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Mr. Michael Ning controlled Taicom, which declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy law on December 25, 2009. Mr. Ning has not updated his holdings.

(3)	Reflects the shares beneficially owned by RXR Cross Border Investment Un as stated in a Schedule 13D filed with the SEC on June 9, 2010, and which has subsequently confirmed the ownership.

(4)	Reflects the shares beneficially owned by Inter Asset Japan Co Ltd as stated in a Schedule 13D filed with the SEC on June 9, 2010, and which has subsequently confirmed the ownership.

(5)	Reflects the shares beneficially owned by Partner’s Fund Corporation as stated in a Schedule 13D filed with the SEC on June 9, 2010, and which has subsequently confirmed the ownership.

(6)	Reflects the shares beneficially owned by MGVJ Co Ltd as of August 2, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no certain relationships and related party transactions.

DESCRIPTION OF SECURITIES

Common Stock

The Company’s common stock is $.01 par value, 450,000,000 shares authorized and as of August 2, 2010, we had 358,928,010 issued and outstanding, net of 1,627,900 shares of treasury stock, held by approximately 190 shareholders of record. The number of stockholders, including beneficial owners holding shares through nominee names is approximately 1,300. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. As of August 2, 2010, the Company has 18,232,064 shares of common stock reserved for the issuance of warrants.

American Stock Transfer and Trust Company is the transfer agent and registrar for our Common Stock.

Preferred Stock

The Company’s preferred stock is $.01 par value, 5,000 shares authorized and 317 issued and outstanding as of December 8, 2009. On April 1, 2009, the Company agreed to issue 317 shares of ArqueMax Ventures, LLC Series Preferred Stock (“IAO Preferred Stock”) of the Company. The IAO Preferred Stock, $.01 par value, was sold at $1,000 per share, has a liquidation value of $317,000 and has no voting rights.

At AMV’s sole discretion, AMV may either (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of the Company’s common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Stock owned by the Company pro rata. The conversion of IAO Preferred Stock into Taicom Stock is automatically triggered in the case of certain events, including delisting from NYSE AMEX, bankruptcy or insolvency.

On July 17, 2009 and September 28, 2009, AMV notified the Company that we were in default under clause 3.1 (vi) of the Agreement and as a result AMV did not fund the $60,000 due June 30, 2009, July 15, 2009 and July 31, 2009. However, AMV was late in funding as required by the Agreement. On October 30, 2009, the Company agreed to issue 4,000,000 shares based on the $120,000 in funded under this Agreement.

On November 16, 2009, but effective August 4, 2009, AMV claimed ownership of our shares in Taicom. This resulted in a loss on investment of approximately $2,861,000.

On January 11, 2010, AMV requested that the $317,000 of IAO Preferred Stock be converted into 12,800,000 shares of the Company’s common stock. We declined to convert this IAO Preferred Stock.

The Company recorded a deemed dividend of $317,000, upon the issuance of the Preferred Stock, due to the conversion price per share being below market on the date of issuance.

Stock Incentive Plan

The Company has reserved 17,485,696 shares of Common Stock for issuance under the 2007 Stock Incentive Plan.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our common stock trades on OTCBB under the symbol “IAGI.” The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated:

QUARTER ENDED	HIGH	LOW

June 30, 2009	$0.110	$0.030
September 30, 2009	$0.070	$0.030
December 31, 2009	$0.060	$0.030
March 31, 2010	$0.040	$0.010

June 30, 2008	$0.330	$0.200
September 30, 2008	$0.230	$0.070
December 31, 2008	$0.080	$0.030
March 31, 2009	$0.090	$0.030

June 30, 2010	$0.020	$0.010

As of August 2, 2010, the closing price of the Company’s common stock was $.016 per share. As of August 2, 2010, there were 358,928,010  shares of common stock outstanding held by approximately 190 stockholders of record. The number of stockholders, including the beneficial owners' shares through nominee names is approximately 1,300.

Holders

As of August 2, we had approximately 190 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent. The number of stockholders, including the beneficial owners’ shares through nominee names is approximately 1,300.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Dividends

We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Other Information

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our (i) Amended and Restated Certificate of Incorporation; (ii) Amended and Restated Bylaws; (iii) the Delaware General Corporation Law; (iv) the Form of Warrant between the Company and A to B Capital Special Situations Fund LP dated May 15, 2009; (v) the Form of Subscription Agreement between the Company and Derek Schneideman dated June 10, 2009; (vi) the Form of Subscription

Agreement between the Company and AIM Capital Corporation dated November 4, 2009; (vii) Form of Warrant and Form of Performance Warrant between the Company and the Sterling Group dated February 3, 2009 and the Form of Performance Warrant between the Company and the Sterling Group dated May 21, 2009; (viii) Form of Warrant and Form of Performance Warrant between the Company and Marc Page dated February 3, 2009 and the Form of Performance Warrant between the Company and Marc Page dated May 21, 2009; (ix) Stock Purchase Agreements between the Company and Inter Asset Japan LBO Fund No. 1 dated August 2, 2009 and August 17, 2009, as amended on November 4, 2009, January 26, 2010 and April 16, 2010, respectively; (x) Services Agreement dated June 8, 2009 with ArequeMax Ventures, LLC, Form of Warrants with Michael Ning dated May 8, 2008, Form of Warrants with ArqueMax Ventures, LLC dated July 28, 2008 and amended April 8, 2009, Form of Performance Warrant with ArqueMax Ventures, LLC, dated December 12, 2008 and amended April 1, 2009 and April 8, 2009; and (xi) Securities Purchase and Registration Rights Agreements between the Company and Ascendiant Capital Group, LLC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

IA Global, Inc.

We have audited the accompanying consolidated balance sheets of IA Global, Inc. (the "Company") as of March 31, 2010 and 2009 and the related consolidated statement of operations, stockholders' deficiency and cash flows for the years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2010 and 2009 and the results of their operations and their cash flows for the years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant operating losses, and has a working capital deficit as of March 31, 2010, as more fully described in Note 1. These issues raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Sherb & Co., LLP

Certified Public Accountants

New York, New York

July 14, 2010

IA GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,228,808	$—
Prepaid expenses	170,852	39,633
Other current assets	29,936	—
Net assets- discontinued operations	118,582	20,901,589
Total current assets	2,548,178	20,941,222

EQUIPMENT, NET	226	1,580

OTHER ASSETS
Investment in Taicom Securities Co Ltd	—	2,861,365
Equity investment in Slate Consulting Co Ltd	—	1,386,054

	$2,548,404	$25,190,221

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES:
Cash overdraft	$—	$5,508
Accounts payable - trade	848,426	461,274
Accrued liabilities	911,630	669,910
Note payable - current portion of long term debt	6,000	24,000
Net liabilities- discontinued operations	1,116,602	30,114,985
Total current liabilities	2,882,658	31,275,677

LONG TERM LIABILITIES:
Long term debt	199,500	199,500

STOCKHOLDER’S DEFICIENCY:
Preferred stock, $.01 par value, 5,000 authorized, none outstanding	—	—
LLC Series Preferred stock, $.01 par value, 317 shares authorized
and 317 and 0, issued and outstanding, respectively (liquidation value $317,000)	317,000	—
Common stock, $.01 par value, 450,000,000 shares authorized,
315,677,003 and 219,113,889 issued, and 314,049,103
and 218,485,989 outstanding, respectively	3,156,771	2,191,140
Additional paid in capital	56,466,939	53,056,216
Accumulated deficit	(60,146,365)	(59,572,442)
Accumulated other comprehensive loss	(45,192)	(1,706,963)
	(250,847)	(6,032,049)
Less common stock in treasury, at cost	(282,907)	(252,907)
Total stockholder’s deficiency	(533,754)	(6,284,956)

	$2,548,404	$25,190,221

Note: Reflects deconsolidation of Global Hotline, Inc., retroactive to July 1, 2009, as described in Footnote 3.

See notes to consolidated financial statements.

IA GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

					Transition Period
					The Three	Year Ended
	Years Ended March 31,				Months Ended	December 31,
	2010		2009		March 31, 2008	2007

REVENUE		$—		$—	$—	$—
COST OF SALES		—		—	—	—
GROSS PROFIT		—		—	—	—
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES		2,479,146		2,464,701	501,269	2,039,529
OPERATING LOSS		(2,479,146)		(2,464,701)	(501,269)	(2,039,529)

OTHER INCOME (EXPENSE):
Interest income		—		14,060	82	33,203
Interest expense and amortization of beneficial conversion feature		(168,194)		(331,710)	(209,948)	(752,979)
Other income		20,918		269,372	13,610	14,233
Gain (loss) on equity investment in Australia Secured Financial Limited		—		265,039	(94,261)	(119,562)
Gain on equity investment in GPlus Media Co Ltd		—		12,510	7,582	12,804
Loss on equity investment in Slate Consulting Co Ltd		(16,298)		(10,427)	(17,178)	(26,341)
Loss on investment in Taicom Securities Co Ltd		—		(421,702)	—	—
Conversion of debenture expense		—		—	—	(120,046)
Retirement of debt		—		(60,395)	—	—
Loss on forfeiture of Taicom Securities Co Ltd		(2,820,365)		—	—	—
Loss on sale of Slate Consulting co Ltd		(1,284,756)		—	—	—
Loss on sale of Taicom Securities Co Ltd		—		(1,736,934)	—	—
Loss on sale of GPlus Media Co Ltd		—		(1,286,766)	—	—
Impairment of equity investment in Australian Secured Financial Limited		—		(7,195,394)	—	—
Impairment of Global Hotlines Philippines investment		(793,000)		—	—	—
Gain on sale of IA Global Co Ltd		91,222		—	—	—
Loss (gain) on foreign currency transaction adjustment		(6,214)		(66,290)	(1,861)	11,381
Total other expense		(4,976,687)		(10,548,637)	(301,974)	(947,307)

NET LOSS FROM CONTINUING OPERATIONS		(7,455,833)		(13,013,338)	(803,243)	(2,986,836)

Gain from forfeit of discontinued operations		10,062,614		—	—	—
(Loss) from discontinued operations		(2,863,704)		(7,228,592)	1,163,608	(5,272,127)

NET (LOSS) PROFIT		(256,923)		(20,241,930)	360,365	(8,258,963)

Deemed Preferred Stock Dividend		(317,000)		—	—	—

NET (LOSS) PROFIT ATTRIBUTABLE TO COMMON SHAREHOLDERS		$(573,923)		$(20,241,930)	$360,365	$(8,258,963)

Basic and diluted loss per share of common-
Basic loss per share from continuing operations		$(0.03)		$(0.07)	$—	$(0.02)
Basic profit (loss) per share from discontinued operations		0.03		(0.04)	—	(0.03)
Total basic loss per share		$(0.00)		$(0.11)	$—	$(0.05)

Diluted profit (loss) per share from continuing operations	$	*	$	*	$—	$ *
Diluted profit (loss) per share from discontinued operations		*		*	—	*
Total diluted profit (loss) per share	$	*	$	*	$—	$ *

Weighted average shares of common stock outstanding- basic		247,360,222		205,833,118	164,980,626	151,229,245
Weighted average shares of common stock outstanding- diluted		*		*	*	*

* Diluted calculation is not presented as it is anti-dilutive.

Note: Reflects deconsolidation of Global Hotline, Inc., retroactive to July 1, 2009, as described in Footnote 3.

See notes to consolidated financial statements.

IA GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY

							Accumulated
							Other		Total
					Additional		Comprehensive		Stockholder's
	Preferred Stock		Common Stock		Paid in Capital	Accumulated	Income	Treasury	Deficiency/
	Shares	Amount	Shares	Amount		Deficit	(Loss)	Stock	Equity

Balance as of December 31, 2006	4,375	$7,000,000	$109,165,157	$1,091,651	$32,835,714	$(31,431,914)	$(186,614)	$(50,000)	$9,258,837
Conversion of preferred stock to common stock	(4,375)	(7,000,000)	43,750,000	437,500	6,562,500	—	—	—	—
123R compensation expense	—	—	—	—	174,514	—	—	—	174,514
Exercise of stock options	—	—	434,166	4,342	83,575	—	—	—	87,917
Proceeds from sale of common stock	—	—	1,189,703	11,896	367,981	—	—	—	379,877
Equity investment in GPLus Media Co Ltd for common stock	—	—	3,885,713	38,857	1,321,143	—	—	—	1,360,000
Equity investment in Slate Consulting Co Ltd for common stock	—	—	3,600,000	36,000	1,404,000	—	—	—	1,440,000
Conversion of debentures to common stock	—	—	4,885,367	48,854	1,485,241	—	—	—	1,534,095
Repurchase of common stock	—	—	(2,026,355)	(20,263)	(521,269)	—	—	(202,907)	(744,439)

Other comprehensive income - foreign currency translation	—	—	—	—	—	—	(347,542)	—	(347,542)
Net loss	—	—	—	—	—	(8,258,963)	—	—	(8,258,963)
Comprehensive loss									(8,606,505)

Balance as of December 31, 2007	—	—	164,883,751	1,648,837	43,713,399	(39,690,877)	(534,156)	(252,907)	4,884,296

123R compensation expense	—	—	—	—	60,000	—	—	—	60,000
Exercise of stock options	—	—	86,458	865	12,635	—	—	—	13,500
Conversion of debentures to common stock	—	—	333,334	3,333	96,667	—	—	—	100,000
Repurchase of common stock	—	—	—	—	—	—	—	—	—

Other comprehensive income - foreign currency translation	—	—	—	—	—	—	(287,708)	—	(287,708)
Net loss	—	—	—	—	—	360,365	—	—	360,365
Comprehensive income									72,657

Balance as of March 31, 2008		—	165,303,543	1,653,035	43,882,701	(39,330,512)	(821,864)	(252,907)	5,130,453

123R compensation expense	—	—	—	—	473,620	—	—	—	473,620
Exercise of stock options			62,958	630	10,170	—	—	—	10,800
Issuance of common stock for services	—	—	963,222	9,633	181,681	—	—	—	191,314
Conversion of debt			6,632,500	66,325	283,778				350,103
Conversion of debentures to common stock	—	—	13,992,971	139,931	2,238,890	—	—	—	2,378,821
Common stock issued for Shift Resources Inc. acquisition	—	—	826,086	8,260	181,740	—	—	—	190,000
Common stock issued for Asia Premier Inc. acquisition	—	—	1,250,000	12,500	287,500	—	—	—	300,000
Proceeds from sale of common stock	—	—	4,082,609	40,826	576,136	—	—	—	616,962
Equity investment in Taicom Securities Co Ltd	—	—	26,000,000	260,000	4,940,000	—	—	—	5,200,000

Other comprehensive income - foreign currency translation	—	—	—	—	—	—	(885,099)	—	(885,099)
Net loss	—	—	—	—	—	(20,241,930)	—	—	(20,241,930)
Comprehensive loss									(21,127,029)

Balance as of March 31, 2009	—	—	219,113,889	2,191,140	53,056,216	(59,572,442)	(1,706,963)	(252,907)	(6,284,956)

123R compensation expense	—	—	—	—	364,503	—	—	—	364,503
Issuance of common stock for services	—	—	10,133,333	101,333	81,627	—	—	—	182,960
Proceeds from sale of common stock	—	—	86,429,781	864,298	2,527,593	—	—	(30,000)	3,361,891
Proceeds from sale of ArqueMax Ventures LLC Series preferred stock	317	317,000	—	—	—	—	—	—	317,000
Deemed dividend on ArqueMax Ventures LLC convertible debentures	—	—	—	—	120,000	—	—	—	120,000
Deemed dividend on LLC Series Preferred	—	—	—	—	317,000	—	—	—	317,000
Other comprehensive income - foreign currency translation	—	—	—	—	—	—	1,661,771	—	1,661,771
Net loss	—	—	—	—	—	(573,923)	—	—	(573,923)
Comprehensive profit									1,404,848

Balance as of March 31, 2010	317	$317,000	$315,677,003	$3,156,771	$56,466,939	$(60,146,365)	$(45,192)	$(282,907)	$(533,754)

Note: Reflects deconsolidation of Global Hotline, Inc., retroactive to July 1, 2009, as described in Footnote 3.

See notes to consolidated financial statements.

IA GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Transition Period
			The Three	Year Ended
	Year Ended March 31,		Months Ended	December 31,
	2010	2009	March 31, 2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(256,923)	$(20,241,930)	$360,365	$(8,258,963)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	1,354	2,945	633	3,231
Amortization of beneficial conversion feature	120,000	104,167	104,166	416,667
Amortization of prepaid financing	9,068	79,593	—	—
Stock based compensation	368,590	473,620	60,000	174,514
Stock issued for services	95,587	191,313	—	—
Stock issued for financing services (Ascendiant)	10,000	0	—	—
Conversion of debenture expense	—	—	—	120,047
Loss on equity investments	16,298	154,580	103,857	133,099
Loss on disposal of equity investment	1,284,756	3,023,434	—	—
Impairment of equity investment	—	7,195,394	—	—
Loss on forfeiture of investment	2,861,365	—	—	—
Changes in operating assets and liabilities:
Prepaid expenses	(15,287)	(59,617)	11,265	88,722
Other current assets	25,064	—	—	2,512
Accounts payable - trade	387,152	336,495	64,928	84,726
Accrued liabilities and payroll taxes	296,527	(59,935)	1,369	197,678
Consumption taxes received	—	(3,026)	1,706	—
Net cash provided by (used in) continuing operations	5,203,551	(8,827,541)	708,289	(7,037,767)
Net cash (used in) provided by discontinued operations	(6,553,605)	7,987,612	(610,127)	6,104,600
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,350,054)	(839,929)	98,162	(933,167)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(2,708)	—	(3,338)
Acquisition of investment in Australian Secured Financial Limited	—	—	—	(250,000)
Dividend from equity investment	—	32,464	—	—
Cash from disposal of equity investment	—	253,932	—	—
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:	—	283,688	—	(253,338)

CASH FROM FINANCING ACTIVITIES:
Cash overdraft	(5,508)	5,508	—	—
Proceeds from debt	120,000	549,603	—	500,000
Repayments of debt	(18,000)	(744,000)	13,500	—
Proceeds from exercise of options	—	10,800	—	87,917
Proceeds from sale of common stock	3,165,370	616,962	—	379,877
Proceeds from sale of preferred shares	317,000			—
Purchase of common shares for treasury	—	—	—	(744,439)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,578,862	438,873	13,500	223,355

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,228,808	(117,368)	111,662	(963,150)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(90,035)	(287,708)	(347,542)

CASH AND CASH EQUIVALENTS, beginning of period	—	207,403	383,449	1,694,141

CASH AND CASH EQUIVALENTS, end of period	$2,228,808	$—	$207,403	$383,449

Supplemental disclosures of cash flow information:
Interest paid	$3,491	$57,614	$100,849	$—
Taxes paid	$2,698	$1,610	$—	$—

Non-cash investing and financing activities:
Conversion of debentures into Common Stock	$120,000	$2,300,000	$100,000	$—
Deemed dividend on issuance of LLC Series Preferred Stock	$317,000	$—	$—	$—
Conversion of interest payable on debentures into Common Stock	$—	$78,822	$—	$—
Common stock issued for prepaid financing fees	$125,000	$—	$—	$—
Issuance of Common Stock for acquisition of Subsidiary -
Asia Premier Executive Suites, Inc.	$—	$300,000	$—	$—

Conversion of accrued liabilities into Common Stock	$54,807	$—	$—	$—
Common stock returned to treasury on sale of equity investment - Slate Consulting Co., Ltd.	$30,000	$—	$—	$—
Note receivable on sale of equity investment - Slate Consulting Co., Ltd.	$55,000	$—	$—	$—
Issuance of Common Stock for acquisition of Subsidiary - Shift Resources, Inc.	$—	$190,000	$—	$—
Issuance of Common Stock for acquisition of Investment - Taicom Securities Co., Ltd.	$—	$5,200,000	$—	$—
Issuance of Note Payable for acquisition of Subsidiary - Asia Premier Executive Suites, Inc.	$—	$268,000	$—	$—
Settlement of note payable for common stock	$—	$350,103	$—	$—
Conversion of Series A-1 Preferred Stock into common stock	$—	$—	$—	$7,000,000
Equity investment in Slate Consulting Co Ltd for common stock	$—	$—	$—	$1,440,000
Equity investment in GPlus Media Co Ltd for common stock	$—	$—	$—	$1,360,000
Conversion of debentures and accrued interest into common stock	$—	$—	$—	$1,414,048

Note: Reflects deconsolidation of Global Hotline, Inc., retroactive to July 1, 2009, as described in Footnote 3.

See notes to consolidated financial statements.

IA GLOBAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  BUSINESS

THE COMPANY AND OUR BUSINESS

IA Global, Inc. (the “Company”) is a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  The Company is utilizing its current partnerships to acquire growth businesses in target sectors and markets at discounted prices.  The Company is actively engaging in discussions with businesses that would benefit from our business acumen and marketing expertise, knowledge of Asian Markets, and technology infrastructure.

BUSINESS PROCESS OUTSOURCING (“BPO”)

In the Philippines, we acquired 100% of Shift on April 10, 2008 and Asia Premier on May 27, 2008, multi-service call center operations that have now been merged into a single company operating as Global Hotline Philippines. On June 14, 2010, we outsourced our call center operations and recorded an intangible asset impairment of $793,000 as of March 31, 2010.

DECONSOLIDATION OF GLOBAL HOTLINE, INC.

Until recently, the Company also operated in Japan through its wholly-owned subsidiary, Global Hotline. In May 2009, a dispute arose between GHI and one of its lenders, H Capital. The dispute resulted in H Capital claiming ownership of IA Global’s shares in GHI, which had been pledged as collateral for certain loans borrowed by the subsidiary. Although the Company continues to sue H Capital for damages, on December 8, 2009, the Company reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, the Company accounted for Global Hotline as a discontinued operation. The Company’s reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this report, including Note 3 of the Financial Statements.

CORPORATE INFORMATION

We were incorporated in Delaware on November 12, 1998. The Company’s executive offices are located at 101 California Street, Suite 2450, San Francisco, CA 94111, with its operating units being located primarily in the Pacific Rim region. The Company’s telephone number is (415) 946-8828 and its primary website is located at www.iaglobalinc.com. The information on our website is not a part of this Form 10-K.

GOING CONCERN

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States on a “going concern” basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

The Company has incurred operating losses for the year ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007, as well having an accumulated deficit of approximately $60,100,000 and $59,600,000, and a working capital deficit of approximately $334,500 (reflects $2.2 million Korean escrow deposit that was returned April 16, 2010) and $10,334,000, each as of March 31, 2010 and 2009, respectively.

The Company’s ability to continue as a going concern is dependent upon the continued development of our business and investments, obtaining additional financing to develop such business, and the success of the Company’s business plan. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

On December 8, 2009, the Company reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, the Company accounted for Global Hotline as a discontinued operation. The Company’s reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date. These events and their impact on our financial statements are discussed in more detail in other portions of this report, including Note 3 of the Financial Statements.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior periods' financial statements to conform to the current year classification. These reclassifications had no effect on previously reported results of operations or retained earnings.

CHANGE IN YEAR-END

On July 25, 2007, the Board of Directors resolved that the fiscal year of the Company that began on January 1, 2007 would end on December 31, 2007, and from that date forward, the fiscal year of the Company will be the period beginning on April 1 of each year and ending on March 31 of the following year. The Company filed a Form 10-K for the calendar year ending December 31, 2007 and filed a Transition Report on Form 10-K to reflect the three month transition period of January 1, 2008 through March 31, 2008.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to US$250,000. Balances in Japanese banks are generally insured by the Deposit Insurance Corporation of Japan up to 10,000,000 Yen per depositor per bank or approximately US$111,000 as of December 31, 2009. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

EQUIPMENT - Equipment consists of machinery, equipment and software, which are stated at cost less accumulated depreciation and amortization. Depreciation of machinery and equipment is computed by the accelerated or straight-line methods over the estimated useful lives of the relevant asset, generally 2 years.

LONG-LIVED ASSETS - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

EQUITY INVESTMENTS - The Company accounts for equity investments using the equity method unless its value has been determined to be other than temporarily impaired, in which case we write the investment down to its impaired value. The company reviews these investments periodically for impairment and makes appropriate reductions in carrying value when an other-than-temporary decline is evident; however, for non-marketable equity securities, the impairment analysis requires significant judgment. During its review, the company evaluates the financial condition of the issuer, market conditions, and other factors providing an indication of the fair value of the investments. Adverse changes in market conditions or operating results of the issuer that differ from expectation, could result in additional other-than-temporary losses in future periods.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company has adopted FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, for assets and liabilities measured at fair value on a recurring basis. Topic 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

All cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable as of March 31, 2010. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments. The Company’s note payable approximates the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangement at March 31, 2010 and 2009.

In addition, Topic 820 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value option for any of its qualifying financial instruments.

ADVERTISING COSTS - Advertising costs are expensed as incurred. There were minimal advertising costs incurred for the year ended March 31, 2010 and 2009, the transition period the three months ended March 31, 2008, and the year ended December 31, 2007.

FOREIGN CURRENCY TRANSLATION - Foreign entities whose functional currency is the local currency translate net assets at the end of period rates and income and expense accounts at average exchange rates for the periods ended. Adjustments resulting from these translations are reflected in the consolidated balance sheet under other comprehensive income and the statement of operations under other income (expense).

STOCK BASED COMPENSATION - The Company accounts for the grant of stock options and restricted stock awards in accordance with ASC 718, “Compensation-Stock Compensation.”   ASC 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation. In addition, the Company records expense over the vesting period in connection with stock options granted. The compensation expense for stock-based awards includes an estimate for forfeitures and is recognized over the expected term of the award on a straight line basis.

When stock options are granted, the fair value of each option grant is estimated on the date of grant using the Black-Scholes valuation model and the weighted assumptions noted in the following table:

			The Transition
			Period
			For the Three	For the
	For the Years Ended		Months Ended	Year Ended
	March 31,		March 31,	December 31,
	2010	2009	2008	2007

Risk free interest rate	3.61%	3.96%	3.73%	5.39%
Expected life	9.36 yrs	8 yrs.	8 yrs.	8 yrs.
Dividend rate	0.00%	0.00%	0.00%	0.00%
Expected volatility	174%	112%	122%	111%

The Company recorded $364,503 and $473,620 of compensation expense, net of related tax effects, relative to stock options for the years ended March 31, 2010 and 2009  in accordance with ASC 718. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). The Company recorded $60,000 of compensation expense, net of related tax effects, relative to stock options for the transition period three months ended March 31, 2008, respectively in accordance with ASC 718. Net loss per share basic and diluted for this expense was approximately ($0.00). The Company recorded $174,514, net of related tax effects, relative to stock options for the year ended December 31, 2007 in accordance with ASC 718. Net loss per share basic and diluted for this expense was approximately ($0.00).

As of March 31, 2010, there is approximately $53,853 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately three years.

The Company recorded $60,000 of compensation expense, net of related tax effects, relative to stock options for the transition period three months ended March 31, 2008, respectively in accordance with ASC 718. Net loss per share basic and diluted for this expense was approximately ($0.00).

The Company recorded $174,514, net of related tax effects, relative to stock options for the year ended December 31, 2007 in accordance with ASC 718. Net loss per share basic and diluted for this expense was approximately ($0.00).

In addition to options granted to employees, the Company grants options and warrants to non-employees for services. The Company did not issue any shares of common stock to non-employees during the year ended March 31, 2010. The Company issued 21,429 shares of common stock to non-employees at an average exercise price of $.280 per share during the year ended March 31, 2008. There are 273,929 stock options outstanding that are held by non-employees as of March 31, 2009, which carry an average exercise price of $.342 per share.

The Company issued grants for 55,000 shares of common stock at an average exercise price of $.267 per share to non-employee consultants during the three months ended March 31, 2008. The grants were expensed immediately. There are 227,500 stock options outstanding for non-employees as of March 31, 2008 at an average exercise price of $.356 per share.

The Company issued grants for 172,500 shares of common stock at $.384 per share in the year ended December 31, 2007. The grants were expensed immediately. There are 172,500 stock options at $.384 per share outstanding as of December 31, 2007. There were no non-employee stock options outstanding as of December 31, 2006.

COMPREHENSIVE INCOME - The Company has adopted ASC 220, “Comprehensive Income.” This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net loss to common shareholders and foreign currency transaction adjustments and is presented in the Consolidated Statements of Operations and Stockholders’ Equity.

INCOME TAXES - Income tax provision (benefit) is based on reported income (loss) before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws in the countries and locations where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of March 31, 2010 and 2009, the Company had no refundable tax assets.

Subsequent to the deconsolidation of Global Hotline and the accounting for its operations and those of Global Hotline Philippines as discontinued operations, as noted in Note 3, the Company’s continuing operations with regards to accounting for benefits (provisions) of income taxes are all within US taxing jurisdictions.

The table below summarizes the rate reconciliation of our income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax rate:

	Year Ended March 31,
	2010	2009
Income tax provision (benefit) at Federal statutory rate	35%	35%
State income taxes, net of Federal Benefit	4.6%	4.6%
Permanent differences	1.1%	(1.3%)
Increase in valuation allowance	(40.7%)	(38.3%)
Tax provision (benefit) rate	—	—

Total deferred taxes at March 31, 2010 and 2009 were approximately $15,700,000 and $12,700,000, respectively and related primarily to net operating loss carryforwards. We recognized a valuation allowance for these deferred tax assets based on an evaluation that it is not more likely than not that realization will occur. Our deferred tax assets as of March 31, 2010 and 2009 are as follows:

	March 31,
	2010	2009
Loss carryforwards	$15,700,000	$12,700,000
Valuation allowance	(15,700,000)	(12,700,000)
Deferred tax asset, net of allowance	$-	$-

For tax return purposes, the Company has available US NOL carry forwards of approximately $24,700,000, as well as capital loss carryovers of $15,000,000, which expire in various years through 2030, subject to any potential Section 382 limitations of the Internal Revenue Code of 1986, as amended (the "Code") due to ownership changes in IA Global.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic income (loss) per common share is computed by dividing income (loss) available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted income (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of March 31, 2010, there were options outstanding for the purchase of 9,103,929 common shares, warrants for the purchase of 13,732,064 common shares, 3,554,546 shares of common stock issued as collateral for loans, which could potentially dilute future earnings per share. As of March 31, 2009, there were options outstanding for the purchase of 11,693,512 common shares, warrants for 38,962,243 common shares and shares issued as collateral for loans of 3,554,546 shares of common stock which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements applicable to the Company are summarized below.

•

EITF Issue No. 07-5 (ASC 815), “Determining Whether an Instrument (or embedded Feature) is Indexed to an Entity’s Own Stock” (EITF 07-5) was issued in June 2008 to clarify how to determine whether certain instruments or features were indexed to an entity’s own stock under EITF Issue No. 01-6 (ASC 815), “The Meaning of “Indexed to a Company’s Own Stock” (EITF 01-6) (ASC 815),. EITF 07-5(ASC 815), applies to any freestanding financial instrument (or embedded feature) that has all of the characteristics of a derivative as defined in FAS 133, for purposes of determining whether that instrument (or embedded feature) qualifies for the first part of the paragraph 11(a) scope exception. It is also applicable to any freestanding financial instrument (e.g., gross physically settled warrants) that is potentially settled in an entity’s own stock, regardless of whether it has all of the characteristics of a derivative as defined in FAS 133 (ASC 815), for purposes of determining whether to apply EITF 00-19 (ASC 815). EITF 07-5(ASC 815) does not apply to share-based payment awards within the scope of FAS 123(R), Share-Based Payment (FAS 123(R) (ASC 718)). However, an equity-linked financial instrument issued to investors to establish a market-based measure of the fair value of employee stock options is not within the scope of FAS 123(R) and therefore is subject to EITF 07-5(ASC 815).

•

In January 2009, the FASB issued FSP EITF 99-20-1 (ASC 325), to amend the impairment guidance in EITF Issue No. 99-20 (ASC 325) in order to achieve more consistent determination of whether an other-than-temporary impairment (“OTTI”) has occurred. This FSP amended EITF 99-20 (ASC 325) to more closely align the OTTI guidance therein to the guidance in Statement No. 115 (ASC 320, 10-35-31). Retrospective application to a prior interim or annual period is prohibited. The guidance in this FSP was considered in the assessment of OTTI for various securities at December 31, 2008.

•

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-9072 on October 13, 2009. Commencing with its annual report for the year ending March 31, 2011, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement of:

	◦	Management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

	◦	Management’s assessment of the effectiveness of its internal control over financial reporting as of year- end; and

	◦	The framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

•

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.

•

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 “Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99” which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

•

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 “Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value”, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

•

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 “Earnings Per Share – Amendments to Section 260-10-S99”,which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

•

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 “Accounting for Investments-Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees”. This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

•

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 “Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)”, which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be made by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

•

In October 2009, the FASB issued guidance for amendments to FASB Emerging Issues Task Force on EITF Issue No. 09-1 “Accounting for Own-Share Lending Arrangements in Contemplation of a Convertible Debt Issuance or Other Financing” (Subtopic 470-20) “Subtopic”. This accounting standards update establishes the accounting and reporting guidance for arrangements under which own-share lending arrangements issued in contemplation of convertible debt issuance. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2009. Earlier adoption is not permitted. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3.  DECONSOLIDATED AND RETURNED ASSETS, ACQUISITIONS, INVESTMENTS

ACQUISITION OF CAR PLANNER CO LTD

On May 20, 2010, the Company announced the closing of the 100% acquisition of JSK Fund Co Ltd., which owns 100% of Car Planner,  both of which are Japanese companies, from JSK Fund, Inc. Group, JSK Fund, Inc. Group, a party affiliated with an existing shareholder, RXR Cross Border Investment Un.

Car Planner records service and commission revenue by selling automotive parts over the internet to approximately 728 car dealers, gas stations, and car maintenance shops in Japan. Car Planner is expected to expand their B to B model to include B to C during FY 2011. Their website is www.carplanner.jp.

Car Planner was acquired for 30,000,000 JPY or approximately $325,000 at current exchange rate. The acquisition was financed through the issuance of 25,000,000 shares of our common stock valued at $.013 per share.

ACQUISITION OF JOHNNY CO LTD

On June 4, 2010, the Company announced the closing of the 60% acquisition of Johnny from Hynox Corporation, both of which are Japanese companies.

Johnny engages in the distribution and sales of new video gaming hardware such as the Sony PlayStation 3, PSP, Nintendo DS, Wii and XBox 360 along with associated gaming software. Johnny is also engaged in buying used hardware and software and selling refurbished hardware and secondhand software.

Johnny operates7 direct management stores and 3 franchise stores in the Iwate, Akita and Aomori prefectures in Northern Japan. Mr. Jun Sugiura, founder and CEO, will retain 40% ownership of the Johnny Co Ltd. Their website is http:// www.fc-johnny.jp and the mobile website is http://www.fc-johnny.jp/mobile.

The 60% share of Johnny was acquired for 14,000,000 shares of our common stock valued at $.013 or approximately $178,000.

Business Process Outsourcing ("BPO")

DECONSOLIDATION OF GLOBAL HOTLINE, INC.

As has been previously disclosed, the Company pledged its shares of its Global Hotline Japanese subsidiary as collateral for certain loans borrowed from H Capital, an unlicensed Japanese lender, by such subsidiary. On May 26, 2009, Global Hotline and IA Global received notices from H Capital demanding repayment of the loans. On May 27, 2009, Global Hotline and SG Telecom did not repay the loans as requested by H Capital. On June 9, 2009, H Capital submitted documents claiming ownership of the Company’s 600 shares of Global Hotline. Global Hotline’s management previously provided the Company’s stock certificates to H Capital in March 2009.

Although the Company has engaged Japanese corporate counsel to sue H Capital for damages, these events have resulted in IA Global losing control over the day-to-day management and operations of Global Hotline. In addition, the Company did not have access to the financial records of Global Hotline that are necessary to periodically report our financial position and results of operations as a consolidated subsidiary of IA Global.

On December 8, 2009, the Company reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, the Company accounted for Global Hotline as a discontinued operation. The Company’s reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date.

The Company will continue to pursue its civil claim against H Capital.

GLOBAL HOTLINES PHILIPPINES, INC.

In the Philippines, IA Global is the 100% owner of Asia Premier and Shift, companies that have been merged into a single organization and operate Global Hotline Philippines.

On May 27, 2008, the Company acquired 100% of Asia Premier. Asia Premier provides flexible in-bound and out-bound call center, lead generation, and co-location service solutions to international companies. Asia Premier facilities are equipped with fully redundant, world-class Internet and network facilities, are capable of handling 300 or more seats, have a 24-hour back-up to ensure clients have seamless service, consistent high-quality bandwidth and technical support 365 days a year.

The transaction was structured as a share exchange in which IA Global issued 1,250,000 shares of its common stock at $.24 per share, the average closing price during the negotiations, totaling $300,000; plus three notes payable totaling $268,000, of which $262,000 was paid as of June 30, 2009. The transaction was valued at $618,000.

On April 10, 2008, the Company acquired 100% of Shift. Shift provides a range of in-bound and out-bound call centers, lead generation and customer service solutions for international companies across multiple time zones.

The transaction was structured as a share exchange in which the Company issued 826,086 shares of its common stock at $.23 per share, the average closing price during the negotiations, totaling $190,000 plus a payment of $35,000 at closing. The transaction was valued at $225,000.

Asia Premier and Shift were acquired because they have contracts that we expected to be renewed in an industry sector that was expected to grow. The purchase price resulted in identifiable intangible assets. Their results are included in the financial statements of IA Global for all periods since acquisition. There were no contingent payments earned, options or commitments in the acquisition agreement. There was no purchased research and development assets acquired or written off with the acquisition.

As of March 31, 2010, Global Hotline Philippines operates one call center in the Philippines and employs 10 full-time and 2 part-time employees. In addition, it signed a long term Business Processing and Marketing Services Agreement with HTMT Global Solutions Limited (“HTMT”) on January 9, 2009. Global Hotline Philippines has the option to use HTMT’s infrastructure, certifications, and extensive call center facilities to deliver services to Global Hotline Philippines’ growing client base.

On June 14, 2010, the Company outsourced our call center operations and recorded an intangible asset impairment of $793,000 as of March 31, 2010. As a result, we accounted for Global Hotline Philippines as a discontinued operation.

SALE OF IA GLOBAL CO LTD

On October 1, 2009, the Company sold IA Global Co Ltd, a Japanese corporation to Kosuki Doi, a Japanese citizen. The Company received 1 Jpy Yen and recorded a gain on sale of $91,222. The Company sold the wholly owned subsidiary because it had diminished in value.

SUMMARY OF SOLD, IMPAIRED OR FORFEITED EQUITY INVESTMENTS

Sold, impaired or returned equity investments for the year ended March 31, 2010 are as follows:

SOLD EQUITY INVESTMENT IN SLATE CONSULTING CO. LTD.

In Japan, the Company had an equity investment in Slate Consulting Co Ltd (“Slate”), a Japanese executive search firm with operations in Tokyo and a call center in Manila, Philippines.

For the year ended March 31, 2010 and 2009, the Company recorded a loss on our investment in Slate of $16,298 and $10,427, respectively that decreased our investment in Slate, respectively.

On December 16, 2009, the Company sold its 20.25% interest in Slate to Ray Pedersen, Chief Executive Officer of Slate. The Company, in return for this equity investment, received the return of 1 million shares of IA Global shares valued at $.03 per share, the closing price on December 18, 2009, and a commitment for approximately $55,000 in cash to be paid installments by July 2010. As of March 31, 2010, Slate has paid $5,000 and the Company wrote-off $9,923 due to a dispute. On April 27, 2010, Slate paid $6,092.The Company reported an impairment loss as a result of the sale of approximately $1,284,756 during the year ended March 31, 2010. The $39,859 due from Slate was recorded as other current assets as of March 31, 2010. The Company’s sold its 20.5% share in Slate because it had a diminished value, after weighing several indicators such as the lack of control, decline in current business environment due to negative economic changes in the country and world, continued lack of producing meaningful profitable operations even after the implementation of new business strategies.

FORFEITED INVESTMENT IN TAICOM SECURITIES CO. LTD.

In Japan, the Company had an investment in Taicom, a Japanese securities firm. Taicom provided a broad range of value-added financial services and competitive products. These services currently included the brokerage of Japanese commodities, options derivatives trading, foreign currency, equities and margin as well as offering wealth management and investment consulting services to diversified clients. In addition to offering a broad news and information gathering network, Taicom offers creative solutions that meet the sophisticated trading needs of its clients. Taicom is a member of the Osaka Stock Exchange. Taicom is headquartered in Tokyo and Osaka and has three branch offices in Japan.

Starting the fourth quarter in the year ended March 31, 2009, the Company accounted for Taicom under the cost method. Under the cost method, a long-term investment is recorded at cost and carried at that amount until it is sold or otherwise disposed of or until it is written down. A write-down from cost, subsequent to becoming a cost method investment, is appropriate when dividends received represent a liquidating dividend, that is, a dividend received in excess of earnings subsequent to investment date. Otherwise, any dividends received should be recorded as investment income.

Taicom was a member of the Osaka Stock Exchange. Taicom is headquartered in Tokyo and in Osaka and has three branch offices in Japan.

JUNE 3, 2008 EXCHANGE AGREEMENT

The transaction between the Company and Taicom was structured as a share exchange in which the Company issued 26,000,000 shares of its common stock at $.20 per share, the close price during the negotiations in exchange for 1,389,750 Class B Preferred Shares of Taicom. The transaction was valued at $5,200,000.

DECEMBER 12, 2008 AMENDMENT TO SHARE EXCHANGE AGREEMENT

On December 12, 2008, the Company and Taicom entered into an Amendment to Share Exchange Agreement (the "Amendment"). Pursuant to this Amendment, the Company agreed to return 302,100 of its Taicom Preferred Shares on each of December 12, 2008, January 20, 2009 and February 20, 2009 or 906,300 in total, in exchange for three $130,000 cash payments or $390,000 in total. Upon the completion of these payments, the Company's 20% interest in Taicom would be reduced to approximately 8% or 483,450 Class B Preferred Shares of Taicom. The February 13, 2009 share return may be adjusted on a pro-rata basis if the average closing share price of the common stock for the period December 12, 2008 to February 13, 2009 is below $.038 per share.

As of February 13, 2009, Taicom paid a total of $180,000 to the Company and the Company has returned 302,100 Taicom shares to Taicom, reducing the Company's interest in Taicom to 16%. Taicom has paid $50,000 toward their January 20, 2009 payment. The remaining $80,000 due on the January 20, 2009 payment has not been made. In addition, the entire February 20, 2008 payment was not received.

For the year ended March 31, 2009, the Company recorded a loss on our investment in Taicom of $421,702 that decreased our investment in Taicom. In addition, subsequent to our return of 513,570 Taicom Class B Preferred Shares with respect to the above December 12, 2008, February 2, 2009 and April 1, 2009 payments, as per the above amendments, the Company recorded a loss of $1,736,934 on the sale of its equity investment in Taicom.

APRIL 1, 2009 FORM OF PERFORMANCE WARRANT

On April 1, 2009, the Company amended the Form of Performance Warrant that it previously issued to Mr. Ning on December 12, 2008 (as amended, the “Amended Warrant”). The Amended Warrant reduced the number of shares of common stock that Taicom could receive upon the closing of certain financings to 3,591,250 from 32,500,000 common shares. The Company agreed to register the common stock issuable upon the exercise of the Amended Warrant with NYSE AMEX and file a registration statement on Form S-3 within 60 days of approval by NYSE AMEX. The Amended Warrant was issued to an accredited investor in a transaction that was exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

JUNE 2, 2009 FORM OF PERFORMANCE WARRANT

On June 2, 2009, the Company entered into a Form of Performance Warrant (the “Warrant”) with AMV. The Warrant provides that AMV is entitled to purchase up to 5,213,105 shares of the Company’s common stock for $.05 per share. The Warrant is exercisable for a sixty month period and requires the payment of $300,000 in funding that is reflected in the June 8, 2009 Services Agreement. The Company agreed to register the common stock issuable upon the exercise of the Warrant with NYSE AMEX and file a registration statement on Form S-3 within sixty days of approval by NYSE AMEX. The Performance Warrant was issued to an accredited investor in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

The Company has declined to issue the Form of Performance Warrant because the $300,000 in funding was not received.

APRIL 1, 2009 AMENDMENT TO SHARE EXCHANGE AGREEMENT

On April 1, 2009, the Company agreed to issue IAO Preferred Stock , at $1,000 per share, to AMV for $317,000 in the Amendment to Share Exchange Agreement. The Company valued the conversion feature of such Preferred Stock to be $317,000 and recorded a deemed dividend during the year ended March 31, 2010.

At AMV’s sole discretion, AMV may either (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of the Company’s common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Stock owned by the Company pro rata. The conversion of IAO Preferred Stock intoTaicom Stock is automatically triggered in the case of certain events, including delisting from NYSE AMEX, bankruptcy or insolvency.

On July 17, 2009 and September 28, 2009, AMV notified the Company that we were in default under clause 3.1 (vi) of the Agreement and as a result AMV did not fund the $60,000 due June 30, 2009, July 15, 2009 and July 31, 2009. However, AMV was late in funding as required by the Agreement. On October 30, 2009, the Company agreed to issue 4,000,000 shares based on the $120,000 in funded under this Agreement.

On November 16, 2009, but effective August 4, 2009, AMV claimed ownership of our shares in Taicom. This resulted in a loss on investment of approximately $2,861,000.

On January 11, 2010, AMV requested that the $317,000 of IAO Preferred Stock be converted into 12,800,000 shares of the Company’s common stock. We declined to convert this IAO Preferred Stock..

JUNE 8, 2009 SERVICES AGREEMENT

On June 8, 2009, the Company entered into a Services Agreement with AMV. Pursuant to this agreement, AMV agreed to provide aggregate funds in cash of $300,000 in exchange for IA Global Convertible Senior Debentures (“Debentures”) that carry a 12% interest rate and were due December 8, 2009. The Debentures were convertible into 10,000,000 shares of IAO Common Stock at $0.030 per share immediately upon issuance. In the event Company was not able to repay the principal amount plus accrued interest by December 8, 2009, AMV had the right to convert such Debentures into (1) the proportionate number of shares of the Company’s common stock, or (2) exchange 940,121 shares of Taicom Preferred Class B stock owned by the Company on a pro rata basis. The $300,000 in funding was to be paid in five independent tranches. The Company recorded interest expense of $120,000 attributed to the valuation of the beneficial conversion feature on the Debentures.

On July 17, 2009 and September 28, 2009, AMV notified us that we were in default under the June 8, 2009 Services Agreement and as a result did not fund the $60,000 due on each of June 30, 2009, July 15, 2009 and July 31, 2009. However, the Company asserted that AMV was late in providing funding as required under the agreement.

On October 30, 2009, the Company agreed to issue 4,000,000 shares of its common stock to AMV based on the $120,000 in aggregate funds provided by AMV under the agreement.

On November 16, 2009, but effective August 4, 2009, AMV claimed ownership of our shares in Taicom. This resulted in a loss on investment of approximately $2,861,000.

Taicom declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy laws.

Sold, impaired or returned equity investments for the year ended March 31, 2009 are as follows:

IMPAIRED EQUITY INVESTMENT IN AUSTRALIAN SECURED FINANCIAL LIMITED

On October 19, 2006, the Company closed its 36% equity investment in ASFL, a group of Australian companies. The transaction was structured as a share exchange in which the Company issued 4,375 of Series A-1 Convertible Preferred Stock ("Series A-1 Preferred Stock") that was convertible into 43,750,000 shares of common stock in exchange for 36% of ASFL's outstanding common shares. The parties agreed to value the Company's common stock at $0.16 per share, which was the closing market price on October 2, 2006, the day before the signing of the initial term sheet on October 3, 2006. In addition, the Company paid $250,000 at closing and $125,000 on January 19, 2007 and $125,000 in April 2007. The Series A-1 Preferred Stock were converted into 43,750,000 shares of common stock on February 7, 2007.

ASFL raised funds through the issuance of private loans and bank debt within Australia and provided short term, secured, real property loans to businesses and investors in Australia. The bank line of credit used to fund the business has been terminated effective November 2009 and ASFL was not able to replace the bank line of credit with any funding and is expected to be liquidated.

For the year ended March 31, 2009, the Company recorded a profit on our investment in ASFL of $265,039 that increased our investment in ASFL. The investment in ASFL was considered impaired as of March 31, 2009 and write-down on our ASFL equity investment of $7,195,394 was recorded during the year ended March 31, 2009.

SOLD EQUITY INVESTMENT IN GPLUS MEDIA CO LTD

On August 24, 2007, the Company closed a 25.0% equity investment in GPlus Media Co Ltd (“GPlus”) by agreeing to issue 3,885,713 shares of common stock with a total value of $1,360,000 or $.35 per share, which was the closing price on August 20, 2007, the day negotiations were completed.

For the year ended March 31, 2009, the Company recorded a gain on our investment in GPlus of $12,510 that increased our investment in GPlus. On March 6, 2009, the Company sold its 25% interest in GPlus to the management of GPlus for $73,931 and recorded a loss on sale of $1,286,766 during the year ended March 31, 2009.

SUMMARY OF DISCONTINUED OPERATIONS AND ACQUISITION NOT COMPLETED

Discontinued operations for the year ended December 31, 2007 are as follows:

On October 22, 2007, the Company signed definitive agreements to acquire 100% of the Outsourcing Business Division (“Outsourcing Business Division”) of LINC Media, Inc. (“LINC Media”), a Tokyo, Japan-based Company.

On March 12, 2008, the Company and LINC Media terminated the definitive agreements due to the U.S. market conditions. LINC Media retains the $110,000 paid to date, less $10,000 deducted for legal fees. There are no additional fees or cash payments or stock issuances required by the Company or LINC Media. The $110,000 paid to date has been written off as of December 31, 2007 and is accounted for as a loss from disposal of a discontinued operation.

The following table sets forth the discontinued operations for the Company:

	As of March 31,
	2010	2009
Balance Sheet-
Cash and cash equivalents	$15	$3,620,239
Accounts receivable - trade	583	5,994,117
Notes receivable	—	2,684,794
Other current assets	64,048	2,676,373
Fixed assets	53,936	2,206,269
Other assets	—	3,719,797
Assets of discontinued operations	$118,582	$20,901,589

Accounts payable - trade	$182,607	$1,116,755
Accrued liabilites	604,519	10,277,936
Long term debt	329,476	15,265,602
Deferred revenue	—	3,454,692
Other liabilities	—	—
Net liabilities- discontinued operations	$1,116,602	$30,114,985

			Transition Period
			The Three	Year Ended
	Years Ended March 31,		Months Ended	December 31,
	2010	2009	March 31, 2008	2007

Statement of Operations-
Revenue	$13,427,540	$57,107,050	$16,048,904	$29,136,435
Loss from discontinued operations	(2,863,704)	(7,228,592)	1,163,608	(5,272,127)
Gain from forfeit of discontinued operations	10,062,614	—	—	—

NOTE 4.  PREPAID EXPENSES

Prepaid expenses were $170,852 and $39,633 as of March 31, 2010 and 2009, respectively. These assets included prepaid insurance, prepaid financing costs and other costs incurred by the Company.

NOTE 5.  ACCOUNTS PAYABLE

Accounts payable were $848,426 and $461,274 as of March 31, 2010 and 2009, respectively. Such liabilities consisted of amounts due to vendors for external audit, forensic audit, legal and other expenses incurred by the Company.

NOTE 6. ACCRUED LIABILITIES

Accrued liabilities were $911,630 and $669,910 as of March 31, 2010 and 2009, respectively. Such liabilities consisted of the following:

	March 31,
	2010	2009
Accrued salaries	$235,874	$112,151
Trade debt not in accounts payable	192,117	69,799
Accrued interest	483,639	487,960
Other accrued expenses	—	—
	$911,630	$669,910

NOTE 7. NOTES PAYABLE/ LONG TERM DEBT

Notes payable and long term debt were $205,500 and $223,500 as of March 31, 2010 and 2009, respectively. Such liabilities consisted of the following:

1.

On July 14, 2008 and August 11, 2008, the Company entered into three-year loan agreements with Artemis Capital Group LLC, pursuant to which the Company received loans in the principal amount totaling approximately $199,500 at an interest rate of 7.0% per annum. The interest was payable quarterly beginning in October 2008. The Company issued 3,000,000 shares of common stock as of September 30, 2008 and 554,546 shares of common stock on November 19, 2008, which serve as collateral for the loans. In addition, the Company paid $34,613 in fees, which are being amortized over the life of the loan. At the termination of the loans, the Company may repay the loans, forfeit the shares to the lender or renew the loans on a year by year basis based on mutually agreeable terms. The loan cannot be terminated within the first eighteen months of the loan and after this period, it can be repaid with a 10% penalty. Total interest expense for these loans for the year ended March 31, 2010 and 2009 was $14,972 and $8,756, respectively.

2.

In connection with the acquisition of Asia Premier, the Company entered a note payable totaling $268,000. As of March 31, 2010, a total of $6,000 remains unpaid from this note payable. The note payable is secured by the assets of Asia Premier and is non-interest bearing.

All the loans were used for working capital. Future principal repayments for all long term debt as of March 31, 2010 are as follows:

Years Ended March 31,
2011	$6,000
2012	199,500
Total	$205,500

NOTE 8. RELATED PARTY RELATIONSHIPS WITH INTER ASSET JAPAN AND AFFILIATES

As of March 31, 2010, IAJ LBO Fund, PBAA Fund Limited, Terra Firma, Inter Asset Japan Co Ltd ("IAJ"), IA Turkey and Hiroki Isobe, (collectively, the "Controlling Shareholders") collectively hold approximately 43.2% of our common stock. These Controlling Shareholders have stated in a Schedule 13D that they may be deemed to constitute a "group" for the purposes of Rule 13d-3 under the Exchange Act. Hiroki Isobe and controls each of our Controlling Shareholders.

The following table provides details on the affiliated parties owned or controlled by each of the Company's controlling stockholders and certain other entities, as of March 31, 2010, that are relevant for purposes of understanding the related party transactions that have taken place:

Ownership:

IA Global, Inc. owns:
	Global Hotline Philippines, Inc.	100.0%	(1)
	IA Global Japan Co Ltd.	100.0%

Inter Asset Japan LBO No. 1 Fund owns:
	IA Global, Inc.	28.2%	(2)

PBAA Fund Ltd. owns:
	IA Global, Inc.	7.7%	(2)

Terra Firma Fund Ltd. owns:
	IA Global, Inc.	4.2%	(2)

Inter Asset Japan Co., Ltd. owns:
	IA Global, Inc.	.7%	(2)

IA Turkey Equity Portfolio Ltd owns:
	IA Global, Inc.	.8%	(2)

Mr. Hiroki Isobe owns:
	IA Global, Inc.	1.6%	(2)

(1)   Established on July 4, 2008. Asia Premier and Shift Resources operate as Global Hotline Philippines, Inc.

(2)   Based on a Schedule 13D (Amendment No. 23) filed with the SEC on June 9, 2010.

NOTE 9. EQUITY TRANSACTIONS

During the period subsequent to March 31, 2010, the following stockholder equity events occurred:

OTHER EQUITY ISSUANCES

On May 21, 2010, the Company agreed to issue 1,385,818 shares of common stock to Brian Hoekstra, its Chief Executive Officer for $15,244, or $.011 per share, the date agreement was signed. The shares do not have registration rights.

On May 25, 2010, the Company issued 4,500,000 warrants to acquire shares of common stock to National Securities Corporation and two individuals in connection with investment banking services. The warrants are exercisable at $.010 per share and expire on May 24, 2013.

On June 8, 2010, the Company agreed to issue 5,000,000 shares of common stock to Derek Schneideman, its former Chief Executive Officer for $50,000, or $.01 per share, the date agreement was signed. The shares do not have registration rights.

On June 14, 2010, the compensation committee awarded Mr. Senda 500,000 shares of stock at the fair market price of $0.013 per share based on the adjusted closing price on June 14, 2010, the date the committee approved the grant. In accordance with the 2007 Stock Incentive Plan, the grant vested on June 14, 2010.

STOCK PURCHASE AGREEMENTS WITH RXR CROSS BORDER INVESTMENT UN

On April 16, 2010, the Company received a $102,915 funding commitment under a Stock Purchase Agreement (“Agreement”) with RXR Cross Border Investment Un (“RXR”), a new shareholder of the Company. Under the terms of the Agreement, the Company agreed to issue and sell to RXR 8,576,250 shares of the Company’s common stock for an aggregate purchase price of $102,915, funded during March 10, 2010 and April 16, 2010. The price per share is $.012, the average during the periods of the wires.

On April 29, 2010, the Company received a $100,000 funding commitment under a Stock Purchase Agreement 2 (“Agreement 2”) with RXR. Under the terms of Agreement2, the Company agreed to issue and sell to RXR 12,000,000 Shares at a purchase price of US$.012 per share, the price on signing, or an aggregate price of US$100,000 on or before May 31, 2010. RXR did not fund the $100,000 on or before May 31, 2010.

RXR’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to RXR in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Agreement contains certain representations and warranties of the RXR and the Company, including customary investment-related representations provided by RXR, as well as acknowledgements by RXR that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to RXR in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

STOCK PURCHASE AGREEMENTS WITH WORLD INVESTMENT UN

On June 15, 2010, the Company received a $145,000 funding commitment under a Stock Purchase Agreement (“Agreement”) with World Investment Un (“World”), a new shareholder of the Company. Under the terms of the Agreement, the Company agreed to issue and sell to World 12,083,333 shares at a purchase price of US$.012 per share, the price on signing, or an aggregate price of US$145,000 on or before June 15, 2010.

World’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to World in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Agreement contains certain representations and warranties of World and the Company, including customary investment-related representations provided by World, as well as acknowledgements by the World that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to World in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

As of July 14, 2010, the Company sold to the Shareholder 25,416,667 shares at a purchase price of $.012 per share, or an aggregate price of $305,000.

During the twelve months ended March 31, 2010, the following stockholder equity events occurred:

OTHER EQUITY ISSUANCES

On April 20, 2009, the Company agreed to issue 317 shares of ArqueMax Ventures, LLC Series Preferred Stock (“IAO Preferred Stock”) of the Company. The IAO Preferred Stock, $.01 par value, was sold at $1,000 per share, has a liquidation value of $317,000 and has no voting rights.

At AMV’s sole discretion, AMV may either (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of the Company’s common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Stock owned by the Company pro rata. The conversion of IAO Preferred Stock into Taicom Stock is automatically triggered in the case of certain events, including delisting from NYSE AMEX, bankruptcy or insolvency.

The Company recorded a deemed dividend of $317,000, upon the issuance of the Preferred Stock, due to the conversion price per share being below market on the date of issuance.

On May 12, 2009, the Company sold 600,000 shares of common stock to A to B Capital Special Situations Fund LP for $30,000 or $0.05 per share, the closing price on May 12, 2009, the date the subscription agreement was signed.

On May 12, 2009, the Company issued warrants for a total of 428,571 shares of common stock to A to B Capital Special Situations Fund LP related to the common stock they purchased on May 12, 2009. The warrants are exercisable at $.07 per share, above the market price on May 12, 2009, and expire on May 14, 2012.

On May 21, 2009, the Company issued 750,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on May 20, 2012. If registered, the warrants may be called by the Company if the share price closes above $.20 for five days.

On May 21, 2009, the Company issued 250,000 performance warrants to acquire shares of common stock to Marc Page in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on May 20, 2012.

On June 1, 2009, the shareholders of the Company approved the increase in the number of authorized common shares from 300,000,000 to 450,000,000 shares.

On June 10, 2009, the Company sold 167,500 shares of common stock to Derek Schneideman, its former Chief Executive Officer, for $10,050 or $0.06 per share, the closing price on June 10, 2009, the date the subscription agreement was signed.

On October 30, 2009, the Company agreed to issue 4,000,000 shares of its common stock to AMV based on the $120,000 in aggregate funds provided by AMV under the June 8, 2009 Services Agreement. The Company recorded interest expense of $120,000 attributed to the valuation of the beneficial conversion feature on the Debentures.

On November 4, 2009, the Company agreed to issue 600,000 shares of common stock to AIM Capital Corporation in a private placement for $24,000 or $0.04 per share, the closing price on December 28, 2009, the date agreement was reached. The Company agreed to register the shares.

On December 30, 2009, the Company agreed to issue 2,569,850 shares of common stock to former directors of the Company in a private placement for $106,794 or $0.04 per share, the closing price on December 28, 2009, the date agreement was reached. The shares do not have registration rights.

On March 5, 2010, the Company issued 2,250,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. in connection with the sale of the Company’s common stock. The warrants are exercisable at $.015 per share and expire on March 14, 2013. If registered, the warrants may be called by the Company if the share price closes above $.10 for five days.

On March 19, 2010, the committee awarded Mr. Scott 400,000 shares of stock at the fair market price of $0.014 per share based on the adjusted closing price on March 18, 2010, the last trading day before the committee approved the grant. In accordance with the 2007 Stock Incentive Plan, the grant vested on March 19, 2010.

Unless otherwise indicated, the common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act. In addition, certain shares issuances are discussed elsewhere in this Form 10-Q,

PRIVATE PLACEMENTS WITH INTER ASSET JAPAN LBO NO. 1 FUND

On August 2, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 1”) with Inter Asset Japan LBO No 1 Fund, an existing shareholder of the Company (the “Shareholder”). Under the terms of the Agreement 1, the Company agreed to issue and sell to the Shareholder 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for an aggregate purchase price of $60,000, or $0.04 per share (the “Purchase Price”). The Company issued and sold the Shares to the Shareholder in reliance on the exemption from the registration requirements set forth in the Securities Act provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under the Securities Act.

Agreement 1 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the Shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 1 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions). Finally, the Shareholder has the right to demand that the Company redeem all or any portion of the Shares at any time on or after October 31, 2009, for a redemption price equal to the greater of the Purchase Price or the listed market price for the Company’s common stock as of the redemption date.

On August 17, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 2”) with the Shareholder. Under the terms of Agreement 2, the Company agreed to issue and sell to the Shareholder 5,000,000 shares of our common stock for an aggregate purchase price of $200,000, or $0.04 per share.

Also under the terms of the Agreement, the Shareholder has committed to purchase, and the Company agreed to issue and sell to the Shareholder, additional shares of the Company’s common stock in accordance with the following schedule:

•	2,500,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$100,000 on or before September 4, 2009.

•	1,250,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$50,000 on or before September 18, 2009.

•	50,000,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000 on or before November 10, 2009.

The Shareholder’s obligation to purchase the foregoing shares by the date specified is conditioned upon the representations and warranties of the Company contained in Agreement 2 being accurate as of the date of such closing.

Finally, the Shareholder had the option, but did not purchase, on or before December 31, 2009, an additional 50,000,000 shares of Common Stock at a purchase price of US$.04 per share, or an aggregate price of $2,000,000.

On November 4, 2009, the Company entered into an Amendment (“Amendment 1”) to Agreement 2 with the Shareholder. Under the terms of Amendment 1, the Shareholder agreed to not acquire in excess of 19.9% of the Company’s outstanding stock prior to the Annual Stockholder Meeting held on December 18, 2009.

On January 26, 2010, the Company received a $250,000 funding commitment under an Amendment to Agreement 2 (“Amendment 2”) with the Shareholder. Under the terms of the Amendment 2, the Company agreed to issue and sell to the Investor 6,250,000 shares of the Company’s common stock for an aggregate purchase price of $250,000, or $0.04 per share.

The Shareholder had the option, but did not purchase, on or before March 31, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

Finally, the Shareholder had the option, but did not purchase, on or before April 30, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000, as long as $500,000 has been funded by February 28, 2010.

On April 16, 2010, the Company signed an Amendment to the Stock Purchase Agreement (“Amendment 3”) with the Shareholder. Under the terms of the Amended Agreement, the Company sold to the Shareholder in total 18,383,750 shares of Common Stock for $735,350. In addition, the parties agreed to terminate the Stock Purchase Agreement dated August 17, 2009 and the Amendment to the Stock Purchase Agreement dated January 26, 2010.

The Shareholder had the option, but did not purchase, on or before March 31, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

The Shareholder had the option, but did not purchase, on or before April 30, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

On April 16, 2010, the Company signed an Amendment to Escrow Agreement (“Escrow Agreement”) with Inter Asset Japan LBO No.1 Fund, Beseto Partners Incorporation Committee and M&A Japan Inc. The parties agreed to terminate the Escrow Agreement dated December 18, 2009. The Company agreed to return 200 million Yen or approximately $2.2 million in exchange for not issuing 55,969,633 shares of IAGI common stock. The Korean Venture Capital Fund was not successfully formed.

The Company issued and sold the shares of common stock to the Shareholder in Agreement 2 in reliance on the exemption from the registration requirements set forth in the Securities Act provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under the Securities Act.

Agreement 2 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 2 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions).

Under the terms of its August 2, 2009 and the August 17, 2009 Stock Purchase Agreements and related Amendments with the Shareholder, as of March 31, 2010, the Company sold to the Shareholder, 75,453,383 shares at a purchase price of $.04 per share, or an aggregate price of $3,018,135.  As of July 14, 2010 and after the termination of the Escrow Agreement, the Company sold to the Shareholder 19,883,750 shares at a purchase price of $.04 per share, or an aggregate price of $795,350.

During the three months ended March 31, 2010, the Company sold to the Shareholder 3,733,750 shares at a purchase price of $.04 per share, or an aggregate price of $149,350.

EQUITY LINE OF CREDIT TRANSACTION WITH ASCENDIANT CAPITAL GROUP, LLC

On September 29, 2009, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of IA Global’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on September 29, 2009.

The Registration was declared effective on March 9, 2010, IA Global has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from IA Global, up to $5,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). IA Global will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, IA Global will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a nine-trading-day pricing period. For each draw, IA Global will be required to deliver the shares sold to Ascendiant in three installments (following the third, sixth and ninth trading days in the pricing period, respectively). Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•	Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”).

•

Threshold Price - IA Global may specify a price below which it will not sell shares during the applicable nine-trading-day pricing period. If the purchase price falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/9 for each such day).

•

Maximum Draw - 15% of IA Global’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $250,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Two trading days.

•	Minimum Use of Facility - IA Global is obligated to sell at least $1,000,000 worth of shares of its common stock to Ascendiant during the Commitment Period.

•

Commitment Fees - IA Global issued 8,333,333 shares of its common stock to Ascendiant ($125,000 worth of shares based on the Company’s closing bid price on the trading day immediately prior to the SEC declaring the Registration Statement effective, IA Global issued another 7,058,581 or $75,000 worth of shares of its common stock in three installments over a period of 90 days following the effectiveness date.

•

Other Fees and Expenses – On October 21, 2009, the Company issued 400,000 shares of common stock valued at $10,000 under the 2007 Stock Incentive Plan as compensation to Ascendiant’s legal counsel for the legal fees and expenses it incurred in connection with negotiating and documenting the equity line of credit. Pursuant to separate agreements, IA Global has also agreed to pay an aggregate of 3.0% in fees (to be paid in connection with each draw down).

•

Indemnification - Ascendiant is entitled to customary indemnification from IA Global for any losses or liabilities it suffers as a result of any breach by IA Global of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of IA Global (except stockholders who are officers, directors or principal stockholders of IA Global).

•

Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in IA Global’s common stock must not be suspended by the SEC or other applicable trading market; IA Global must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of IA Global common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of IA Global common stock, or more than 19.9% of the number of shares of common stock outstanding on September 29, 2009 to have been issued under the equity drawdown facility (without shareholder approval).

•

Termination - The Securities Purchase Agreement will terminate if IA Global’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if IA Global files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by June 29, 2010. IA Global may terminate the Securities Purchase Agreement if Ascendiant fails to fund a draw down within 10 trading days after the end of the applicable settlement period, or if the SEC provides comments on the Registration Statement requiring certain changes in the transaction structure and/or documents.

The Securities Purchase Agreement also contains certain representations and warranties of IA Global and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. IA Global provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. IA Global’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. IA Global also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

Under the terms of its September 29, 2009 Securities Purchase Agreement with Ascendiant, as of March 31, 2010,  the Company sold to Ascendiant 1,739,048  shares at a purchase price of $.013 per share, or an aggregate price of $21,884.  As of July 14, 2010, the Company sold to the Shareholder 8,015,507 shares at a purchase price of $.011 per share, or an aggregate price of $89,730.

The shares to be issued by IA Global to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

STOCK PURCHASE AGREEMENT WITH MGVJ CO LTD

On January 26, 2010, the Company received a $480,000 funding commitment under a Stock Purchase Agreement (“Stock Purchase”) with MGVJ Co. Ltd. (“MGVJ”), a new shareholder of the Company. Under the terms of the Stock Purchase, the Company agreed to issue and sell to MGVJ 9,600,000 shares of the Company’s common stock for an aggregate purchase price of $480,000, or $0.05 per share, with payments as follows:

(i)        2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before March 31, 2010.

(ii)       2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before April 30, 2010.

(iii)      2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before May 31, 2010.

(iv)      2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before June 30, 2010.

MGVJ’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to MGVJ in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Stock Purchase contains certain representations and warranties of MGVJ and the Company, including customary investment-related representations provided by MGVJ, as well as acknowledgements by MGVJ that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to the Investor in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

On April 16, 2010, the Company signed an Amendment to the Stock Purchase Agreement (“MGVJ Amended Agreement”) with MGVJ. Under the terms of the MGVJ Amended Agreement and during the three months ended March 31, 2010, the Company sold to MGVJ 1,300,000 shares of Common Stock at a purchase price of $.05 per share, or an aggregate price of $65,000. In addition, the parties agreed to terminate the Stock Purchase Agreement dated January 26, 2010.

During the twelve months ended March 31, 2009, the following stockholder equity events occurred:

On April 1, 2008, the Company issued 200,000 shares of common stock to two consultants for financing and other services. The shares were valued at $.28 per share, the closing price on March 31, 2008.

On April 10, 2008, the Company signed definitive agreements and closed the 100% acquisition of Shift. The transaction was structured as a share exchange in which the Company issued 826,086 shares of its common stock at $.23 per share, the close price during the negotiations, totaling $190,000 plus a payment of $35,000. The transaction was valued at $225,000.

On April 16, 2008, the Company agreed to issue 120,000 shares of common stock to a consultant for investor relation services. The shares were valued at $.25 per share, the closing price on April 7, 2008, the date the agreement was reached.

On April 24, 2008 and May 8, 2008, the Company sold 1,000,000 and 1,500,000, shares of our common stock, respectively, to Michael Ning for $200,000 and $300,000, respectively, or $.20 per share. In connection with the purchase of the common stock, on May 8, 2008, the Company issued warrants for a total of 5,000,000 shares of common stock to Mr. Ning. The warrants are exercisable at $.20 per share and expire on May 7, 2013. The Company agreed to register the shares and warrants within two months after approval by NYSE AMEX market. The shares of common stock were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

On May 27, 2008, the Company acquired 100% of Asia Premier. The transaction was structured as a share exchange in which IA Global issued 1,250,000 shares of its common stock at $.24 per share, the close price during the negotiations, totaling $300,000; plus three Notes Payable totaling $268,000, which become due over the next nine months, and an earn-out capped at $50,000 based on profitability of the Asia Premier business over the next nine months. The transaction was valued at $618,000.

On June 3, 2008, the Company announced that it had closed a 20% equity investment in Taicom. The transaction between the Company and Taicom was structured as a share exchange in which the Company issued 26,000,000 shares of its common stock at $.20 per share, the close price during the negotiations in exchange for 1,389,750 Class B Preferred Shares of Taicom. The transaction was valued at $5,200,000.

On June 28, 2008, the Company converted $2,300,000 of debentures by issuing 7,666,579 shares of common stock. In addition, the Company issued an additional 5,862,734 shares during the three months ended December 31, 2008 based on the June 23-27, 2008 average closing price of $.22 per share less 25% due to the resetting of the pricing for these outstanding debentures. On September 22, 2008, the Company issued 463,658 shares of common stock to certain debenture holders related to the conversion of $78,822 of interest at $.17 per share.

On July 9, 2008, the Company filed a registration statement on Form S-3 covering 33,112,422 shares, related to equity investments, acquisitions and service agreements which were declared effective by the SEC on July 23, 2008.

On July 23, 2008, the Company issued 15,000 shares at $.20 per share or $3,000 to Anna Alioto, above the closing market price of $0.14 per share, for investor relation services.

On July 28, 2008, the Company issued warrants for a total of 1,900,000 shares of common stock to Mr. Ning related to the common stock he purchased on April 24, 2008 and May 8, 2008. The warrants are exercisable at $.17 per share and expire on July 27, 2013.

On July 31, 2008, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on August 7, 2008. This registration statement allows for the issuance of preferred stock, common stock and warrants valued up to $5 million, limited to no more than 33% of our public float in any twelve month period.

On August 21, 2008 and August 26, 2008, the Company sold 582,609 shares of common stock to Mr. La Cara, Mr. Ishii, Mr. Nelson and Ms. Towada for $66,962, or $0.11 per share, the closing market price on the day preceding the signing of the private placement memorandum.

On September 12, 2008, the Company issued 100,000 shares at $.10 per share to Financial West Investment Group, Inc., the closing market price on September 11, 2008, for financing and investor relation services.

On January 26, 2009, the Company sold 1,000,000 shares of common stock to Mr. Mark Gustavson for $50,000 or $0.05 per share, the closing market price during the negotiations of the subscription memorandum.

On February 3, 2009, the Company issued 750,000 warrants to acquire shares of common stock to the Sterling Group, Inc. for consulting services. The warrants are exercisable at $.05 per share and expire on February 2, 2012. On February 3, 2009, the Company issued 750,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. for consulting services. The warrants are exercisable at $.10 per share and expire on February 2, 2012. If registered, the warrants maybe called by the Company if the share price closes above $.20 for five days.

On February 3, 2009, the Company issued 250,000 warrants to acquire shares of common stock to Marc Page for consulting services. The warrants are exercisable at $.05 per share and expire on February 2, 2012. On February 3, 2009, the Company issued 250,000 performance warrants to acquire shares of common stock to Marc Page for consulting services. The warrants are exercisable at $.10 per share and expire on February 2, 2012.

The common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

During the three months ended March 31, 2008, the following stockholder equity events occurred:

On March 22, 2007, the Company announced a stock repurchase program. Starting on April 2, 2007, the Company may repurchase up to 4,000,000 shares at market prices in open market or private transactions. As of March 31, 2008 and December 31, 2007, the Company repurchased 2,654,255 shares in public and private transactions at an average price of $0.281 per share. The Company reused 2,026,355 shares as part of our Slate equity investment at an average cost of $.267 per share. The Company owns 627,900 shares at an average cost of $.323 per share as of March 31, 2008. The shares are valued using the cost method of accounting for treasury stock.

On January 18, 2008, the Company filed a registration statement on Form S-3 covering 7,870,355 shares, related to equity investments and convertible Debentures, which was declared effective by the SEC on February 1, 2008.

On March 14, 2008, Eric La Cara, a director, exercised stock options totaling 86,458 shares of common stock for $13,500 or $.156 per share.

During the year ended December 31, 2007, the following stockholder equity events occurred:

On January 3, 2007, the Company filed an Information Statement on Schedule 14C, whereby, the Company acted by majority shareholder consent in approving (1) the issuance of 43,750,000 of the Company's common stock in conjunction with the ASFL equity investment; and (2) the increase in the Company's number of authorized shares of common stock from 200 million to 250 million shares. This Information Statement indicated that these actions shall not become effective until at least twenty (20) calendar days after this Information Statement was sent to stockholders. The actions contemplated by this Information Statement were effected on or about the close of business on January 29, 2007.

The 4,375 shares of Series A-1 Preferred Stock were converted into 43,750,000 shares of common stock on February 7, 2007.

On February 8, 2007, the Company filed a registration statement on Form S-3 covering 43,775,000 shares, including the 4,375 shares of Series A-1 Preferred Stock issued in conjunction with the ASFL equity investment.

On March 26, 2007, the Company announced an odd lot tender offer. Starting on April 2, 2007, the Company will repurchase odd lots from stockholders who own fewer than 100 shares. The program was for thirty days and may be extended in 30 day increments. On May 2, 2007, the Company extended this odd lot program until June 15, 2007. On June 15, 2007, this program expired and no shares were tendered under the program.

On March 29, 2007, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware to eliminate the Certificate of Designation, Preferences and Rights of the Series A-1 Preferred Stock.

On April 27, 2007, Mr. Jun Kumamoto, a former director of the Company currently functioning as a consultant, exercised 30,000 stock options at an average price of $0.183 per share and forfeited 520,000 stock options at $0.201 per share.

During the three months ended June 30, 2007, we sold 547,281 shares of our common stock in private placements for $200,000 or approximately $0.365 per share. During November and December 2007, we sold 642,422 shares of our common stock in private placements for $179,878 or approximately $.28 per share.

On June 29, 2007, the shareholders of IA Global authorized an increase in the number of authorized shares to 300,000,000 shares.

On July 30, 2007, the Company made an Offer to our debenture holders ("Offer"). Pursuant to this Offer, the debenture holders could convert their Debentures into common stock at a 10% discount of $0.27 per share and would receive shares of common stock for any accrued interest at $0.27 per share. The Offer expired on August 31, 2007, and $400,000 of debentures and $64,048 of accrued interested were converted into 1,718,696 shares of common stock. The additional shares of common stock totaling 385,362 related to the discount and interest were registered in January 2008.

During August and September 2007, $500,000 of debentures was converted into 1,666,669 shares of common stock. During November and December 2007, $450,000 of debentures was converted into 1,500,002 shares of common stock.

On August 24, 2007, the Company closed a 25.0% equity investment in GPlus Media Co Ltd by agreeing to issue 3,885,713 shares of common stock with a total value of $1,360,000 or $.35 per share, which was the closing price on August 20, 2007, the day negotiations were completed.

On August 24, 2007, the Company closed a 20.25% equity investment in Slate Consulting by agreeing and has issued 3,600,000 shares of common stock with a total value Of $1,440,000 or $0.40 per share, which was the average closing market price on August 17, 2007, the day negotiations were completed.

For the August 24, 2007 equity investments, the shares of common stock will be issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

On August 31, 2007, the Company filed a registration statement on Form S-3 covering 5,059,476 shares, related to various private placements.

On September 7, 2007, the Company filed a registration statement on Form S-3 covering 29,773,146 shares, related to a debt conversion and various private placements.

On September 22, 2007, Raymond Christinson, a former director, exercised stock options totaling 404,166 shares of common stock for $82,417 or $.204 per share. Mr. Christinson forfeited stock options totaling 245,834 shares of common stock.

On October 12, 2007, the Company filed a registration statement on Form S-8 covering 20,000,000 shares, related to the 2007 Plan.

During November and December 2007, the Company sold 642,422 shares of our common stock in private placements for $179,878 or approximately $.28 per share. The Company incurred a fee of $14,390 in conjunction with the private placements. The Company agreed to register the shares within six months of the closing of the private placement. In addition, on April 1, 2008, the Company issued warrants for 62,243 shares of common stock. The warrants are exercisable at $.28 per share and expire five (5) years after the closing of the private placement. The shares of common stock were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

The following table summarizes information about warrants outstanding and exercisable at March 31, 2010:

Number	Party	Dates	Shares	Price
W-1	Carter, Terry and Company	4/1/08-3/31/2013	31,122	0.28
W-2	Brian Adams	4/1/08-3/31/2013	31,121	0.28
W-3	Michael Ning	5/8/08-5/7/2013	1,000,000	0.20
W-4	Michael Ning	5/8/08-5/7/2013	1,500,000	0.20
W-5	ArqueMax Ventures LLC	7/28/08-7/27/2013	1,900,000	0.17
W-6	ArqueMax Ventures LLC	12/12/08-12/11/2013	3,591,250	0.04
W-7	Sterling Group, Inc.	2/3/09-2/2/2012	750,000	0.05
W-8	Sterling Group, Inc.	2/3/09-2/2/2012	750,000	0.10
W-9	Marc Page	2/3/09-2/2/2012	250,000	0.05
W-10	Marc Page	2/3/09-2/2/2012	250,000	0.10
W-11	A to B Capital Special Situations Fund, LP	5/15/09-5/14/2012	428,571	0.07
W-12	Sterling Group, Inc.	5/21/09-5/20/2012	750,000	0.10
W-13	Marc Page	5/21/09-5/20/2012	250,000	0.10
W-14	Sterling Group, Inc.	3/5/10-3/4/2013	2,250,000	0.02
			13,732,064	0.095

NOTE 10. STOCK INCENTIVE PLAN

The Company received stockholder approval of the 2007 Stock Incentive Plan ("2007 Plan") on June 29, 2007. Under this 2007 Plan, the Company grants stock options for shares of common stock to employees, directors and consultants. In accordance with the 2007 Plan, the stock options are granted at the fair market value of the common stock. The 2007 Plan provides that the options will have a life of up to ten years from the date of grant. The options granted under the 2007 Plan vest quarterly or annually over a period of three years. Certain options granted under the 2007 Plan vest over shorter periods. Under the 2007 Plan, the Company may grant options, restricted stock or other awards for the purchase of up to 20 million shares. On July 29, 2008, the stockholders voted to increase the number of shares authorized under the 2007 Stock Incentive Plan from 20,000,000 to 27,500,000 at the Company's annual shareholder meeting.

A total of 9,103,929 shares of common stock underlying option grants under the 2007 Plan, as amended, are outstanding as of March 31, 2010. Options for the purchase of 11,693,512 shares were outstanding as of March 31, 2009. Shares underlying options that expire, or are cancelled without delivery of shares, generally become available for future re-issuance under the 2007 Plan.

The following option activity occurred subsequent to the year ended March 31, 2010:

On May 14, 2010, Derek Schneideman, the Company’s former Chief Executive Officer voluntarily cancelled stock option grants to purchase an aggregate of 2,300,000 shares of common stock. The grants were previously issued on various dates and an average price of $.06 per share.

On May 14, 2010, the Company awarded Mr. Schneideman an option to purchase 2,000,000 shares of the Company’s common stock. The award was granted at the fair market price of $0.01 per share based on the adjusted closing price on May 14, 2010, the date the board of directors approved the grant. In accordance with the 2007 Stock Incentive Plan, the stock options vested immediately and expire on May 13, 2020.

The following option activity occurred during the year ended March 31, 2010:

On May 24, 2009, Mae Towada, a former director, forfeited stock options totaling 400,000 shares that were previously issued at an average price of $.245 per share.

On June 17, 2009, certain key executives, employees, and directors of the Company voluntarily cancelled stock option grants to purchase an aggregate of 5,439,583 shares of common stock. The grants were previously issued on various dates and prices above $.13 per share.

On June 17, 2009, Global Hotlines Philippines granted options to purchase 23,000 shares of the Company’s common stock. The awards were granted at the fair market price of $.05 per share. The stock options were granted to provide a proper incentive for employees, officers and directors and to reduce the cost of the stock option grants over the subsequent three years.

On June 17, 2009, the Company awarded stock option grants totaling 5,439,583 shares to certain key executives, employees, and directors. The grants were priced at $.05 per share, the closing price of the Company’s common stock on June 16, 2009, the date before the scheduled compensation committee meeting at which such grants were approved. In accordance with the 2007 Stock Incentive Plan, the grants are vested immediately and expire on June 16, 2019. The stock options were granted to provide a proper incentive for employees, officers and directors and to reduce the cost of the stock option grants over the subsequent three years. The Company expensed $345,846 during the year ended March 31, 2010 related to this transaction.

On August 24, 2009, the Company awarded Mr. Scott, our Chief Financial Officer, an option to purchase 300,000 shares of the Company’s common stock. The award was granted at the fair market price of $0.05 per share based on the adjusted closing price of the Company’s common stock on August 20, 2009, the last trading day before the board of directors approved the grant. In accordance with the 2007 Stock Incentive Plan, the stock option vests quarterly over three years and expires on August 23, 2019.

On September 4, 2009, the Company awarded to each of Messrs. Hoekstra, Senda, Henry, Garnreiter and LeClaire (all directors of the Company) an option to purchase 400,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.04 per share based on the adjusted closing price of the Company’s common stock on the date of the award. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on September 3, 2019.

On October 31, 2009, Global Hotlines Philippines awarded to Bernadine Bernardo, an employee, an option to purchase 15,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.04 per share based on the adjusted closing price of the Company’s common stock on the date of the award. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on October 30, 2019.

On November 5, 2009, the compensation committee awarded Mr. Hoekstra an option to purchase 1,200,000 shares of the Company’s common stock. The award was granted at the fair market price of $0.04 per share based on the adjusted closing price of the Company’s common stock on November 4, 2009, the last trading day before the compensation committee approved the award. The stock option vests quarterly over three years beginning on September 4, 2009 and expires on September 3, 2019.

On December 3, 2009, Masazumi Ishii, a former director, forfeited stock options totaling 650,000 shares that were previously issued at an average price of $.072 per share.

On December 31, 2009, Global Hotline, Inc. employees forfeited stock options totaling 4,055,000 shares that were previously issued at an average price of $.222 per share.

On February 1, 2010, Global Hotlines Philippines awarded to Nick De Guzman Bernardo, an employee, an option to purchase 15,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.03 per share based on the adjusted closing price of the Company’s common stock on the date of the award. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on January 31, 2020.

On February 10, 2010, Eric La Cara, a former director, forfeited stock options totaling 750,583 shares that were previously issued at an average price of $.069 per share.

On February 10, 2010, Glenn Espino, a former Global Hotlines Philippines employee, forfeited stock options totaling 250,000 shares that were previously issued at an average price of $.28 per share.

On March 31, 2010, former Global Hotlines Philippines employees forfeited stock options totaling 37,000 shares that were previously issued at an average price of $.05 per share.

The following option activity occurred during the year ended March 31, 2009:

On April 27, 2008, the Company's compensation committee granted performance stock option grants for 135,000 shares of common stock to the employees of GPlus at an average price of $.280 per share, the close price on April 26, 2008, the last day before the compensation committee meeting. The stock option grants vest on March 31, 2009 if GPlus achieves revenues of $3,200,000 for the period of April 1, 2008 to March 31, 2009 and are being awarded to employees of an equity investment.

On May 16, 2008, the board of directors, upon the recommendation of the compensation committee, granted stock options to purchase common stock of 700,000 shares to our executive officers. The options were granted at the fair market price of $0.29 per share based on the adjusted closing price on May 9, 2008, the day the board of directors agreed on the grant. In accordance with the IA Global, Inc. 2007 Stock Incentive Plan, as amended (the "2007 Stock Incentive Plan") the stock options vest quarterly over three years and expire on May 8, 2018.

On May 30, 2008, the Company's board of directors granted stock options to purchase common stock of 656,000 shares to Global Hotline Philippines Inc. The options were granted at the fair market price of $0.28 per share based on the adjusted closing price on May 30, 2008, the day the board of directors approved the grant. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on May 29, 2018.

On July 29, 2008, the Company's compensation committee, granted stock options to purchase common stock of 200,000 shares each to Mr. Anan, Mr. Ishii, Mr. La Cara, Mr. Nelson, Mr. Schneideman, Mr. Scott and Ms. Towada for their election to the board of directors. The options were granted at the fair market price of $0.12 per share based on the adjusted closing price on July 29, 2008, the day the directors were elected to the board of directors. In accordance with the 2007 Stock Incentive Plan the stock options vest quarterly over three years and expire on July 28, 2018.

On July 29, 2008, the stockholders voted to increase the number of shares authorized under the 2007 Stock Incentive Plan from 20,000,000 to 27,500,000 at the Company's annual shareholder meeting.

On July 31, 2008, Eric La Cara, a director, exercised stock options totaling 62,958 shares of common stock for $10,800 or $.172 per share.

On September 4, 2008, the Company's compensation committee ratified a stock option grant to purchase common stock of 200,000 shares to Raul Rabe, a director of Global Hotline Philippines Inc. The options were granted at the fair market price of $0.28 per share based on the adjusted closing price on August 29, 2008, the day the grant was committed to Mr. Rabe. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on August 28, 2018.

On January 30, 2009, the compensation committee granted stock options to purchase common stock of 250,000 shares to Mr. Scott, the Company's COO/CFO. The options were granted at the fair market price of $0.06 per share based on the adjusted closing price on January 30, 2009, the day the board of directors agreed on the grant. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on January 29, 2019.

During the year ended March 31, 2009, the Company cancelled or the option holders forfeited options underlying 737,000 shares at an average exercise price of $.245 per share.

The following option activity occurred during the three months ended March 31, 2008:

On January 3, 2008, the compensation committee granted to Mr. Brian Nelson, a new director, stock options to purchase 200,000 shares of common stock. The options were granted at the fair market price of $.31 per share, which was the adjusted closing price on January 3, 2008, the day prior to the compensation committee meeting. In accordance with the 2007 Plan, the stock options will vest quarterly over three years and expire on January 2, 2018.

On March 5, 2008, the compensation committee granted to Mr. Hideki Anan, CEO of Global Hotline and Mr. Kyo Nagae, CFO of Global Hotline, stock options to purchase 750,000 and 500,000 shares of common stock, respectively. The options were granted at the fair market price of $0.29 per share based on the adjusted closing price on February 4, 2008, the last trading day before the compensation committee meeting. In accordance with the 2007 Plan, the stock options vest quarterly over three years and expire on March 4, 2018.

The following option activity occurred during the year ended December 31, 2007:

On February 13, 2007, the compensation committee granted to Mr. Derek Schneideman, CEO and Chairman of the Board, stock options to purchase 500,000 shares of common stock. The options were granted at the fair market price of $0.14 per share based on the adjusted closing price on February 13, 2007, his date of employment. In accordance with the 2000 Stock Option Plan, the stock options vest quarterly over three years and expire on February 13, 2017.

On February 22, 2007, the compensation committee granted to Mr. John Margerison, a Director, stock options to purchase 200,000 shares of common stock. The options were granted at the fair market price of $0.15 per share based on the adjusted closing price on February 21, 2007 and 110% of the intraday price on February 21, 2007, the last trading day before the compensation committee meeting. In accordance with the 2000 Stock Option Plan, the stock options vest quarterly over three years and expire on February 21, 2017. Subsequent to the grant of stock options, Mr. Margerison resigned from the board of directors on April 17, 2007 and forfeited the stock options on July 16, 2007.

On February 23, 2007, the compensation committee granted to Mr. Christinson, Mr. Ishii and Mr. La Cara, Directors, stock options for each director to purchase 100,000 shares of common stock. In addition, the compensation committee granted to Mr. Mark Scott, the Company's COO and CFO, stock options to purchase 250,000 shares of common stock. These options were granted at the fair market price of $0.15 per share based on the adjusted closing price on February 22, 2007, the last trading day before the compensation committee meeting. In accordance with the 2000 Stock Option Plan, the stock options vest quarterly over three years and expire on February 22, 2017.

On February 28, 2007, the compensation committee granted to Mr. Hideki Anan, CEO of Global Hotline and Mr. Kyo Nagae, CFO of Global Hotline, stock options to purchase 600,000 and 400,000 shares of common stock, respectively. The options were granted at the fair market price of $0.16 per share based on the adjusted closing price on February 27, 2007, the last trading day before the compensation committee meeting. In accordance with the 2000 Stock Option Plan, the stock options vest quarterly over three years and expire on February 27, 2017.

On March 29, 2007, the compensation committee granted to Mr. Clifford J. Bernstein, a Director, stock options to purchase 200,000 shares of common stock. The options were granted at the fair market price of $0.31 per share based on the adjusted closing price on March 29, 2007, the date of his appointment. In accordance with the 2000 Stock Option Plan, the stock options vest quarterly over three years and expire on March 28, 2017. Subsequent to the grant of stock options, Mr. Bernstein resigned from the board of directors on December 22, 2007 and forfeited the stock options on March 22, 2008.

On July 11, 2007, the compensation committee granted stock options to purchase common stock of (i) 200,000 shares to Mr. Anan and Ms. Towada, new Directors; (ii) 150,000 shares to Mr. Bernstein, Mr. Ishii and Mr. La Cara, Directors; (iii) 1,000,000 shares to Mr. Schneideman, the Company's CEO and Chairman of the Board of Directors; and (iv) 500,000 shares to Mr. Scott, the Company's COO and CFO.

These options were granted at the fair market price of $0.37 per share based on the adjusted closing price on July 10, 2007, the last trading day before the compensation committee meeting. In accordance with the 2007 Plan, the stock options vest quarterly over three years and expire on July 10, 2017.

On October 3, 2007, the Company's compensation committee granted stock options to purchase common stock of (i) 100,000 shares to Mr. Schneideman, the Company's Chief Executive Officer and Chairman of the Board of Directors and (ii) 275,000 shares to Mr. Scott, the Company's Chief Operating and Financial Officer.

The options were granted at the fair market price of $0.47 per share based on the adjusted closing price on October 3, 2007, the last trading day before the compensation committee meeting. In accordance with the 2007 Stock Incentive Plan, the stock options vest quarterly over three years and expire on October 2, 2017.

At various times during the year ended December 31, 2007, the Company granted options for the purchase of 172,500 shares of the Company's common stock, to various consultants at an average exercise price of $0.384 per share. Of these options granted, 42,500 were exercisable upon their date of grant. The remaining 130,000 granted, vest quarterly over three years from the date of grant. These options were value at $66,295, and were all expensed on the date of their grant. The Company valued these options using a Black-Scholes valuation model with the following weighted assumptions: an expected average life of 8.48 years, a risk free interest rate of 5.30%, an expected volatility of 111.26%, and an expected dividend rate of 0.00%.

Stock option activity, for options granted under the 2007 Stock Incentive Plan as amended, for the year ended March 31, 2010 and 2009, three months ended March 31, 2008 and the years ended December 31, 2007 are summarized as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of December 31, 2006	4,200,000	0.214	899,484
Granted	5,347,500	0.284	1,516,545
Exercised	(434,166)	(0.202)	(87,917)
Forfeitures	(1,055,834)	(0.211)	(222,666)
Outstanding as of December 31, 2007	8,057,500	0.261	2,105,446
Granted	1,505,000	0.292	439,299
Exercised	(86,458)	(0.156)	(13,500)
Forfeitures	(350,000)	(0.336)	(117,500)
Outstanding as of March 31, 2008	9,126,042	0.264	2,413,745
Granted	3,387,429	0.190	642,230
Exercised	(62,959)	(0.172)	(10,800)
Forfeitures	(757,000)	(0.245)	(185,560)
Outstanding as of March 31, 2009	11,693,512	$0.245	2,859,615
Granted	8,992,583	0.046	417,179
Exercised	—	—	—
Forfeitures	(11,582,166)	(0.234)	(2,704,999)
Outstanding as of March 31, 2010	9,103,929	$0.063	571,795

The following table summarizes information about stock options outstanding and exercisable at March 31, 2010:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life in Years		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price Exercisable

$0.03 to $0.04	3,230,000	9.51	years	$0.04	434,583	$0.04
$0.05	4,725,000	9.20	years	$0.05	4,475,000	$0.05
$0.11 to $0.15	875,000	7.83	years	$0.13	875,000	$0.13
$0.24 to $0.53	273,929	4.60	years	$0.34	142,500	$0.41
	9,103,929	8.73	years	$0.06	5,927,083	$0.07

There is no aggregate intrinsic value of the exercisable options as of March 31, 2010.

NOTE 11. COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

There are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations. The Company continues to work with various vendors and former employees on past due liabilities.

LEGAL PROCEEDING – GLOBAL HOTLINE

As has been previously disclosed, the Company pledged its shares of Global Hotline as collateral for certain loans borrowed from H Capital, an unlicensed Japanese lender, for such subsidiary. On May 26, 2009, Global Hotline and IA Global received notices from H Capital demanding repayment of the loans. On May 27, 2009, Global Hotline and SG Telecom did not repay the loans as requested by H Capital. On June 2, 2009, H Capital submitted documents claiming ownership of the Company’s 600 shares of Global Hotline. Global Hotline’s management previously provided the Company’s stock certificates to H Capital in March 2009.

Although the Company has engaged Japanese corporate counsel to sue H Capital for damages, the aforementioned events have resulted in IA Global losing control over the day-to-day management and operations of Global Hotline. In addition, the Company did not have access to the financial records of Global Hotline that are necessary to periodically report our financial position and results of operations as a consolidated subsidiary of IA Global.

On December 8, 2009, the Company reached the decision to deconsolidate the operations of Global Hotline, effective as of July 1, 2009. As a result, the Company accounted for Global Hotline as a discontinued operation. The Company’s reported net loss improved by $10.1 million for the year ended March 31, 2010 and our stockholders’ deficit as of March 31, 2010 decreased by $10.1 million as a result of recording a gain from the forfeiture of Global Hotline represented by the excess of Global Hotline’s liabilities over its assets on the deconsolidation date.

Concurrent with Company’s deconsolidation of Global Hotline, management has determined, in conjunction with Japanese counsel, that any obligations that may arise from Global Hotline, that existed prior, or subsequent, to their decision to deconsolidate, is not an obligation of the Company.

Prior to December 8, 2009 Global Hotline had significant liabilities to Japanese banks in excess of approximately $12,000,000. These loans were unsecured and personally guaranteed by either the CEO or CFO of Global Hotline. In addition to theses bank loans, Global Hotline had payroll, social insurance and other tax liabilities at of approximately 800,000,000 Yen, or approximately $9.0 million at current exchange rates, as of September 30, 2009. Portions of the payroll, social insurance and other tax liabilities were repaid from cash flow from accounts receivable.

The status of Global Hotlines bank loans and tax liabilities is unknown subsequent to December 8, 2009. In addition, the status of other trade debt, or any debt or obligation of Global Hotline is unknown subsequent to December 8, 2009. In addition to debt, Global Hotline has obligation under various operating leases, the status of which is unknown subsequent to December 8, 2009.

Global Hotline has revenue contracts requiring performance for their various vendors. The status of performance, or any liability for non-performance, is unknown subsequent to December 8, 2009.

With regards to the above referenced liabilities, or potential liabilities of Global Hotline, management of the Company along with their Japanese legal counsel, has determined that the Company has no legal obligation for these liabilities or potential liabilities. Assertions against the Company for Global Hotline liabilities, or potential liabilities, might be sustained. The Company intends to defend themselves against any assertions related to liabilities or potential liabilities resulting from Global Hotline prior to or subsequent to December 8, 2009. The Company has not accrued for any liabilities related to Global Hotline as of March 31, 2010. Global Hotline filed for bankruptcy on February 12, 2010 in accordance with Japanese bankruptcy laws.

On October 7, 2009, we filed a civil claim against H Capital in Tokyo, Japan District Court related to the ownership of Global Hotline. On May 5, 2010, we dropped the original civil claim and filed a new civil claim for damages of $1,000,000 against H Capital and other affiliated parties. The claim has not been reviewed by the Tokyo, Japan District Court. Management, based on their consultation with Japanese legal counsel, is unable to determine the outcome of this dispute with H Capital.

LEGAL PROCEEDING – AMV

On April 1, 2009, the Company agreed to issue IAO Preferred Stock, at $1,000 per share, to AMV for $317,000 in the Amendment to Share Exchange Agreement. On January 11, 2010, AMV requested that the $317,000 of IAO Preferred Stock be converted into 12,800,000 shares of the Company’s common stock. The Company declined to convert this IAO Preferred Stock.

At AMV’s sole discretion, AMV had the option to (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of our common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Stock owned by the Company on a pro rata basis. The conversion of IAO Preferred Stock intoTaicom Stock was to be automatically triggered in the case of certain events, including delisting from the NYSE AMEX Equities Exchange, bankruptcy or insolvency.

On July 17, 2009 and September 28, 2009, AMV notified us that we were in default under clause 3.1 (vi) of the Agreement and as a result did not fund the $60,000 due June 30, 2009, July 15, 2009 and July 31, 2009. However, AMV was late in funding as required by the Agreement.

On November 16, 2009, but effective August 4, 2009, AMV claimed ownership of our shares in Taicom. This resulted in a loss on investment of approximately $2,820,000.

Taicom declared bankruptcy on December 25, 2009 in accordance with Japanese bankruptcy laws.

Brian Hoekstra’s Employment Agreement

On November 5, 2009, the Company entered into an Employment Agreement with Brian Hoekstra, the Company’s Chief Executive Officer, which is effective as of September 4, 2009.

The Employment Agreement provides for a one-year term and is renewable on a mutually agreeable basis. The Company agreed to pay Mr. Hoekstra an annual base salary of $98,000, and provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Mr. Hoekstra is also eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee. If Mr. Hoekstra’s employment is terminated without Cause (as defined in the Employment Agreement), Mr. Hoekstra will be entitled to a payment equal to three months base salary paid at the Company’s discretion in a lump sum or over the subsequent year.

The Compensation Committee also awarded Mr. Hoekstra 800,000 shares of restricted stock and an option to purchase 1,200,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.04 per share based on the adjusted closing price of the Company’s common stock on November 4, 2009, the last trading day before the Compensation Committee meeting. In accordance with the Company’s 2007 Stock Incentive Plan, the restricted stock and the stock option vest in quarterly installments over three years beginning on September 4, 2009. The stock options expire on September 3, 2019.

Derek Schneideman's Employment Agreement

On August 2, 2009, Derek Schneideman resigned as the Company’s Chief Executive Officer and as a member of the Board, effective immediately upon the Company’s filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which occurred on September 3, 2009. Mr. Schneideman did not resign from the Board due to any disagreement with the Company relating to the Company’s operations, policies or practices.

In connection with Mr. Schneideman’s resignation, he and the Company entered into a Separation Agreement and Full Release of Claims (the “Separation Agreement”), which was effective as of August 2, 2009. Pursuant to the Separation Agreement, the Company made or agreed to make the following severance payments to Mr. Schneideman:

•	$100,000 was paid upon the Company’s filing of its 2009 Form 10-K on September 3, 2009.

•

$100,000 was payable as of November 3, 2009.  On June 8, 2010, the Company agreed to issue 5,000,000 shares of common stock to Derek Schneideman, for $50,000, or $.01 per share, the date agreement was signed. The shares do not have registration rights. $50,000 remains payable as of March 31, 2010, provided that (i) the Company’s filings with the SEC are not determined to contain materially inaccurate information, material representations or material omissions, (ii) evidence of fraud or illegal acts on the part of Mr. Schneideman is not discovered, and (iii) Mr. Schneideman has not made any misrepresentations in connection with its purchase of the Shares, as described above.

Mr. Schneideman did not exercise his limited right to revoke the Separation Agreement and was paid $42,409 and is owed $10,417 as of March 31, 2010 for accrued but unpaid salary, benefits and business expense reimbursements as of the date of the Separation Agreement.

The Separation Agreement provides that Mr. Schneideman will continue to provide services to the Company as a consultant for a period of 12 months following the effective date of his resignation as Chief Executive Officer. In exchange for such services, the Company agreed to pay Mr. Schneideman $2,000 per month. The Company is entitled to terminate the consulting relationship upon 30 days advance notice and payment of the consulting fee to which Mr. Schneideman would be entitled in the 30 days following such notice. The Company has paid $4,287 and owes $10,475 in consulting fees as of March 31, 2010.

In consideration of and for the severance payments and consulting arrangement described above, Mr. Schneideman provided a broad release in favor of the Company with respect to any and all rights, claims, demands, causes of actions and liabilities of any nature relating to his employment with the Company, the termination of such employment, and/or his entry into the Separation Agreement.

Finally, the Separation Agreement also contains customary provisions with respect to confidentiality, non-disclosure, non-solicitation, non-disparagement and Mr. Schneideman’s return of any property of the Company in his possession.

Mark Scott's Employment Agreement

On August 24, 2009, the Company entered into a new Employment Agreement with Mark Scott, which replaces his Employment Agreement dated September 5, 2007.

Mark Scott’s Employment Agreement (“Scott Agreement”) had a one-year term beginning on August 24, 2009, and is renewable on a mutually agreeable basis. The Company agreed to pay Mr. Scott an annual base salary of $96,000, and provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development. If Mr. Scott’s employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary paid at the Company’s discretion in a lump sum or over the next year.

On August 24, 2009, the board of directors awarded Mr. Scott 200,000 shares of restricted stock and an option to purchase 300,000 shares of the Company’s common stock. The awards were granted at the fair market price of $0.05 per share based on the adjusted closing price on August 20, 2009, the last trading day before the board of directors approved the grant. In accordance with the 2007 Stock Incentive Plan, the restrictions on the restricted stock lapsed on November 23, 2009 and the stock options expire on August 23, 2019.

On May 17, 2010, the Company entered into an Amendment to Employment Agreement (“Amended Scott Agreement”) with Mark Scott, our Chief Financial Officer.

The Amended Scott Agreement allows Mr. Scott to serve as a consultant for unrelated businesses so long as such activities do not interfere with the performance of Executive’s duties under his Employment Agreement dated August 24, 2009.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are issued.

REPORT OF MANAGEMENT

IA Global, Inc. and Subsidiaries

IA Global, Inc. is responsible for the preparation, integrity, and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements and notes included in this annual report have been prepared in conformity with United States generally accepted accounting principles and necessarily include some amounts that are based on management's best estimates and judgments.

We, as management of IA Global, Inc., are responsible for establishing and maintaining effective adequate control over financial reporting that is designed to produce reliable financial statements in conformity with United States generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

The Audit Committee, consisting entirely of independent directors, meets regularly with management, internal auditors and the independent registered public accounting firm, and reviews audit plans and results, as well as management's actions taken in discharging responsibilities for accounting, financial reporting and internal control. Sherb & Co., LLP, independent registered public accounting firm, and the internal auditors have direct and confidential access to the Audit Committee at all times to discuss the results of their examinations.

REPORT ON MANAGEMENT'S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Management assessed the corporation's system of internal control over financial reporting as of March 31, 2010, in relation to criteria for effective internal control over financial reporting as described in "Internal Control--Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concludes that, as of March 31, 2010, its system of internal control over financial reporting is effective based on the criteria of the "Internal Control--Integrated Framework".

/s/ Brian Hoekstra	/s/ Mark Scott
Brian Hoekstra	Mark Scott
Chief Executive Officer	Chief Financial Officer

San Francisco, CA

July 14, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (“SEC”) registration fee and the American Stock Exchange additional listing fee.

Securities and Exchange Commission registration fee	$300.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	5,000.00
Registrar and transfer agent’s fees and expenses	1,000.00
Miscellaneous	3,700.00
Total expenses	$15,000.00

Item 14. Indemnification of Directors and Officers

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a Company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the Company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Item 15. Recent Sales of Unregistered Securities

During the year ended December 31, 2006, the following events occurred:

On January 30, 2006, Inter Asset Japan LBO No 1 Fund converted 1,158 shares of Series B Convertible Preferred Stock into 11,580,000 shares of the Company’s common stock.

On March 10, 2006, Mr. Anan, President and Chief Executive Officer of Global Hotline, agreed to repay a note receivable of 29,679,135 Yen or approximately $241,000 plus interest, by transferring 840,024 shares of IA Global common stock to the Company. The stock was valued at $.30 per share, the closing price of the common stock on March 9, 2006 and the shares were cancelled.

On September 7, 2006, Alan Margerison, a former director of the Company, exercised a stock option grant totaling 1,000,000 shares at $.08 per share. Mr. Margerison forfeited a stock option grant totaling 1,000,000 share at $.20 per share.

During the year ended December 31, 2007, the following stockholder equity events occurred:

On January 3, 2007, the Company filed an Information Statement on Schedule 14C, whereby, the Company acted by majority shareholder consent in approving (1) the issuance of 43,750,000 of the Company’s common stock in conjunction with the ASFL equity investment; and (2) the increase in the Company’s number of authorized shares of common stock from 200 million to 250 million shares. This Information Statement indicated that these actions shall not become effective until at least twenty (20) calendar days after this Information Statement was sent to stockholders. The actions contemplated by this Information Statement were effected on or about the close of business on January 29, 2007. The 4,375 shares of Series A-1 Preferred Stock were converted into 43,750,000 shares of common stock on February 7, 2007.

On February 8, 2007, the Company filed a registration statement on Form S-3 covering 43,775,000 shares, including the 4,375 shares of Series A-1 Preferred Stock issued in conjunction with the ASFL equity investment.

On March 26, 2007, the Company announced an odd lot tender offer. Starting on April 2, 2007, the Company will repurchase odd lots from stockholders who own fewer than 100 shares. The program was for thirty days and may be extended in 30 day increments. On May 2, 2007, the Company extended this odd lot program until June 15, 2007. On June 15, 2007, this program expired and no shares were tendered under the program.

On March 29, 2007, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware to eliminate the Certificate of Designation, Preferences and Rights of the Series A-1 Preferred Stock.

On April 27, 2007, Mr. Jun Kumamoto, a former director of the Company currently functioning as a consultant, exercised 30,000 stock options at an average price of $0.183 per share and forfeited 520,000 stock options at $0.201 per share.

During the three months ended June 30, 2007, we sold 547,281 shares of our common stock in private placements for $200,000 or approximately $0.365 per share. During November and December 2007, we sold 642,422 shares of our common stock in private placements for $179,878 or approximately $.28 per share.

On June 29, 2007, the shareholders of IA Global authorized an increase in the number of authorized shares to 300,000,000 shares.

On July 30, 2007, the Company made an Offer to our debenture holders (“Offer”). Pursuant to this Offer, the debenture holders could convert their Debentures into common stock at a 10% discount of $0.27 per share and would receive shares of common stock for any accrued interest at $0.27 per share. The Offer expired on August 31, 2007, and $400,000 of debentures and $64,048 of accrued interested were converted into 1,718,696 shares of common stock. The additional shares of common stock totaling 385,362 related to the discount and interest were registered in January 2008.

During August and September 2007, $500,000 of debentures was converted into 1,666,669 shares of common stock. During November and December 2007, $450,000 of debentures was converted into 1,500,002 shares of common stock.

On August 24, 2007, the Company closed a 25.0% equity investment in GPlus Media Co Ltd by agreeing to issue 3,885,713 shares of common stock with a total value of $1,360,000 or $.35 per share, which was the closing price on August 20, 2007, the day negotiations were completed.

On August 24, 2007, the Company closed a 20.25% equity investment in Slate Consulting by agreeing and has issued 3,600,000 shares of common stock with a total value of $1,440,000 or $0.40 per share, which was the average closing market price on August 17, 2007, the day negotiations were completed.

For the August 24, 2007 equity investments, the shares of common stock will be issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

On August 31, 2007, the Company filed a registration statement on Form S-3 covering 5,059,476 shares, related to various private placements.

On September 7, 2007, the Company filed a registration statement on Form S-3 covering 29,773,146 shares, related to a debt conversion and various private placements.

On September 22, 2007, Raymond Christinson, a former director, exercised stock options totaling 404,166 shares of common stock for $82,417 or $.204 per share. Mr. Christinson forfeited stock options totaling 245,834 shares of common stock.

On October 12, 2007, the Company filed a registration statement on Form S-8 covering 20,000,000 shares, related to the 2007 Plan.

During November and December 2007, the Company sold 642,422 shares of our common stock in private placements for $179,878 or approximately $.28 per share. The Company incurred a fee of $14,390 in conjunction with the private placements. The Company agreed to register the shares within six months of the closing of the private placement. In addition, on April 1, 2008, the Company issued warrants for 62,243 shares of common stock. The warrants are exercisable at $.28 per share and expire five (5) years after the closing of the private placement. The shares of common stock were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act. $.28 per share, the closing price on March 31, 2008.

During the three months ended March 31, 2008, the following events occurred:

On March 22, 2007, the Company announced a stock repurchase program. Starting on April 2, 2007, the Company may repurchase up to 4,000,000 shares at market prices in open market or private transactions. As of March 31, 2008 and December 31, 2007, the Company repurchased 2,654,255 shares in public and private transactions at an average price of $0.281 per share. The Company reused 2,026,355 shares as part of our Slate equity investment at an average cost of $.267 per share. The Company owns 627,900 shares at an average cost of $.323 per share as of March 31, 2008. The shares are valued using the cost method of accounting for treasury stock.

On January 18, 2008, the Company filed a registration statement on Form S-3 covering 7,870,355 shares, related to equity investments and convertible Debentures, which was declared effective by the SEC on February 1, 2008.

On March 14, 2008, Eric La Cara, a director, exercised stock options totaling 86,458 shares of common stock for $13,500 or $.156 per share.

During the fiscal year ended March 31, 2009, the following events occurred:

On April 1, 2008, the Company issued 200,000 shares of common stock to two consultants for financing and other services. The shares were valued at $.28 per share, the closing price on March 31, 2008.

On April 10, 2008, the Company signed definitive agreements and closed the 100% acquisition of Shift. The transaction was structured as a share exchange in which the Company issued 826,086 shares of its common stock at $.23 per share, the close price during the negotiations, totaling $190,000 plus a payment of $35,000. The transaction was valued at $225,000.

On April 16, 2008, the Company agreed to issue 120,000 shares of common stock to a consultant for investor relation services. The shares were valued at $.25 per share, the closing price on April 7, 2008, the date the agreement was reached.

On April 24, 2008 and May 8, 2008, the Company sold 1,000,000 and 1,500,000, shares of our common stock, respectively, to Michael Ning for $200,000 and $300,000, respectively, or $.20 per share. In connection with the purchase of the common stock, on May 8, 2008, the Company issued warrants for a total of 5,000,000 shares of common stock to Mr. Ning. The warrants are exercisable at $.20 per share and expire on May 7, 2013. The Company agreed to register the shares and warrants within two months after approval by NYSE AMEX market. The shares of common stock were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

On May 27, 2008, the Company acquired 100% of Asia Premier. The transaction was structured as a share exchange in which IA Global issued 1,250,000 shares of its common stock at $.24 per share, the close price during the negotiations, totaling $300,000; plus three Notes Payable totaling $268,000, which become due over the next nine months, and an earn-out capped at $50,000 based on profitability of the Asia Premier business over the next nine months. The transaction was valued at $618,000.

On June 3, 2008, the Company announced that it had closed a 20% equity investment in Taicom. The transaction between the Company and Taicom was structured as a share exchange in which the Company issued 26,000,000 shares of its common stock at $.20 per share, the close price during the negotiations in exchange for 1,389,750 Class B Preferred Shares of Taicom. The transaction was valued at $5,200,000.

On June 28, 2008, the Company converted $2,300,000 of debentures by issuing 7,666,579 shares of common stock. In addition, the Company issued an additional 5,862,734 shares during the three months ended December 31, 2008 based on the June 23-27, 2008 average closing price of $.22 per share less 25% due to the resetting of the pricing for these outstanding debentures. On September 22, 2008, the Company issued 463,658 shares of common stock to certain debenture holders related to the conversion of $78,822 of interest at $.17 per share.

On July 9, 2008, the Company filed a registration statement on Form S-3 covering 33,112,422 shares, related to equity investments, acquisitions and service agreements which was declared effective by the SEC on July 23, 2008.

On July 23, 2008, the Company issued 15,000 shares at $.20 per share or $3,000 to Anna Alioto, above the closing market price of $0.14 per share, for investor relation services.

On July 28, 2008, the Company issued warrants for a total of 1,900,000 shares of common stock to Mr. Ning related to the common stock he purchased on April 24, 2008 and May 8, 2008. The warrants are exercisable at $.17 per share and expire on July 27, 2013.

On July 31, 2008, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on August 7, 2008. This registration statement allows for the issuance of preferred stock, common stock and warrants valued up to $5 million, limited to no more than 33% of our public float in any twelve month period.

On August 21, 2008 and August 26, 2008, the Company sold 582,609 shares of common stock to Mr. La Cara, Mr. Ishii, Mr. Nelson and Ms. Towada for $66,962, or $0.11 per share, the closing market price on the day preceding the signing of the private placement memorandum.

On September 12, 2008, the Company issued 100,000 shares at $.10 per share to Financial West Investment Group, Inc., the closing market price on September 11, 2008, for financing and investor relation services.

On January 26, 2009, the Company sold 1,000,000 shares of common stock to Mr. Mark Gustavson for $50,000 or $0.05 per share, the closing market price during the negotiations of the subscription memorandum.

On February 3, 2009, the Company issued 750,000 warrants to acquire shares of common stock to the Sterling Group, Inc. for consulting services. The warrants are exercisable at $.05 per share and expire on February 2, 2012. On February 3, 2009, the Company issued 750,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. for consulting services. The warrants are exercisable at $.10 per share and expire on February 2, 2012. If registered, the warrants maybe called by the Company if the share price closes above $.20 for five days.

On February 3, 2009, the Company issued 250,000 warrants to acquire shares of common stock to Marc Page for consulting services. The warrants are exercisable at $.05 per share and expire on February 2, 2012. On February 3, 2009, the Company issued 250,000 performance warrants to acquire shares of common stock to Marc Page for consulting services. The warrants are exercisable at $.10 per share and expire on February 2, 2012.

The common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

During the twelve months ended March 31, 2010, the following stockholder equity events occurred:

Other Equity Issuances

On April 20, 2009, the Company agreed to issue 317 shares of ArqueMax Ventures, LLC Series Preferred Stock (“IAO Preferred Stock”) of the Company. The IAO Preferred Stock, $.01 par value, was sold at $1,000 per share, has a liquidation value of $317,000 and has no voting rights.

At AMV’s sole discretion, AMV may either (1) convert some or all of its IAO Preferred Stock into 12,800,000 shares of the Company’s common stock pro rata at $0.025 per share; or (2) exchange IAO Preferred Stock for 971,458 Taicom Stock owned by the Company pro rata. The conversion of IAO Preferred Stock into Taicom Stock is automatically triggered in the case of certain events, including delisting from NYSE AMEX, bankruptcy or insolvency.

The Company recorded a deemed dividend of $317,000, upon the issuance of the Preferred Stock, due to the conversion price per share being below market on the date of issuance.

On May 12, 2009, the Company sold 600,000 shares of common stock to A to B Capital Special Situations Fund LP for $30,000 or $0.05 per share, the closing price on May 12, 2009, the date the subscription agreement was signed.

On May 12, 2009, the Company issued warrants for a total of 428,571 shares of common stock to A to B Capital Special Situations Fund LP related to the common stock they purchased on May 12, 2009. The warrants are exercisable at $.07 per share, above the market price on May 12, 2009, and expire on May 14, 2012.

On May 21, 2009, the Company issued 750,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on May 20, 2012. If registered, the warrants may be called by the Company if the share price closes above $.20 for five days.

On May 21, 2009, the Company issued 250,000 performance warrants to acquire shares of common stock to Marc Page in connection with the sale of the Company’s common stock. The warrants are exercisable at $.10 per share and expire on May 20, 2012.

On June 1, 2009, the shareholders of the Company approved the increase in the number of authorized common shares from 300,000,000 to 450,000,000 shares.

On June 10, 2009, the Company sold 167,500 shares of common stock to Derek Schneideman, its former Chief Executive Officer, for $10,050 or $0.06 per share, the closing price on June 10, 2009, the date the subscription agreement was signed.

On October 30, 2009, the Company agreed to issue 4,000,000 shares of its common stock to AMV based on the $120,000 in aggregate funds provided by AMV under the June 8, 2009 Services Agreement. The Company recorded interest expense of $120,000 attributed to the valuation of the beneficial conversion feature on the Debentures.

On November 4, 2009, the Company agreed to issue 600,000 shares of common stock to AIM Capital Corporation in a private placement for $24,000 or $0.04 per share, the closing price on December 28, 2009, the date agreement was reached. The Company agreed to register the shares.

On December 30, 2009, the Company agreed to issue 2,569,850 shares of common stock to former directors of the Company in a private placement for $106,794 or $0.04 per share, the closing price on December 28, 2009, the date agreement was reached. The shares do not have registration rights.

On March 5, 2010, the Company issued 2,250,000 performance warrants to acquire shares of common stock to the Sterling Group, Inc. in connection with the sale of the Company’s common stock. The warrants are exercisable at $.015 per share and expire on March 14, 2013. If registered, the warrants may be called by the Company if the share price closes above $.10 for five days.

On March 19, 2010, the committee awarded Mr. Scott 400,000 shares of stock at the fair market price of $0.014 per share based on the adjusted closing price on March 18, 2010, the last trading day before the committee approved the grant. In accordance with the 2007 Stock Incentive Plan, the grant vested on March 19, 2010.

Unless otherwise indicated, the common stock was issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act. In addition, certain shares issuances are discussed elsewhere in this Form 10-Q,

Private Placement with Inter Asset Japan LBO No 1 Fund

On August 2, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 1”) with Inter Asset Japan LBO No 1 Fund, an existing shareholder of the Company (the “Shareholder”). Under the terms of the Agreement 1, the Company agreed to issue and sell to the Shareholder 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for an aggregate purchase price of $60,000, or $0.04 per share (the “Purchase Price”). The Company issued and sold the Shares to the Shareholder in reliance on the exemption from the registration requirements set forth in the Securities Act provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under the Securities Act.

Agreement 1 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the Shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 1 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions). Finally, the Shareholder has the right to demand that the Company redeem all or any portion of the Shares at any time on or after October 31, 2009, for a redemption price equal to the greater of the Purchase Price or the listed market price for the Company’s common stock as of the redemption date.

On August 17, 2009, the Company entered into a Stock Purchase Agreement (“Agreement 2”) with the Shareholder. Under the terms of Agreement 2, the Company agreed to issue and sell to the Shareholder 5,000,000 shares of our common stock for an aggregate purchase price of $200,000, or $0.04 per share.

Also under the terms of the Agreement, the Shareholder has committed to purchase, and the Company agreed to issue and sell to the Shareholder, additional shares of the Company’s common stock in accordance with the following schedule:

•	2,500,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$100,000 on or before September 4, 2009.

•	1,250,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$50,000 on or before September 18, 2009.

•	50,000,000 shares at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000 on or before November 10, 2009.

The Shareholder’s obligation to purchase the foregoing shares by the date specified is conditioned upon the representations and warranties of the Company contained in Agreement 2 being accurate as of the date of such closing.

Finally, the Shareholder had the option, but did not purchase on or before December 31, 2009, an additional 50,000,000 shares of Common Stock at a purchase price of US$.04 per share, or an aggregate price of $2,000,000.

On November 4, 2009, the Company entered into an Amendment (“Amendment 1”) to Agreement 2 with the Shareholder. Under the terms of Amendment 1, the Shareholder agreed to not acquire in excess of 19.9% of the Company’s outstanding stock prior to the Annual Stockholder Meeting held on December 18, 2009.

On January 26, 2010, the Company received a $250,000 funding commitment under an Amendment to Agreement 2 (“Amendment 2”) with the Shareholder. Under the terms of the Amendment 2, the Company agreed to issue and sell to the Investor 6,250,000 shares of the Company’s common stock for an aggregate purchase price of $250,000, or $0.04 per share.

The Shareholder had the option, but not purchase, on or before March 31, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

Finally, the Shareholder had the option, but did not purchase, on or before April 30, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000, as long as $500,000 has been funded by February 28, 2010.

On April 16, 2010, the Company signed an Amendment to Agreement 2 (“Amendment 3”) with the Shareholder. Under the terms of Amendment 3, the Company sold to the Shareholder in total 18,383,750 shares of Common Stock for $735,350. In addition, the parties agreed to terminate Agreement 2 and the Amendment 2 dated January 26, 2010.

The Shareholder had the option, but did not purchase, on or before March 31, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

The Shareholder had the option, but did not purchase, on or before April 30, 2010, an additional 50,000,000 shares of common stock at a purchase price of US$.04 per share, or an aggregate price of US$2,000,000.

On April 16, 2010, the Company signed an Amendment to Escrow Agreement (“Escrow Agreement”) with Inter Asset Japan LBO No.1 Fund, Beseto Partners Incorporation Committee and M&A Japan Inc. The parties agreed to terminate the Escrow Agreement dated December 18, 2009. The Company agreed to return 200 million Yen or approximately $2.2 million in exchange for not issuing 55,969,633 shares of IAGI common stock. The Korean Venture Capital Fund was not successfully formed.

The Company issued and sold the shares of common stock to the Shareholder in Agreement 2 in reliance on the exemption from the registration requirements set forth in the Securities Act provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under the Securities Act.

Agreement 2 contains certain representations and warranties of the Shareholder and the Company, including customary investment-related representations provided by the Shareholder, as well as acknowledgements by the Shareholder that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

Agreement 2 also grants the Shareholder registration rights that it may exercise at its option and provides the Shareholder with a right of first offer if the Company proposes to issue securities in the future (subject to certain customary exceptions).

Under the terms of Agreement 1 and 2 and related Amendments with the Shareholder, as of August 2, 2010 and after the termination of the Escrow Agreement, the Company sold to the Shareholder 19,883,750 shares at a purchase price of $.04 per share, or an aggregate price of $795,350.

Equity Line of Credit Transaction with Ascendiant Capital Group, LLC

On September 29, 2009, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $5,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of IA Global’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on September 29, 2009.

The Registration was declared effective on March 9, 2010, IA Global has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from IA Global, up to $5,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). IA Global will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, IA Global will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a nine-trading-day pricing period. For each draw, IA Global will be required to deliver the shares sold to Ascendiant in three installments (following the third, sixth and ninth trading days in the pricing period, respectively). Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•	Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”).

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Threshold Price - IA Global may specify a price below which it will not sell shares during the applicable nine-trading-day pricing period. If the purchase price falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/9 for each such day).

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Maximum Draw - 15% of IA Global’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $250,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Two trading days.

•	Minimum Use of Facility - IA Global is obligated to sell at least $1,000,000 worth of shares of its common stock to Ascendiant during the Commitment Period.

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Commitment Fees - IA Global issued 8,333,333 shares of its common stock to Ascendiant ($125,000 worth of shares based on the Company’s closing bid price on the trading day immediately prior to the SEC declaring the Registration Statement effective, IA Global issued another 7,058,581 or $75,000 worth of shares of its common stock in three installments over a period of 90 days following the effectiveness date.

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Other Fees and Expenses – On October 21, 2009, the Company issued 400,000 shares of common stock valued at $10,000 under the 2007 Stock Incentive Plan as compensation to Ascendiant’s legal counsel for the legal fees and expenses it incurred in connection with negotiating and documenting the equity line of credit. Pursuant to separate agreements, IA Global has also agreed to pay an aggregate of 3.0% in fees (to be paid in connection with each draw down).

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Indemnification - Ascendiant is entitled to customary indemnification from IA Global for any losses or liabilities it suffers as a result of any breach by IA Global of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of IA Global (except stockholders who are officers, directors or principal stockholders of IA Global).

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Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in IA Global’s common stock must not be suspended by the SEC or other applicable trading market; IA Global must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of IA Global common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of IA Global common stock, or more than 19.9% of the number of shares of common stock outstanding on September 29, 2009 to have been issued under the equity drawdown facility (without shareholder approval).

•

Termination - The Securities Purchase Agreement will terminate if IA Global’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if IA Global files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by June 29, 2010. IA Global may terminate the Securities Purchase Agreement if Ascendiant fails to fund a draw down within 10 trading days after the end of the applicable settlement period, or if the SEC provides comments on the Registration Statement requiring certain changes in the transaction structure and/or documents.

The Securities Purchase Agreement also contains certain representations and warranties of IA Global and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. IA Global provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. IA Global’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. IA Global also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by IA Global to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

Under the terms of its September 29, 2009 Securities Purchase Agreement with Ascendiant, as of August __, 2010, the Company sold to Ascendiant 11,110,606 shares at a purchase price of $.011 per share, or an aggregate price of $120,870.

Stock Purchase Agreement with MGVJ Co Ltd (“MGVJ”)

On January 26, 2010, the Company received a $480,000 funding commitment under a Stock Purchase Agreement (“Stock Purchase”) with MGVJ, a new shareholder of the Company. Under the terms of the Stock Purchase, the Company agreed to issue and sell to MGVJ 9,600,000 shares of the Company’s common stock for an aggregate purchase price of $480,000, or $0.05 per share, with payments as follows:

(i)        2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before March 31, 2010.

(ii)       2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before April 30, 2010.

(iii)      2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before May 31, 2010.

(iv)      2,400,000 shares at a purchase price of US$.05 per share, or an aggregate price of US$120,000, on or before June 30, 2010.

MGVJ’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to MGVJ in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Stock Purchase contains certain representations and warranties of MGVJ and the Company, including customary investment-related representations provided by MGVJ, as well as acknowledgements by MGVJ that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to the Investor in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

On April 16, 2010, the Company signed an Amendment to the Stock Purchase Agreement (“MGVJ Amended Agreement”) with MGVJ. Under the terms of the MGVJ Amended Agreement and during the three months ended March 31, 2010, the Company sold to MGVJ 1,300,000 shares of Common Stock at a purchase price of $.05 per share, or an aggregate price of $65,000. In addition, the parties agreed to terminate the Stock Purchase Agreement dated January 26, 2010.

During the period subsequent to March 31, 2010, the following stockholder equity events occurred:

Other Equity Issuances

On May 21, 2010, the Company agreed to issue 1,385,818 shares of common stock to Brian Hoekstra, its Chief Executive Officer for $15,244, or $.011 per share, the date agreement was signed. The shares do not have registration rights.

On May 25, 2010, the Company issued 4,500,000 warrants to acquire shares of common stock to National Securities Corporation and two individuals in connection with investment banking services. The warrants are exercisable at $.010 per share and expire on May 24, 2013.

On June 8, 2010, the Company agreed to issue 5,000,000 shares of common stock to Derek Schneideman, its former Chief Executive Officer for $50,000, or $.01 per share, the date agreement was signed. The shares do not have registration rights.

On June 14, 2010, the compensation committee awarded Mr. Senda 500,000 shares of stock at the fair market price of $0.013 per share based on the adjusted closing price on June 14, 2010, the date the committee approved the grant. In accordance with the 2007 Stock Incentive Plan, the grant vested on June 14, 2010.

Stock Purchase Agreement with RXR Cross Border Investment Un (“RXR”)

On April 16, 2010, the Company received a $102,915 funding commitment under a Stock Purchase Agreement (“Agreement”) with RXR, a new shareholder of the Company. Under the terms of the Agreement, the Company agreed to issue and sell to RXR 8,576,250 shares of the Company’s common stock for an aggregate purchase price of $102,915, funded during March 10, 2010 and April 16, 2010. The price per share is $.012, the average during the periods of the wires.

On April 29, 2010, the Company received a $100,000 funding commitment under a Stock Purchase Agreement 2 (“Agreement 2”) with RXR. Under the terms of Agreement2, the Company agreed to issue and sell to RXR 12,000,000 Shares at a purchase price of US$.012 per share, the price on signing, or an aggregate price of US$100,000 on or before May 31, 2010. RXR did not fund the $100,000 on or before May 31, 2010.

RXR’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to RXR in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Agreement contains certain representations and warranties of the RXR and the Company, including customary investment-related representations provided by RXR, as well as acknowledgements by RXR that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to RXR in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

Acquisition of Car Planner Co Ltd

On May 20, 2010, we closed the 100% acquisition of JSK Fund Co Ltd., which owns 100% of Car Planner, both of which are Japanese companies, from JSK Fund, Inc. Group, a party affiliated with an existing shareholder, RXR Cross Border Investment Un. Car Planner was acquired for 30,000,000 JPY or approximately $325,000 at current exchange rate. The acquisition was financed through the issuance of 25,000,000 shares of our common stock valued at $.013 per share.

The Share Exchange Agreement requires that the common stock be registered within ninety days of closing.

Acquisition of Johnny Co Ltd

On June 4, 2010, we closed the 60% acquisition of Johnny from Hynox Corporation, both of which are Japanese companies.

The 60% share of Johnny was acquired for 14,000,000 shares of our common stock valued at $.013 or approximately $178,000.

The Share Exchange Agreement requires that the common stock be registered within ninety days of closing.

Stock Purchase Agreement with World Investment Un (“World”)

On June 15, 2010, the Company received a $145,000 funding commitment under a Stock Purchase Agreement (“Agreement”) with World, a new shareholder of the Company. Under the terms of the Agreement, the Company agreed to issue and sell to World 12,083,333 shares at a purchase price of US$.012 per share, the price on signing, or an aggregate price of US$145,000 on or before June 15, 2010.

World’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to World in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Agreement contains certain representations and warranties of World and the Company, including customary investment-related representations provided by World, as well as acknowledgements by the World that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to World in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

Stock Purchase Agreements with MGVJ Co Ltd

On June 28, 2010 and July 20, 2010, the Company received $60,000 and $150,000 funding commitment under Stock Purchase Agreements (“Stock Purchases”) with MGVJ, respectively. Under the terms of the Stock Purchases, the Company agreed to issue and sell to MGVJ 5,000,000 and 12,500,000 shares of the Company’s common stock for an aggregate purchase price of $60,000 and $150,000, or $0.012 per share.

MGVJ’s obligation to purchase the foregoing shares by the dates specified was conditioned upon the representations and warranties of the Company contained in the Agreement being accurate as of such dates.

The Company issued and sold the shares of common stock to MGVJ in reliance on the exemption provided under Section 4(2) of the Securities Act and Regulation D promulgated by the SEC thereunder.

The Stock Purchase contains certain representations and warranties of MGVJ and the Company, including customary investment-related representations provided by MGVJ, as well as acknowledgements by MGVJ that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.

The Company issued and sold the shares of common stock to the Investor in reliance on the exemption from the registration requirements set forth in the Securities Act of 1933 (the “Securities Act”) provided under Section 4(2) of the Securities Act and Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

Item 16. Exhibits

See the “Exhibit Index” immediately below the signature page to this Registration Statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any Registration Statement required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the Registration Statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Registration Statement filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser.

(i)         If the registrant is relying on Rule 430B:

(A)       Each Registration Statement filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Registration Statement was deemed part of and included in the registration statement; and

(B)       Each Registration Statement required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Registration Statement is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Registration Statement. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that Registration Statement relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or Registration Statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Registration Statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Registration Statement that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)        If the registrant is subject to Rule 430C, each Registration Statement filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Registration Statement filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Registration Statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Registration Statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Registration Statement that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 3, 2010.

IA GLOBAL, INC.

By:	/s/ Brian Hoekstra Brian Hoekstra Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Brian Hoekstra or Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 3rd day of August, 2010 by the persons and in the capacities indicated below.

Signature	Title

/s/ Brian Hoekstra Brian Hoekstra	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Mark Scott Mark Scott	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Michael Garnreiter Michael Garnreiter	Independent Director

/s/ Jack Henry Jack Henry	Independent Director

/s/ Greg LeClaire Greg LeClaire	Independent Director

/s/ Ryuhei Senda Ryuhei Senda	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of IA Global, Inc. dated July 10, 2007. (2)

3.2	Amendment to Amended and Restated Certificate of Incorporation of IA Global, Inc. dated March 12, 2010 (1)

3.3	Amended and Restated Bylaws of IA Global, Inc. dated July 29, 2008. (3)

3.4	Certificate of Designation of Preferences and Rights of the Registrant's Series A Convertible Preferred Stock. (4)

3.5	Certificate of Designation of Preferences and Rights of the Registrant's Series B Convertible Preferred Stock. (5)

3.6	Certificate of Designations, Rights and Preferences of the Series A-1 Preferred Stock of IA Global, Inc. dated October 18, 2006. (6)

3.7	Certificate Eliminating Reference to a Series B Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated October 18, 2006. (6)

3.8	Certificate Eliminating Reference to a Series A-1 Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated March 29, 2007. (7)

3.9	Certificate of Designations, Rights and Preferences of the ArqueMax Ventures, LLC Series Preferred Stock of IA Global, Inc. dated April 20, 2009. (10)

4.1	Specimen of Stock Certificate. (8)

4.2	IA Global, Inc. 2007 Incentive Plan, as amended. (9) *

4.3	1999 and 2000 Stock Option Plans. (11)*

5.1	Opinion of Snell Wilmer LLP (1)

10.1	Amendment to Share Exchange Agreement dated April 1, 2009 by and between IA Global, Inc., Taicom Securities Co Ltd and ArqueMax Ventures, LLC. (12)

10.2	Form of Performance Warrant dated April 1, 2009 by and between IA Global, Inc. and Michael Ning. (12)

10.3	Services Agreement dated April 1, 2009 by and between IA Global, Inc. and ArqueMax Ventures , LLC. (12)

10.4	Extension of Services Agreement dated May 31, 2009 by and between IA Global, Inc. and ArqueMax Ventures , LLC. (13)

10.5	Services Agreement dated June 8, 2009 by and between IA Global, Inc. and ArqueMax Ventures, LLC. (14)

10.6	Form of Performance Warrant dated June 2, 2009, but effective June 8, 2009 by and between IA Global, Inc. and ArqueMax Ventures , LLC. (14)

10.7	Separation Agreement and Full Release of Claims dated August 2, 2009 by and between IA Global, Inc. and Derek Schneideman (15) *

10.8	Amended and Restated Employment Agreement dated August 24, 2009 by and between IA Global, Inc. and Mark Scott (15) *

10.9	Employment Agreement dated November 5, 2009 but effective September 4, 2009 by and between IA Global, Inc. and Brian Hoekstra (15) *

10.10	Stock Purchase Agreement dated August 17, 2009 by and between IA Global, Inc. and Inter Asset Japan LBO No. 1 Fund (16)

10.11	Securities Purchase Agreement dated September 29, 2009 by and between IA Global, Inc. and Ascendiant Capital Group, LLC (16)

10.12	Registration Rights Agreement dated September 29, 2009 by and between IA Global, Inc. and Ascendiant Capital Group, LLC (16)

10.13	Amendment to Stock Purchase Agreements dated November 4, 2009 by and between IA Global, Inc. and Inter Asset Japan LBO No. 1 Fund (17)

10.14	Amendment to Share Exchange Agreement dated December 16, 2009 by and between IA Global, Inc. and Slate Consulting Co Ltd (17)

10.15	Escrow Agreement dated December 18, 2009 amongst IA Global, Inc., Inter Asset Japan LBO No.1 Fund, Besoto Partners Incorporation Committee and M&A Japan, Inc. (translated from Japanese) (17)

10.16	Stock Purchase Agreement dated January 26, 2010 by and between IA Global, Inc. and MGVJ Co Ltd (18)

10.17	Amendment to Stock Purchase Agreement dated January 26, 2010 by and between IA Global, Inc. and Inter Asset Japan LBO No. 1 Fund (18)

10.18	Form of Warrant (No. W-7) for the Purchase of 750,000 shares of IA Global, Inc. Common Stock issued on February 3, 2009 to The Sterling Group (19)

10.19	Form of Performance Warrant (No. W-8) for the Purchase of 750,000 shares of IA Global, Inc. Common Stock issued on February 3, 2009 (as amended on May 12, 2009) to The Sterling Group (19)

10.20	Form of Performance Warrant (No. W-12) for the Purchase of 750,000 shares of IA Global, Inc. Common Stock issued on May 21, 2009 to The Sterling Group (19)

10.21	Form of Warrant (No. W-9) for the Purchase of 250,000 shares of IA Global, Inc. Common Stock issued on February 3, 2009 to Marc Page (19)

10.22	Form of Performance Warrant (No. W-10) for the Purchase of 250,000 shares of IA Global, Inc. Common Stock issued on February 3, 2009 (as amended on May 12, 2009) to Marc Page (19)

10.23	Form of Performance Warrant (No. W-13) for the Purchase of 250,000 shares of IA Global, Inc. Common Stock issued on May 21, 2009 to Marc Page (19)

10.24	Stock Purchase Agreement dated August 2, 2009 by and between IA Global, Inc. and Inter Asset Japan LBO No. 1 Fund (19)

10.25	Form of Warrant (No. W-5) for the Purchase of 1,900,000 shares of IA Global, Inc. Common Stock issued on July 28, 2008 (as amended on April 8, 2009) to ArqueMax Ventures, LLC (19)

10.26

Form of Performance Warrant (No. W-6) for the Purchase of 3,591,250 shares of IA Global, Inc. Common Stock issued on December 12, 2008 (as amended on April 1, 2009 and April 8, 2009) to ArqueMax Ventures, LLC (19)

10.27	Form of Warrant (No. W-11) for the Purchase of 428,571 shares of IA Global, Inc. Common Stock issued on May 15, 2009 to A to B Capital Special Situations Fund LP (19)

10.28	Subscription Agreement dated June 10, 2009 by and between IA Global, Inc. and Derek Schneideman (19)

10.29	Form of Warrant, dated May 8, 2008, by and between IA Global, Inc. and Michael Ning. (20)

10.30	Form of Warrant, dated May 8, 2008, by and between IA Global, Inc. and Michael Ning. (20)

21.1	Subsidiaries of the Registrant (19)

23.1	Consent of Sherb and Co LLP (1)

24.1	Power of Attorney (included on the signature page of this registration statement)

99.1	Audit Committee Charter dated July 10, 2009. (14)

99.2	Compensation Committee Charter dated July 10, 2009. (14)

99.3	Nominations and Governance Committee Charter dated July 10, 2009. (14)

99.4	Merger and Acquisition Committee Charter dated July 10, 2009. (14)

__________________

*   Indicates management contract or compensatory plan.

(1)   Filed herewith.

(2)   Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending June 30, 2007, and filed on August 20, 2007, and incorporated herein by reference.

(3)   Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q/A for the period ending September 30, 2008, and filed on November 20, 2008, and incorporated herein by reference.

(4)   Filed as an exhibit to Registrant's Current Report on Form 8-K, dated November 8, 2001, and incorporated herein by reference.

(5)   Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending March 31, 2006, and filed on May 15, 2006, and incorporated herein by reference.

(6)   Filed as an exhibit to Registrant's Current Report on Form 8-K, dated October 19, 2006 and filed on October 24, 2006, and incorporated herein by reference.

(7)   Filed as an exhibit to Registrant's Current Report on Form 8-K, dated March 29, 2007 and filed on March 30, 2007, and incorporated herein by reference.

(8)   Filed as an exhibit to Registrant's Registration Statement on Form S-1, as amended (File No. 333-71733), and incorporated herein by reference.

(9)   Filed as Exhibit 4.1 to the Company's Form S-8 filed on September 5, 2008, and incorporated herein by reference.

(10)  Filed as an exhibit to Registrant's Current Report on Form 8-K, dated April 20, 2009 and filed on April 20, 2009, and incorporated herein by reference.

(11)  Filed as an exhibit to Registrant's From S-8, dated June 21, 2004, and incorporated herein by reference.

(12)  Filed as an exhibit to Registrant's Current Report on Form 8-K, dated April 1, 2009 and filed on April 6, 2009 and incorporated herein by reference.

(13)  Filed as an exhibit to Registrant's Current Report on Form 8-K, dated May 31, 2009 and filed on June 4, 2009 and incorporated herein by reference.

(14)  Filed as an exhibit to Registrant's Current Report on Form 8-K, dated July 14, 2009 and filed on July 15, 2009 and incorporated herein by reference.

(15)  Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending September 30, 2009, and filed on January 8, 2010, and incorporated herein by reference.

(16)  Filed as an exhibit to Company’s Registration Statement on Form S-1 (File No. 333-163612), filed on December 9, 2009, and incorporated herein by reference.

(17)  Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending December 31, 2009, and filed on February 19, 2010, and incorporated herein by reference.

(18)  Filed as an exhibit to Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and filed on July 14, 2010, and incorporated herein by reference.

(19)  Filed as an exhibit to Registrant’s Registration Statement on Form S-1, on December 9, 2009, (File No. 333-163612, and incorporated herein by reference.

(20)  Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and filed May 15, 2008, and incorporated herein by reference.